As Filed with the Securities and Exchange Commission on April 18, 2003

Registration Statement No. 333-104410

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CORNERSTONE REALTY INCOME TRUST, INC.

(Exact name of registrant as specified in its charter)

VIRGINIA (State or other jurisdiction of organization)	6798 (Primary standard industrial classification code)	54-1589139 (I.R.S. Employer Identification No.)

306 East Main Street

Richmond, Virginia 23219

(804) 643-1761

(Address, including zip code, and telephone number. including area code, of registrant’s principal executive office)

Glade M. Knight

306 East Main Street

Richmond, Virginia 23219

(804) 643-1761

(Name, address, including zip code, and telephone number, including area code,  of agent for service)

Copies to:

Leslie A. Grandis, Esq. David W. Robertson, Esq. McGuireWoods LLP One James Center 901 East Cary Street Richmond, Virginia 23219 (804) 775-1000	W. Tennent Houston Merry Land Properties, Inc. 209 Seventh Street, Suite 300 Augusta, Georgia 30901	R.W. Smith, Jr., Esq. Piper Rudnick LLP 6225 Smith Avenue Baltimore, Maryland 21209

Approximate date of commencement of proposed sale to the public:    Upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in the proxy statement/prospectus is not complete and may be changed. Cornerstone may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 18, 2003

[MERRY LAND LOGO APPEARS HERE]

Dear Shareholders:

The board of directors of Merry Land and an independent committee of the board of directors have approved a merger transaction in which Merry Land will merge into a subsidiary of Cornerstone Realty Income Trust, Inc. In the merger, you will receive for each Merry Land common share that you hold:

•	1.818 Cornerstone common shares, no par value; and

•	0.220 Cornerstone Series B convertible preferred shares, no par value.

The Series B convertible preferred shares will vote with the Cornerstone common shares on all matters subject to shareholder approval, but will not pay dividends until they are converted into Cornerstone common shares, which will occur no later than October 1, 2003.

The merger agreement requires approval of Merry Land shareholders. Merry Land has scheduled a special meeting of its shareholders on             , 2003, to approve the merger. Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Voting instructions are included in this proxy statement/prospectus.

In order to facilitate the merger, members of Merry Land’s management have formed Merry Land & Investment Company, LLC, a new private company, to buy Merry Land’s non-apartment assets that Cornerstone did not desire, and to continue development of apartment communities for Cornerstone. We describe these transactions in “Sale to Merry Land & Investment Company, LLC” beginning on page             .

These transactions were approved and recommended by the independent committee, which consisted entirely of directors who were not employed by Merry Land and who will not be owners of Merry Land & Investment Company. The independent committee was advised by an independent financial advisor, which rendered an opinion that the aggregate consideration to be received by the holders of Merry Land common shares, other than the shareholders who are owners of Merry Land & Investment Company, in the merger and the sale of the non-apartment assets to Merry Land & Investment Company, considered together, was fair, from a financial point of view, to those holders, in the aggregate. Merry Land’s independent committee and board of directors recommend that you vote “FOR” the merger.

Yours sincerely,
/s/ W. Tennent Houston W. Tennent Houston Chairman and Chief Executive Officer Merry Land Properties, Inc.

This proxy statement/prospectus provides you with detailed information about the proposal that will be submitted for shareholder approval at the special meeting. We encourage you to read this entire document carefully. In addition, you may obtain more information about Cornerstone and Merry Land from documents that each company has filed with the Securities and Exchange Commission. We urge you to consider those matters set forth in “Risk Factors” beginning on page              of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the shares to be issued under this proxy statement/prospectus or passed upon the adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Proxy statement/prospectus dated             , 2003, and first mailed to shareholders on or about             , 2003.

MERRY LAND PROPERTIES, INC.

209 Seventh Street, Suite 300

Augusta, Georgia 30901

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                          , 2003

A special meeting of shareholders of Merry Land Properties, Inc., a Georgia corporation, will be held on                          , 2003, at 10:00 a.m., local time, at Merry Land’s headquarters located at 209 Seventh Street, Suite 300, Augusta, Georgia 30901, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 19, 2003, among Cornerstone Realty Income Trust, Inc., a Virginia corporation, Cornerstone Merger Sub, Inc., a Georgia corporation and a wholly-owned subsidiary of Cornerstone, and Merry Land Properties, Inc., the merger and the other transactions contemplated by the merger agreement; and

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

The board of directors of Merry Land has fixed the close of business on                          , 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting. Only holders of record of Merry Land common shares at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting. At the close of business on the record date, Merry Land had outstanding and entitled to vote              common shares.

Your vote is important. The approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of:

•	a majority of Merry Land’s outstanding common shares on the record date; and

•	two-thirds of Merry Land’s common shares voting at the special meeting.

Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement. If you abstain from voting or do not vote, either in person or by proxy, it will effectively count as a vote against approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement for purposes of the first voting requirement and will have no effect for purposes of the second voting requirement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Dorrie E. Green

Secretary

Augusta, Georgia

                         , 2003

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Cornerstone and Merry Land proposing this merger?

A:	The merger will integrate Merry Land’s portfolio of apartment properties with Cornerstone’s 81 apartment communities containing over 21,000 apartment units throughout the Southeast and Texas. The combined company will have total assets of over $1.1 billion and will own 90 apartment communities, containing 23,360 apartment homes, in major markets throughout the Southeast and Texas. The merger will significantly enhance Cornerstone’s Southern presence, adding direct ownership of nine apartment properties, containing 1,966 apartment homes, in Charleston, South Carolina and Savannah, Georgia.

Q:	What will I receive in this merger?

A:	In the merger, you will receive for each Merry Land common share that you hold:

•	1.818 Cornerstone common shares, no par value; and

•	0.220 Cornerstone Series B convertible preferred shares, no par value.

Cornerstone will issue the Series B convertible preferred shares because one Merry Land apartment project that Cornerstone will acquire in the merger is still being developed and will not produce positive cash flow until lease-up and stabilization. The Series B convertible preferred shares will convert into Cornerstone common shares after the lease-up and stabilization of this apartment project. The Series B convertible preferred shares will vote with the Cornerstone common shares on all matters subject to shareholder approval, but will not pay dividends until they are converted into Cornerstone common shares. Each Series B convertible preferred share will automatically convert into one Cornerstone common share no later than October 1, 2003.

For more information on the Series B convertible preferred shares, we urge you to read “Description of Cornerstone’s Securities – Series B Convertible Preferred Shares” beginning on page          of this proxy statement/prospectus and the articles of amendment designating the Series B convertible preferred shares, which is attached to this proxy statement/prospectus as Annex B.

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 19, 2003, among Cornerstone Realty Income Trust, Inc., a Virginia corporation, Cornerstone Merger Sub, Inc., a Georgia corporation and a wholly-owned subsidiary of Cornerstone, and Merry Land Properties, Inc., a Georgia corporation, the merger, and the other transactions contemplated by the merger agreement.

Q:	What will my dividends be before and after the merger?

A.	Merry Land has not paid and will not pay any dividends before the merger. After completion of the merger, former holders of Merry Land common shares will receive the dividends payable to all holders of Cornerstone common shares with a record date after the completion of the merger. No dividend will be payable on any Series B convertible preferred shares until the Series B convertible preferred shares are converted into Cornerstone common shares. Based on the exchange ratio and Cornerstone’s announced policy to pay a quarterly dividend of $0.20 per share, a holder of one Merry Land common share would receive a quarterly dividend of $0.364 per Merry Land common share and, upon conversion of the Series B convertible preferred shares, which will occur no later than October 1, 2003, would receive an aggregate quarterly dividend of $0.408 per Merry Land common share. Cornerstone’s board of directors may change the amount and timing of the dividends paid to holders of Cornerstone common shares.

Q:	What happens if the value of Cornerstone’s common shares changes before the closing of the transaction?

A:	The exchange ratio is fixed and will not change. The market value of the Cornerstone common shares that you will receive in the merger, and into which the Series B convertible preferred shares are convertible, will fluctuate before and after the closing of the merger. On , 2003, Cornerstone’s common shares closed at

a price of $             per common share. You are urged to obtain current market price information for Cornerstone common shares before making your investment decision relating to the merger.

Merry Land may, at its option, terminate the merger agreement before we complete the merger if the closing price for a Cornerstone common share is below $6.50 per share for 10 or more days during any 30 consecutive trading days.

Q:	Do I have the right to dissent to the merger?

A:	Georgia law is unclear, but you may have the right to dissent from the merger and receive a cash payment for the fair value of your Merry Land common shares. To dissent from the merger, you must follow the procedures described under “ The Merger – Dissenters’ Rights” beginning on page of this proxy statement/prospectus. Under Georgia law, for purposes of dissenters’ rights, the fair value of the Merry Land common shares is determined immediately before the merger, and the fair value excludes any appreciation or depreciation in anticipation of the merger.

Q:	What do I need to do now?

A:	You should complete, sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares may be represented at the special meeting.

Q:	Can I change my vote after I send in my proxy?

A:	Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways. First, you can send a written notice to Merry Land’s secretary dated after the date of your proxy stating that you would like to revoke your proxy. Second, you can complete a new proxy card and send it to Merry Land’s secretary and the new proxy card will automatically replace any earlier dated proxy card that you returned. Third, you can attend the special meeting and vote in person.

You should send any written notice of revocation, request for a new proxy card or completed new proxy card to Merry Land’s secretary at the following address:

Merry Land Properties, Inc. 209 Seventh Street Suite 300 Augusta, Georgia 30901 Attention: Dorrie E. Green

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will vote your shares at the special meeting only if you provide instructions to your broker on how to vote. Please tell your broker how you would like him or her to vote your shares.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders will be held on , , 2003, at 10:00 a.m., local time, at Merry Land’s headquarters located at 209 Seventh Street, Suite 300, Augusta, Georgia 30901.

Q:	In addition to voting on the merger, what else will happen at the special meeting?

A:	No other matters are currently scheduled to be voted on at the special meeting.

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger shortly after the special meeting.

Q:	Will I have to pay federal income taxes as a result of the merger?

A:	We expect the merger to be tax-free to Merry Land shareholders who receive Cornerstone common shares and Series B convertible preferred shares in exchange for their Merry Land common shares. Therefore, you will not have to pay federal income taxes on those shares as a result of the merger. If you receive cash instead of fractional shares, you will generally be required to pay federal income tax on any gain recognized by reason of your receipt of cash.

Q:	Should I send in my Merry Land stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your Merry Land common shares for Cornerstone common shares and Series B convertible preferred shares.

Q:	What should I do if I have questions?

A:	If you have questions about the merger, you should contact:

Merry Land Properties, Inc. 209 Seventh Street, Suite 300 Augusta, Georgia 30901 Attention: Dorrie E. Green Phone Number: (706) 722-6756

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the legal terms of the merger, you are urged to carefully read this entire proxy statement/prospectus, the accompanying documents and the documents included under the heading “Where You Can Find More Information”, beginning on page         .

The Companies

CORNERSTONE REALTY INCOME TRUST, INC.

306 East Main Street

Richmond, Virginia 23219

(804) 643-1761

Cornerstone is a fully integrated, self-managed and self-advised real estate company that has operated as a real estate investment trust (REIT) since 1993. The company focuses on the ownership and management of multifamily communities in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently, Cornerstone owns 81 apartment communities with 21,394 units. Cornerstone is headquartered in Richmond, Virginia and its common shares trade on the New York Stock Exchange under the trading symbol “TCR”. Cornerstone makes available on its website information filed with the SEC as soon as reasonably practicable after filing. Cornerstone’s website is www.cornerstonereit.com.

MERRY LAND PROPERTIES, INC.

209 Seventh Street

Suite 300

Augusta, Georgia 30901

(706) 722-6756

Merry Land engages in the business of buying, developing, renovating and managing apartment properties for itself and others. Merry Land currently owns direct interests in nine apartment communities, land for development of three additional apartment communities, joint venture interests in one existing apartment community and one apartment development parcel, three commercial properties, commercial development land, land used to operate a wetlands mitigation bank and land subject to clay leases, in Georgia, South Carolina, Tennessee and Florida. Merry Land is a publicly traded company whose shares are listed on The Nasdaq Small Cap Market under the symbol “MRYP”. Merry Land makes available on its website information filed with the SEC as soon as reasonably practicable after filing. Merry Land’s website is www.merryland.com.

CORNERSTONE MERGER SUB, INC.

306 East Main Street

Richmond, Virginia 23219

(804) 643-1761

Cornerstone Merger Sub, Inc. is a newly formed, wholly-owned subsidiary of Cornerstone. Cornerstone formed this corporation as a Georgia corporation solely to effect the merger, and this subsidiary has not conducted and will not conduct any business prior to completion of the merger. Throughout this proxy statement/prospectus, we refer to this subsidiary as the merger subsidiary.

The Combined Companies

The combined company will have over 23,000 apartment units and total assets over $1.1 billion.

THE MERGER

What You Will Receive in the Merger (page     )

In the merger, Merry Land shareholders will receive for each common share that they hold:

•	1.818 Cornerstone common shares, no par value; and

•	0.220 Cornerstone Series B convertible preferred shares, no par value.

The Series B convertible preferred shares will vote with the Cornerstone common shares on all matters subject to shareholder approval, but will not pay dividends until they are converted into Cornerstone common shares.

Each Series B convertible preferred share will automatically convert into one Cornerstone common share no later than October 1, 2003.

Effective Time of the Merger (page     )

Under Georgia law and the merger agreement, the merger will be effective on the date and at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Georgia. Assuming all conditions have been satisfied or waived, we expect that the merger will be completed as soon as practicable following the approval of Merry Land’s shareholders at the special meeting.

Opinion of Merry Land’s Financial Advisor (page     )

Legg Mason Wood Walker, Incorporated has acted as financial advisor to an independent committee of Merry Land’s board of directors in connection with the merger.

Legg Mason delivered its opinion to the Merry Land independent committee, that, as of February 16, 2003, and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate consideration to be received by the holders of Merry Land common shares, other than the shareholders who are owners of Merry Land & Investment Company, LLC, in the merger and the sale of the non-apartment assets to Merry Land & Investment Company, considered together, was fair, from a financial point of view, to those holders, in the aggregate.

The full text of the written opinion of Legg Mason, dated February 16, 2003, which sets forth various assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement/prospectus. We urge you to carefully read the opinion in its entirety.

Legg Mason provided its opinion for the information and assistance of the Merry Land independent committee in connection with its consideration of the merger. The Legg Mason opinion is not a recommendation as to how any holder of Merry Land’s common shares should vote with respect to the merger.

Recommendation of Merry Land’s Board of Directors and Independent Committee (page     )

After careful consideration, the board of directors of Merry Land and the independent committee of the board of directors have unanimously determined that the merger is fair to, and in the best interests of, Merry Land and its shareholders, and they unanimously recommend that you vote FOR the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Sale to Merry Land & Investment Company, LLC (page     )

In order to facilitate the merger, members of Merry Land’s management and board formed Merry Land & Investment Company, a new private company, to buy Merry Land’s non-apartment assets that Cornerstone did not desire, and to continue development of apartment communities for Cornerstone. The members of Merry Land & Investment Company are the following Merry Land officers and directors:

•	W. Tennent Houston, chairman of the board and chief executive officer;

•	Michael N. Thompson, president, chief operating officer and director;

•	Dorrie E. Green, senior vice president, chief financial officer, secretary and treasurer; and

•	Fred W. Bolt, senior vice president – development.

Merry Land’s non-apartment assets consist primarily of:

•	three commercial properties in the Augusta, Georgia area;

•	approximately 280 acres of land suitable for development in Georgia, South Carolina and Tennessee;

•	land subject to clay leases, including two former municipal landfills;

•	land used to operate a wetlands mitigation bank;

•	related contracts, including a development agreement for Merritt at Godley Station; and

•	the right to use the name “Merry Land”.

Merry Land & Investment Company has agreed to pay a purchase price of approximately $7.4 million for the non-apartment assets, including:

•	Merry Land & Investment Company’s assumption of approximately $1.0 million of mortgage indebtedness from Merry Land; and

•	the delivery to Merry Land of promissory notes in the aggregate principal amount of approximately $6.4 million, secured by the transferred real property.

Merry Land & Investment Company will also assume and indemnify Merry Land for all existing and future liabilities, including environmental liabilities, relating to the transferred assets, except for specified liabilities covered by insurance policies held by Merry Land. The purchase price will be reduced to reflect sales of non-apartment assets before the merger.

In connection with this sale, Merry Land will enter into development and consulting services agreements with Merry Land & Investment Company. Merry Land & Investment Company may receive substantial payments under these agreements. In addition, Merry Land will pay the transaction costs incurred by Merry Land & Investment Company in connection with this transaction.

Interests of Merry Land’s Officers, Directors and Certain Shareholders in the Merger (page     )

In considering whether to approve the merger, you should be aware that some of the Merry Land executive officers and directors have interests in the merger that differ from, or are in addition to, your interests as Merry Land shareholders, including the following:

•	Members of Merry Land’s management formed Merry Land & Investment Company to buy Merry Land’s non-apartment assets and to continue the development of apartment communities for Cornerstone. This new company may receive substantial payments from Merry Land after the merger. See “Sale to Merry Land & Investment Company, LLC” beginning on page . The members of Merry Land & Investment Company will cease to be officers or employees of Merry Land upon completion of the merger.

•	Merry Land management and employees will receive cash payments aggregating approximately $650,000 under a bonus plan and 330,349 unvested Merry Land common shares held by Merry Land management and employees under restricted share grants will vest when we complete the merger.

•	After we complete the merger, W. Tennent Houston will be elected to the Cornerstone board of directors.

•	Cornerstone will provide indemnification for current and former directors and officers of Merry Land, including actions taken in connection with the merger, to the same extent they were indemnified by Merry Land.

•	For six years after the merger, Cornerstone will also provide “run-off” directors’ and officers’ insurance that is comparable to Merry Land’s current directors’ and officers’ liability insurance policy.

Material U.S. Federal Income Tax Consequences (page     )

Merry Land Shareholders.    We expect the merger to be tax-free to Merry Land shareholders who receive Cornerstone common shares and Series B convertible preferred shares in exchange for their Merry Land common shares. However, if you receive cash instead of fractional shares, you will generally be required to pay federal income tax on any gain recognized by reason of your receipt of cash.

REIT Status of Cornerstone.    Cornerstone has previously elected to be and operates as a REIT under the Internal Revenue Code of 1986, as amended. We expect that Cornerstone will continue to qualify as a REIT after the merger. The ability of Cornerstone to qualify as a REIT depends upon its ability to meet specified distribution levels, specified diversity of stock ownership, specified income and asset tests and various other qualifications imposed by the Internal Revenue Code.

Principal Shareholder Agreements (page     )

In connection with signing the merger agreement, W. Tennent Houston, Michael N. Thompson and Dorrie E. Green, owners of an aggregate of 887,867 Merry Land common shares, or approximately 32% of the outstanding shares, entered into separate principal shareholder agreements with Cornerstone. In each agreement, the principal shareholder agreed to vote his Merry Land common shares, or cause his shares to be voted, in favor of the merger and against competing merger proposals, in each case subject to the terms and conditions set forth in the principal shareholder agreements. The principal shareholder agreements will terminate if the merger agreement terminates.

Dissenters’ Rights (page     )

Georgia law is unclear as to whether dissenters’ rights apply to this transaction. Holders of Merry Land common shares who do not vote in favor of the merger and who have fully complied with all applicable provisions of Georgia law may have the right to require Cornerstone’s merger subsidiary to purchase their Merry Land common shares for cash at the fair value of those shares immediately before the merger. Georgia law does not treat any appreciation or depreciation in anticipation of the merger as affecting fair value of the dissenting shares on the valuation date. The value of the dissenting shares, determined in accordance with Georgia law, may be more or less than the value of the Cornerstone common shares and Series B convertible preferred shares to be received in the merger. Annex D to this proxy statement/prospectus contains a copy of the relevant provisions of Georgia law.

Conditions to Consummate the Merger (page     )

A number of conditions must be met before the merger is completed, including, among other things:

•	the approval of the merger by Merry Land’s shareholders;

•	the receipt of legal opinions that the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code;

•	the receipt of required consents from Merry Land’s lenders;

•	the execution and delivery of documents contemplated by the merger agreement;

•	the absence of any material adverse change in the financial condition of Cornerstone or Merry Land; and

•	completion of the transactions relating to Merry Land & Investment Company.

Some of the conditions to the merger may be waived.

Termination of the Merger Agreement (page     )

Cornerstone and Merry Land may agree to terminate the merger agreement at any time before the merger is completed, and either Cornerstone or Merry Land may terminate the merger agreement if:

•	the merger has not been completed before September 30, 2003, unless the delay is caused by the terminating party’s material breach of the merger agreement;

•	Merry Land’s shareholders do not provide the required approvals;

•	a court or other governmental authority permanently prohibits the merger; or

•	the other party materially breaches certain representations, warranties or obligations contained in the merger agreement, and such breaches are incapable of being cured by September 30, 2003.

Also, Merry Land may terminate the merger agreement before we complete the merger if the closing price for a Cornerstone common share is below $6.50 per share for 10 or more days during any 30 consecutive trading days.

Termination Fee and Expenses (page     )

If Merry Land terminates the merger agreement, Merry Land may be required to pay Cornerstone a break-up fee and/or pay Cornerstone’s expenses related to the merger.

If Cornerstone terminates the merger agreement, Cornerstone may be required to pay Merry Land’s expenses related to the merger.

Accounting Treatment (page     )

Cornerstone expects to account for the merger using the purchase method of accounting in accordance with generally accepted accounting principles.

The Special Meeting (page     )

Merry Land will hold the special meeting at its headquarters located at 209 Seventh Street, Suite 300, Augusta, Georgia 30901, at 10:00 a.m., local time, on                     ,     , 2003.

At the special meeting, Merry Land will ask holders of its common shares to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement. Merry Land’s independent committee and board of directors have approved and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable and have declared that it is in the best interests of Merry Land and its shareholders that Merry Land enter into the merger agreement and complete the merger and the other transactions on the terms and conditions set forth in the merger agreement. Merry Land’s independent committee and board of directors recommend that Merry Land’s shareholders vote FOR the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of:

•	a majority of Merry Land’s outstanding common shares on the record date; and

•	two-thirds of Merry Land’s common shares voting at the special meeting.

If a holder of Merry Land common shares abstains from voting or does not vote, either in person or by proxy, it will effectively count as a vote against the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement for purposes of the first voting requirement and will have no effect for purposes of the second voting requirement.

Only holders of record of Merry Land common shares at the close of business on                     , 2003, the record date, are entitled to notice of and to vote at the special meeting. On the record date,              Merry Land common shares were issued and outstanding and held by approximately              holders of record. At the close of business on the record date, Merry Land’s directors and executive officers and their affiliates beneficially owned and were entitled to vote 1,056,250 Merry Land common shares, which represented approximately 38% of the Merry Land common shares outstanding on that date. Messrs. Houston, Thompson and Green have agreed, among other things, to vote or cause to be voted their 887,867 Merry Land common shares, or approximately 32% of the outstanding Merry Land common shares, in favor of the adoption of the merger agreement and against competing merger proposals.

Comparative Per Share Market Price Data

Cornerstone common shares are traded on the New York Stock Exchange under the symbol “TCR.” Merry Land common shares are traded on The Nasdaq Small Cap Market under the symbol “MRYP.”

The following table shows the high and low per share sales price of Cornerstone common shares and Merry Land common shares as reported on (1) February 18, 2003, the last full trading day preceding the public announcement that Cornerstone and Merry Land had entered into the merger agreement, and (2)                     , 2003, the last full trading day for which high and low sales prices were available as of the date of this proxy statement/prospectus. The table also includes the equivalent high and low sales prices per Merry Land common share on those dates, assuming conversion of all Series B convertible preferred shares into Cornerstone common shares.

	Cornerstone Common Shares				Merry Land Common Shares				Equivalent Price Per Share
	High		Low		High		Low		High		Low
February 18, 2003		$7.50		$7.25		$9.80		$9.58		$15.29		$14.78
, 2003	$		$		$		$		$		$

The above table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. If the merger is completed, the actual value of the consideration you will receive in the merger may be higher or lower than the amounts set forth above, depending on the actual value of Cornerstone common shares. Cornerstone and Merry Land urge you to obtain current market quotations for Cornerstone common shares and Merry Land common shares and to review carefully the information contained in or accompanying this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. For more information, please see “Where You Can Find More Information” beginning on page          of this proxy statement/prospectus.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

We are providing the following summary historical and pro forma financial data to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with Cornerstone’s and Merry Land’s historical financial statements and related notes that have been incorporated by reference into this proxy statement/prospectus. You should also read the unaudited pro forma condensed combined financial statements (and related notes) appearing elsewhere in this proxy statement/prospectus. For more information, please see “Where You Can Find More Information” beginning on page      of this proxy statement/prospectus. Cornerstone and Merry Land’s consolidated financial information for the fiscal year presented was derived from their respective audited financial statements.

	As of December 31, 2002 (in thousands, except per share data)
	Cornerstone Historical	Merry Land Historical	Cornerstone Combined Pro Forma
Balance Sheet Data:
Investment in rental property	$1,162,592	$104,285	$1,288,684
Total assets	$1,014,847	$113,591	$1,158,008
Notes payable	$682,359	$90,597	$781,863
Shareholders’ equity	$287,074	$18,908	$327,056

Per common share:
Book value per share(1)	$5.88	$7.89	$6.01

	For the Year Ended December 31, 2002 (in thousands, except per share data)
Operating data:
Total revenue	$162,718	$17,326	$178,243
Total expenses	$120,881	$13,905	$130,786
Net income (loss) from continuing operations	$220	$(1,233)	$2,145

Per common share:
Earnings per common share from continuing operations (basic and diluted)	$0.00	$(0.52)	$0.03
Distributions per common share(2)	$1.12	$0.00	$1.12

(1)	The historical book value per Cornerstone common share is computed by dividing assets less liabilities and minority interest of unit holders and less Series A preferred shares in operating partnerships by 48,361,222, the number of Cornerstone common shares outstanding at the end of the period presented. The historical book value per Merry Land common share is computed by dividing assets less liabilities by 2,397,262, the number of diluted Merry Land common shares outstanding at the end of the period presented. The pro forma combined book value per share is computed by dividing the pro forma assets less liabilities by 53,946,897, the pro forma number of Cornerstone common shares outstanding at the end of the period presented, assuming the merger had occurred as of that date and conversion of all Cornerstone Series B convertible preferred shares into Cornerstone common shares.
(2)	In October 2002, Cornerstone announced that, effective April 2003, its common share dividend policy will be to pay a regular quarterly cash dividend of $0.20 per common share. If this policy had been made as of January 1, 2002, then Cornerstone’s historical dividend per common share would have been $0.80 and the pro forma combined dividend per common share would have been $0.80.

RISK FACTORS

This proxy statement/prospectus, the accompanying documents and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Cornerstone’s and Merry Land’s actual results could differ materially from those set forth in the forward-looking statements because of, among other reasons, the following risk factors. In addition to the other information and risk factors contained in, accompanying or incorporated by reference into, this proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your Merry Land common shares. Additional risks and uncertainties not presently known to Cornerstone or Merry Land, or that are not currently believed to be important to you, may also adversely affect the merger, Cornerstone, Merry Land or Cornerstone and Merry Land as a combined company.

Risks in the Merger

We may not realize the anticipated benefits of the merger.

We may not realize the anticipated benefits of the merger. Further, we may incur unanticipated costs as a result of the merger such as transfer taxes, consent fees or professional expenses or unexpected future operating expenses including increased personnel costs, property taxes or travel expenses.

Merry Land’s shareholders’ percentage ownership interests will be substantially reduced after the merger.

The percentage ownership interests of Merry Land shareholders will be substantially reduced relative to their pre-merger interests in Merry Land. Therefore, holders of Merry Land common shares will experience a substantial reduction in their effective voting power in Cornerstone relative to their effective voting power in Merry Land before the merger.

Merry Land’s directors and executive officers have interests in the merger in addition to their interests as Merry Land shareholders.

In considering whether to approve the merger, you should be aware that some of the Merry Land directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a Merry Land shareholder, including the following:

•	Merry Land’s management formed Merry Land & Investment Company to buy Merry Land’s non-apartment assets and to continue development of apartment projects for Cornerstone. This new company may receive substantial payments from Merry Land after the merger. For more information, please see “Sale to Merry Land & Investment Company, LLC” beginning on page . The members of Merry Land & Investment Company will cease to be officers or employees of Merry Land upon completion of the merger.

•	Merry Land management and employees will receive cash payments under a bonus plan and unvested Merry Land common shares held by Merry Land management and employees under restricted share grants will vest when we complete the merger.

•	After we complete the merger, Mr. Houston will be elected to the Cornerstone board of directors.

•	Cornerstone will provide indemnification for current and former directors and officers of Merry Land, including actions taken in connection with the merger, to the same extent they were indemnified by Merry Land.

•	For six years after the merger, Cornerstone will also provide “run-off” directors’ and officers’ insurance that is comparable to Merry Land’s current directors’ and officers’ liability insurance policy.

If the merger does not qualify as a reorganization, Merry Land shareholders may owe substantial additional taxes.

We expect the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Merry Land shareholders should not recognize taxable gain or loss as a result of the merger, except for any cash they receive instead of fractional shares. Cornerstone and Merry Land have agreed to obtain legal opinions from counsel stating that the merger should be treated as a reorganization. However, these legal opinions will not be binding on the Internal Revenue Service. If the merger does not qualify as a reorganization, each Merry Land shareholder will recognize gain or loss equal to the difference between the sum of the fair market value of the Cornerstone common shares, Series B convertible preferred shares and cash received instead of fractional shares and the shareholder’s adjusted tax basis in the Merry Land common shares.

We will incur substantial expenses related to the merger.

We cannot assure you that the merger will be completed. Under some circumstances, Merry Land may have to pay Cornerstone a break-up fee and expenses in connection with the merger if the merger agreement is terminated. Similarly, under some circumstances, Cornerstone may have to pay Merry Land’s expenses in connection with the merger if the merger agreement is terminated. The break-up fee and expenses payable to Cornerstone, if the merger agreement is terminated, may discourage third parties from proposing to acquire Merry Land in the twelve months following a termination of the merger agreement, which Merry Land shareholders may otherwise find desirable.

Further, Cornerstone and Merry Land each have incurred substantial expenses in connection with the merger. If the merger is not completed, these expenses and termination fees could have a materially adverse impact on Merry Land’s operating results and liquidity.

There is no public market for Cornerstone’s Series B convertible preferred shares, so shareholders may be unable to dispose of their investment.

Merry Land shareholders should view the Cornerstone Series B convertible preferred shares to be issued in the merger as illiquid and must be prepared to hold their Cornerstone Series B convertible preferred shares until these shares automatically convert into Cornerstone common shares, which will occur no later than October 1, 2003. Cornerstone does not plan to cause its Cornerstone Series B convertible preferred shares to be listed on any securities exchange or quoted on any system or in any established market now or in the future.

Cornerstone Business Risk Factors

If Cornerstone fails to qualify as a REIT, it will be subject to potentially significant tax liabilities.

In the past, Cornerstone has operated as a REIT, and intends to operate as a REIT following the merger. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within its control. Therefore, Cornerstone cannot assure you that it will qualify as a REIT.

If Cornerstone fails to qualify as a REIT, it will be subject to federal income tax at regular corporate rates and to potentially significant tax liabilities. If this happens, the amount of cash available for distribution to shareholders would be reduced and possibly eliminated. If Cornerstone fails to qualify as a REIT and is not entitled to relief under certain statutory provisions, it would also be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost.

REITs currently enjoy a competitive advantage over regular C corporations in that their distributed earnings are taxed only once, where a regular C corporation’s distributed earnings are generally taxed twice. The George W. Bush administration’s proposed dividend exclusion for distributions of earnings that have been subjected to corporate level tax might eliminate, or at least reduce, this competitive advantage.

Cornerstone may be unable to compete for attractive property acquisitions against persons with greater resources.

There can be no assurance that Cornerstone will be successful in competing for attractive property acquisitions, since many other persons, including persons with resources greater than Cornerstone’s, such as other real estate investment trusts, other institutional investors, and private individuals, are also seeking to acquire the same types of properties. There can be no assurance that Cornerstone will have access to suitable equity or debt financing necessary for its planned operations and growth.

Cornerstone’s real estate investments will be relatively illiquid.

Real estate investments are, in general, relatively difficult to sell. Cornerstone’s asset illiquidity tends to limit its ability to promptly vary its portfolio in response to changes in economic or other conditions. In addition, provisions of the Internal Revenue Code relating to REITs limit Cornerstone’s ability to sell properties held for fewer than four years. This limitation may affect its ability to sell properties without adversely affecting returns to its shareholders.

Cornerstone is dependent on its executive officers and could be adversely affected by the loss of their services.

The loss of Cornerstone’s executive officers’ services could have an adverse effect on Cornerstone’s ability to effectively manage the company and could reduce its results from operations.

Furthermore, Glade M. Knight, Cornerstone’s chairman and chief executive officer, is, and in the future will be, an officer or director of one or more entities, which engage in the brokerage, sale, operation or management of real estate. These entities include Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc., both of which are real estate investment trusts engaged in the business of purchasing and owning hotel properties, as well as several companies owned by Mr. Knight that provide advisory and brokerage services to these real estate investment trusts. Accordingly, Mr. Knight may allocate significant management time and services to these other entities. None of the organizational documents for Cornerstone, Apple Hospitality Two or Apple Hospitality Five specify a minimum standard of time and attention that Mr. Knight is required to provide to the applicable corporation.

The timing and amounts of distributions to shareholders are within the discretion of Cornerstone’s board of directors and will depend on Cornerstone’s future results.

Future distributions will depend on Cornerstone’s results of operations, cash flow from operations, economic conditions and other factors, such as working capital, cash requirements to fund investing and financing activities, capital expenditure requirements, including improvements to and expansions of properties and the acquisition of additional properties, as well as the distribution requirements under federal income tax provisions for qualification as a REIT. In October 2002, Cornerstone announced that, effective April 2003, its common share dividend policy will be to pay a regular quarterly cash dividend of $0.20 per common share. Cornerstone’s distributions to shareholders also may be limited by the agreements pertaining to its unsecured lines of credit.

Cornerstone’s articles and bylaws contain anti-takeover provisions and ownership limits that may impede Cornerstone’s shareholders’ ability to change Cornerstone’s management.

Cornerstone’s bylaws contain restrictions on stock ownership that may discourage third parties from making acquisition proposals. These same anti-takeover provisions may also impede Cornerstone’s shareholders’ ability to change Cornerstone’s management.

In order to maintain its qualification as a REIT, no more than 50% in value of Cornerstone’s outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals or entities. As a result, Cornerstone’s bylaws prohibit ownership, either directly or indirectly, of more than 9.8% of the outstanding shares of any separate class or series by any shareholder. Cornerstone’s board may waive this ownership limitation on a case-by-case basis. As a result, without the approval of Cornerstone’s board, no person may acquire more than 9.8% of Cornerstone’s outstanding shares, limiting a third party’s ability to acquire control of Cornerstone.

Cornerstone’s articles of incorporation authorize the board to issue up to 25,000,000 preferred shares and to establish the preference and rights of those shares. No preferred shares other than the Cornerstone Series A convertible preferred shares have been issued and no preferred shares other than the Cornerstone Series A convertible preferred shares and Cornerstone Series B convertible preferred shares have been authorized. However, the board could create a new class of preferred shares with voting or other rights senior to any existing class of stock. These rights could delay or prevent a change in control even if a change were in the shareholders’ best interest.

Cornerstone may, under various federal, state and local environmental laws, be liable or may incur unexpected costs if any hazardous or toxic substances are discovered on, under or in its properties.

Cornerstone may be required by federal, state and local environmental laws, ordinances and regulations to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at its properties. Cornerstone may be held liable to government entities or third parties for property damage and for investigation and remediation costs incurred in connection with real estate contamination. These costs may be substantial. The presence of hazardous or toxic substances or petroleum products, or the failure to properly remediate the contamination, may materially and adversely affect its ability to borrow against, sell or rent the affected property. In addition, some environmental laws create liens on contaminated sites in favor of the government for damages and costs the government incurs in connection with the contamination.

Cornerstone is not aware, however, of any material adverse environmental conditions, liabilities or compliance concerns affecting any of its properties.

Cornerstone is subject to risks presented by general economic and real estate market trends that may limit its ability to make distributions to shareholders.

Risks associated with general national and local economic and market trends may adversely affect Cornerstone’s ability to achieve anticipated yields and could prevent Cornerstone from making expected distributions to shareholders. These risks may be enhanced by the regional concentration of its assets in housing markets in Texas, North Carolina, Virginia, Georgia and South Carolina. These risks include:

•	inability to increase rents to offset increased renovation or other costs;

•	occupancy and lease-up rates and rents at newly acquired communities may fluctuate depending on various factors and may not be sufficient to make the community profitable;

•	an inability to charge rents in repositioned communities that are sufficient to offset increased costs;

•	perceptions by prospective residents of the safety, convenience and attractiveness of the community;

•	availability of adequate management, maintenance and insurance;

•	increased operating costs, including real estate taxes and utilities;

•	increases in unemployment and a decline in household formation;

•	governmental limitations on Cornerstone’s ability to increase rent to offset increased operating expenses due to inflation and other factors;

•	risks of acquiring and operating properties in markets unfamiliar to Cornerstone should competitive, economic or strategic considerations lead Cornerstone to seek to acquire properties outside of its current markets; and

•	increases in competition in the residential housing market.

Real estate financing risks

•	Cornerstone has no limit on increasing its level of indebtedness. Cornerstone’s articles of incorporation and bylaws do not limit the amount of indebtedness that it may incur or require shareholder approval to increase its level of indebtedness. If Cornerstone increases its level of indebtedness, it increases the risks that its cash flow will be insufficient to meet required payments of principal and interest, that existing indebtedness may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of current indebtedness. In addition, any indebtedness Cornerstone incurs may be secured or unsecured, at its discretion. If Cornerstone defaults on its secured indebtedness, the lender may foreclose on its properties and Cornerstone could lose its entire investment in the properties securing these loans. Foreclosure could also create taxable income without accompanying cash proceeds, thereby hindering Cornerstone’s ability to meet the REIT distribution requirements of the Internal Revenue Code. Any or all of these conditions could also increase the expense of operations and reduce income from operations, resulting in a decrease in cash available for distributions to shareholders.

•	Cornerstone may need to refinance its debt, which may not be available on favorable terms, if at all. Cornerstone regularly borrows money to finance acquisitions and operations. Amounts are payable under these loans from time to time. Cornerstone may not have sufficient cash to make the required loan payments as they come due. Because Cornerstone anticipates that only a small portion of the principal of its indebtedness will be repaid before maturity, Cornerstone expects that it may need to refinance debt. Accordingly, there is a risk that existing indebtedness may not be able to be refinanced or that the terms of any refinancing may not be as favorable as the terms of the existing indebtedness.

•	The interest rates on Cornerstone’s variable rate debt may increase, which would result in a reduction of funds available to make distributions to shareholders. Historically, Cornerstone has incurred, and expects to continue to incur, variable rate indebtedness under credit facilities to finance the acquisition of apartment communities or for other purposes.

Cornerstone may be unable to raise additional equity on terms favorable to it, if at all, should equity funding be sought.

For a variety of reasons, including unfavorable interest rates or a comparatively high level of debt, Cornerstone may seek from time to time to finance its operations with additional equity through the issuance of additional common shares or other series of preferred shares. Cornerstone’s ability to “access the equity markets” will depend upon many factors, some of which are beyond its control. These factors include the general health of the economy and the stock markets, the perceived value of real estate investments and investment in shares of real estate investment trusts, competition from other real estate investment trusts and other businesses, which may be deemed more attractive by prospective investors, for equity funds, and the perceived future prospects for Cornerstone. During certain periods of time, it may be difficult, if not impossible, to obtain additional equity financing, and there is no assurance that Cornerstone would, in that situation, have suitable financing alternatives, such as loans on favorable terms.

FORWARD-LOOKING STATEMENTS

Cornerstone and Merry Land have each made forward-looking statements in this proxy statement/prospectus, the accompanying documents and the documents that are incorporated herein by reference, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Cornerstone or Merry Land, including the anticipated benefits from the merger. Also, words such as “believes,” “expects,” “anticipates” or similar expressions indicate forward-looking statements. You should note that many factors could affect the future financial results of Cornerstone, Merry Land and the combined company after the merger and could cause these results to differ materially from those expressed in the forward-looking statements.

THE MERRY LAND SPECIAL MEETING

The Special Meeting

Merry Land is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the special meeting.

Date, Time and Place

Merry Land will hold the special meeting at its headquarters located at 209 Seventh Street, Suite 300, Augusta, Georgia 30901, at 10:00 a.m., local time, on                     ,     , 2003.

Purpose of Special Meeting

At the special meeting, Merry Land will ask holders of its common shares to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Merry Land independent committee and board of directors have approved and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable, and have declared that it is in the best interests of Merry Land’s shareholders that it enter into the merger agreement and complete the merger and the other transactions on the terms and conditions set forth in the merger agreement. Merry Land’s independent committee and board of directors recommend that Merry Land’s shareholders vote FOR the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Merry Land common shares at the close of business on                     , 2003, the record date, are entitled to notice of and to vote at the special meeting. On the record date,              Merry Land’s common shares were issued and outstanding and held by approximately              holders of record. In addition, approximately                      beneficial owners hold their shares in “street name”,              of which have not objected to disclosure of their names to Merry Land. As permitted by Georgia law, Merry Land has adopted procedures to recognize as record holders for purposes of participation in the special meeting those beneficial holders owning shares in “street name”, who have not objected to the disclosure of their names to Merry Land. However, to vote at the special meeting, a beneficial owner must present a proxy from his broker entitling the beneficial owner to vote his shares held in street name by the broker. A quorum is present at the special meeting if a majority of the Merry Land common shares issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Merry Land common shares on the record date are entitled to one vote per share at the special meeting on the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Votes Required

The approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of:

•	a majority of the Merry Land common shares outstanding on the record date; and

•	two-thirds of the Merry Land common shares voting at the special meeting.

If a holder of Merry Land common shares abstains from voting or does not vote, either in person or by proxy, it will effectively count as a vote against the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement for purposes of the first voting requirement and will have no effect for purposes of the second voting requirement.

Voting by Merry Land’s Directors, Executive Officers and Certain Shareholders

At the close of business on the record date, Merry Land’s directors, executive officers and their affiliates beneficially owned and were entitled to vote 1,056,250 Merry Land common shares, which represented approximately 38% of the Merry Land common shares outstanding on that date. Messrs. Houston, Thompson and Green have agreed, among other things, to vote or cause to be voted their 887,867 Merry Land common shares, or approximately 32% of the outstanding Merry Land common shares, in favor of the adoption of the merger agreement and against competing merger proposals.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Merry Land common shares represented at the special meeting but not voting, including shares for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of Merry Land common shares abstains from voting or does not execute a proxy, it will effectively count as a vote against the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement for purposes of the first voting requirement and will have no effect for purposes of the second voting requirement. Brokers who hold Merry Land common shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement for purposes of the first voting requirement and will have no effect for purposes of the second voting requirement.

The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement will be voted in favor of any adjournment.

Merry Land does not expect that any matter other than the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement will be brought before the special meeting. However, if any matters not now known come before the Merry Land special meeting, the persons named in the enclosed proxy are expected to vote the Merry Land common shares represented by that proxy on those matters in accordance with their best judgment.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person at the special meeting. A shareholder may revoke a proxy at any time prior to its exercise by:

•	filing with Merry Land’s secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy to Merry Land’s secretary bearing a later date; or

•	appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions. If you own your shares in “street name,” you will be recognized and admitted as a shareholder at the special meeting if your broker has reported you as a beneficial owner of Merry Land common shares. However, to vote your shares at the special meeting, you must present a proxy from your broker entitling you to vote your shares held in street name by the broker.

Solicitation of Proxies

Merry Land is soliciting proxies on behalf of its board of directors. This proxy statement/prospectus and a form of proxy will first be mailed to Merry Land’s shareholders on or about                 , 2003. In addition to soliciting proxies by mail, Merry Land’s officers, directors and employees, without receiving additional compensation, may solicit proxies by telephone, in person and by other means. Merry Land has retained the services of Georgeson Shareholder Communications, Inc. to assist in soliciting proxies. Georgeson Shareholder Communications, Inc. will solicit proxies by personal interview, telephone, facsimile and mail. It is anticipated that the fee for those services will not exceed $6,000 plus reimbursement for out-of-pocket expenses.

All costs of solicitation of proxies will be borne by Merry Land. The extent to which these proxy-soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. Merry Land will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Shareholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of Merry Land common share certificates will be mailed to Merry Land’s shareholders as soon as reasonably practicable after completion of the merger. The instructions will provide that, at the election of the shareholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

THE MERGER

Background of the Merger

Merry Land was formed on September 3, 1998, as a corporate subsidiary of Merry Land & Investment Company, Inc., a publicly-traded real estate investment trust. On October 15, 1998, Merry Land’s common shares were spun out as a dividend, valued for federal income tax purposes at $5.00 per share, to the Merry Land & Investment Company, Inc. shareholders in conjunction with the merger of Merry Land & Investment Company, Inc. into another REIT.

Merry Land is a fully integrated real estate company concentrated primarily on the acquisition, development, rehabilitation, management and operation of apartment communities. Merry Land’s principal markets are Charleston, South Carolina and Savannah, Georgia. Merry Land owns interests in ten apartment communities, containing 2,292 units. In addition to its apartment assets, Merry Land owns a wide variety of other real estate assets, including direct and joint venture interests in land suitable for apartment and commercial development, commercial properties, third-party management and development contracts, land used to operate a wetlands mitigation bank, and land under long-term lease for the mining of clay, sand and gravel, portions of which were previously used as landfill sites. Most of these non-apartment assets were received by Merry Land from Merry Land & Investment Company, Inc. in connection with the October 1998 spin-off. Since its inception, Merry Land has had substantial growth in its assets through a variety of acquisitions as well as in its revenues.

In mid-2002, W. Tennent Houston, chief executive officer of Merry Land, was contacted by James R. Goldman, a representative of J.R. Goldman & Co., to discuss general market conditions in the real estate sector and the possibility of exploring various strategic opportunities for the company. As part of Merry Land’s continuing effort to pursue strategic initiatives intended to maximize shareholder value, management began to evaluate whether the company should begin to seek capital investment and explore acquisition opportunities in light of current market conditions.

On June 28, 2002, a representative from J.R. Goldman & Co. hosted a conference call among several executive officers of Merry Land and an institutional real estate investor to discuss the company’s growth plans and opportunities for investment in Merry Land’s markets. The conference call was followed by conversations between a representative of J.R. Goldman & Co. and Merry Land’s management discussing Merry Land’s potential strategic opportunities. During their discussions with J.R. Goldman & Co. and other advisors, Merry Land’s management considered several alternatives, including:

•	remaining independent and pursuing Merry Land’s existing business strategy;

•	remaining independent while significantly expanding the scale of Merry Land’s operations through an institutional placement of equity or a joint venture;

•	electing REIT status for Merry Land; or

•	selling Merry Land; provided the company could be sold at an attractive price and on a tax-free basis to shareholders.

Throughout July 2002, Merry Land’s management continued to discuss these alternatives and other strategic opportunities with members of Merry Land’s board of directors and advisors in the context of assessing Merry Land’s overall business and operations. Merry Land’s management reported that they continued to foresee good prospects for the company, including opportunities for development deals.

At a meeting on July 18, 2002, Merry Land’s board of directors engaged in discussions regarding the business opportunities potentially available to Merry Land to maximize shareholder value. The board of directors recognized that, given the historically low capitalization rates and high prices for apartment properties, it may be a better time to sell, rather than purchase, apartment assets. The board of directors decided that Merry Land’s management should proceed, with the assistance of J.R. Goldman & Co., to pursue possible strategic opportunities for the company.

In August 2002, representatives from Merry Land and J.R. Goldman & Co. continued to have discussions regarding possible strategic opportunities. Representatives of Merry Land and J.R. Goldman & Co. also discussed benefits and risks associated with particular types of strategic opportunities and the process and timing for identifying and contacting third parties regarding potential strategic opportunities.

On August 20, 2002, Merry Land’s board of directors held a conference call with a representative from J.R. Goldman & Co. to discuss potential strategic opportunities and the possible valuation of Merry Land’s assets by potentially interested parties. On September 10, 2002, J.R. Goldman & Co. was formally retained to assist Merry Land in identifying, evaluating and pursuing its strategic opportunities.

In late September 2002, J.R. Goldman & Co. submitted to Merry Land’s management an initial list of parties that might be interested in pursuing a business opportunity with Merry Land, together with a draft of a confidential information memorandum that could be presented to each interested party after that party returned an executed confidentiality agreement to J.R. Goldman & Co.

In early October 2002, J.R. Goldman & Co. commenced distribution of the confidential information memorandum to interested parties, together with a request for an initial, non-binding expression of interest regarding a potential business transaction with Merry Land. In order to better understand each party’s expression of interest, each party was specifically requested to allocate a value for each of Merry Land’s major asset types – apartments, commercial real estate, clay land and others. Each party was also asked to indicate valuation thoughts, anticipated financing sources, any required approval process, and the expected time frame for closing a transaction. Interested parties receiving information were also told about the importance of focusing on after-tax results to Merry Land’s shareholders when submitting proposals. The expressions of interest were to be returned to J.R. Goldman & Co. by November 1, 2002.

At an October 24, 2002 meeting of the board of directors, Merry Land’s management updated its board of directors on the discussions to date with the parties that initially expressed interest in exploring strategic opportunities with Merry Land. A representative from J.R. Goldman & Co. reported to the board of directors that, as expected, the parties expressing the most interest were public REITs, while private real estate operating companies had also expressed significant interest. Merry Land’s board of directors was also updated on the number of confidential information memoranda sent out to prospective interested parties and the number of additional memoranda expected to be sent. The representative from J.R. Goldman & Co. reported that the amount and terms of Merry Land’s outstanding debt had discouraged many potential private investors and that several REITs and institutional real estate investors had expressed their reluctance to invest in smaller markets.

As of November 6, 2002, J.R. Goldman & Co. had received initial expressions of interest from five parties, including Cornerstone. Discussions continued with two other parties related to their potential interest in exploring strategic opportunities with Merry Land. The parties that submitted the initial expressions of interest included REITs and privately held real estate operating companies. All of the REITs submitting initial expressions of interest indicated concern about purchasing some or all of Merry Land’s non-apartment assets, including the apartment development properties, the clay lands, the commercial real estate and other development assets. Representatives from several REITs, including Cornerstone, also expressed strong reservations about assuming potential liabilities associated with the non-apartment assets, particularly potential environmental liabilities associated with the clay lands that contained former landfill sites. Two REITs, including Cornerstone, proposed different alternatives to address the non-apartment assets, including the creation of a separate, private development company through which Merry Land’s existing management could develop the Merry Land apartment properties and sell them to the REIT once they became stabilized.

In early November 2002, J.R. Goldman & Co. sent each of the parties that had submitted an initial expression of interest a request for a firm written offer to be received by J.R. Goldman & Co. no later than November 22, 2002. The parties were also instructed to include a timetable to consummate a proposed transaction. Merry Land provided additional due diligence information to the parties that had submitted expressions of interest, as well as to the two other parties with whom Merry Land had continued discussions.

On November 12, 2002, representatives from Merry Land and Cornerstone held a conference call to discuss the potential strategic opportunities between the companies and the proposed structure and terms of a transaction, and to exchange additional information about their respective companies.

As of November 25, 2002, J.R. Goldman & Co. had received expressions of continuing interest from the three public REITs, including Cornerstone, that had previously submitted valuations for Merry Land’s assets. Two other parties continued to express interest in pursuing a strategic opportunity with Merry Land but had not provided values for Merry Land’s assets. Representatives of two of the REITs, including Cornerstone, continued to express concern about the purchase of Merry Land’s development properties and Merry Land’s other non-apartment assets, particularly the properties containing landfills.

To address its concerns about Merry Land’s non-apartment assets, Cornerstone, in a letter to J.R. Goldman & Co. dated November 22, 2002, proposed purchasing Merry Land’s apartment assets, apartment management contracts and cash, while selling the non-apartment assets to an entity to be formed and controlled by Merry Land’s management. Additionally, representatives from Cornerstone requested that the entity to be formed and controlled by Merry Land’s management develop specified parcels of land zoned for apartments and deliver the apartment communities to Cornerstone upon completion, so that Cornerstone did not have to purchase and hold non-income producing land. Finally, Cornerstone proposed financing management’s acquisition of the non-apartment assets with an interest-bearing note that would produce income for Cornerstone’s shareholders.

On December 3, 2002, at a meeting of Merry Land’s board of directors, a representative of J.R. Goldman & Co. reviewed the current interest in pursuing a strategic opportunity with Merry Land. Of the approximately 75 parties that had initially been contacted with respect to their interest in pursuing a potential strategic opportunity with Merry Land, approximately 25 had received the confidential information memorandum and five were continuing to express an interest in pursuing a potential transaction with Merry Land. Three of these interested parties were public REITs and the other two were private real estate operating companies. During this meeting, discussion focused primarily on the public REITs due to the nature of their bids, their public company status (i.e., availability of detailed operating and financial data), overall size, liquidity and dividends. Additionally, it was noted that the public REITs could more easily consummate a tax-free stock transaction with Merry Land. After a detailed discussion of the merits of potential transactions with each of the interested parties, the board of directors agreed that it was appropriate for Merry Land to focus on negotiations with Cornerstone, but that those negotiations would not be exclusive.

Also, at the December 3, 2002 meeting, Merry Land’s board of directors, with the assistance of counsel and its advisors, discussed in detail the potential conflicts of interest between the shareholders and the members of Merry Land’s management. Realizing that a transaction with Cornerstone or another REIT was likely to also involve a transaction with the management members of the board of directors, the board of directors appointed a special independent committee composed of all of Merry Land’s independent directors for the purpose of reviewing the entire transaction, including any sale or disposition of Merry Land’s non-apartment assets to an entity to be controlled by Merry Land’s management and reviewing independently the fairness and reasonableness of the transactions to Merry Land’s shareholders. The independent committee was given broad authority to take necessary and appropriate action in connection with the foregoing purpose, including the engagement of independent financial advisors and counsel. The board of directors authorized management, subject to the review and approval of the independent committee, to continue to negotiate towards a definitive transaction with Cornerstone.

On December 6, 2002, J.R. Goldman & Co. delivered a preliminary non-binding term sheet to representatives of Cornerstone, detailing, among other things, the terms of a proposed business combination and the sale of non-apartment assets to an entity to be formed and controlled by Merry Land’s management, Merry Land & Investment Company.

On December 11 and December 12, 2002, representatives from Merry Land, J.R. Goldman & Co. and Cornerstone toured several of Cornerstone’s Dallas/Ft. Worth, Texas properties and met in Cornerstone’s Dallas/Ft. Worth offices to discuss the terms and conditions of the proposed transaction, including the exchange ratio and the purchase by Merry Land & Investment Company of Merry Land’s non-apartment assets, including the apartment development lands, the clay lands, the wetlands mitigation bank, commercial and commercial development properties and other assets. The parties exchanged views on the various terms, but several issues remained unresolved at the conclusion of the meeting.

On December 13, 2002, the independent committee of the board of directors held a meeting together with its counsel, Piper Rudnick LLP, and J.R. Goldman & Co. At the December 13, 2002 independent committee meeting, a representative from J.R. Goldman & Co. updated the committee on discussions with Cornerstone and the other parties interested in pursuing a potential business combination. The independent committee then focused on the disposition of the non-apartment assets and whether the sale of those assets would be in the best interests of Merry Land and its shareholders. In particular the independent committee focused on how those assets should be valued, whether Merry Land should attempt to sell the non-apartment assets separately or as a group, whether or not selling the non-apartment assets would jeopardize the proposed transaction with Cornerstone and whether Cornerstone or another REIT would require the sale of the non-apartment assets as a condition to closing a larger business combination transaction. The independent committee considered these and other factors in the context of a weakening real estate market and the difficulty associated with selling these types of assets in a good market, much less a declining market. The independent committee noted that the sale of those assets, whether collectively or separately, would require a significant amount of time to complete, introducing a degree of uncertainty as to its success and the impact of this sale on the larger transaction with Cornerstone or others. The independent committee then discussed the proposed financing terms for the sale of the non-apartment assets to Merry Land & Investment Company.

After the December 13, 2002 meeting of the independent committee, a representative from J.R. Goldman & Co. advised members of the independent committee that it would be preferable to engage an independent investment banking firm to act as advisors to the independent committee. The representative from J.R. Goldman & Co. reviewed with the chairman of the independent committee a list of potential financial advisors, each of which was believed to have the expertise, experience and reputation to capably advise the independent committee. The chairman of the independent committee instructed J.R. Goldman & Co. to contact several of the potential financial advisors to determine their interest in, and desired compensation for, serving as financial advisor to the independent committee and, if appropriate, providing an opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received by the holders of Merry Land common shares, other than the shareholders who are owners of Merry Land & Investment Company, in the merger and the sale of the non-apartment assets to Merry Land & Investment Company, considered together.

From December 16, 2002 through December 19, 2002, representatives from Merry Land, its counsel and advisors, as well as representatives of Cornerstone and its counsel held discussions in Cornerstone’s Richmond, Virginia offices regarding the proposed structure of a merger transaction. The parties also continued detailed discussions on the terms of a sale of Merry Land’s non-apartment assets to Merry Land & Investment Company. The discussions centered around the financing of Merry Land & Investment Company’s acquisition, Merry Land & Investment Company’s development and stabilization of the apartment development properties for Cornerstone, possible joint ventures between Merry Land & Investment Company and Cornerstone and the liabilities to be assumed by Merry Land & Investment Company. Representatives of Merry Land and its counsel and advisors also continued the process of performing due diligence on Cornerstone.

At an informational meeting of Merry Land’s board of directors held on December 20, 2002, representatives of Merry Land’s management reported on due diligence items relating to Cornerstone’s financial situation, including the company’s balance sheet, debt, dividend outlook and funds from operations. The board of directors and its advisors discussed the general perception of Cornerstone in the market. Management reported that Cornerstone had conducted a significant amount of due diligence on Merry Land to date and that Cornerstone would not assume the contingent liabilities associated with the non-apartment assets.

At the December 20, 2002 informational meeting, a representative from J.R. Goldman & Co. described the structure of a proposed merger transaction and the proposed transactions among Merry Land & Investment Company, Merry Land and Cornerstone, including the sale of non-apartment assets to Merry Land & Investment Company, and the development by Merry Land & Investment Company of apartment communities or other parcels of land for the benefit of Cornerstone. Merry Land’s board of directors discussed the terms of the transactions, including the exchange ratio, the break-up fee and expenses, Merry Land’s representation on Cornerstone’s board of directors following the transactions, and the transactions with Merry Land & Investment Company.

Throughout January 2003, representatives from Merry Land and Cornerstone, and their respective counsel and advisors, continued to meet and work together to negotiate the structure and terms of the proposed transactions and conduct additional due diligence, particularly with respect to potential environmental issues related to the landfills to be purchased by Merry Land & Investment Company. Since the transactions involving Merry Land &

Investment Company would be a condition to the merger transaction, the parties continued extensive negotiations in an effort to finalize the terms and conditions governing those transactions. On January 13, 2003 and January 29, 2003, a representative from J.R. Goldman & Co. updated members of the independent committee on the status of the negotiations and the terms of the proposed transactions and his continued discussions with investment banking firms to act as advisors to the independent committee and provide, if appropriate, an opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received by the holders of Merry Land common shares, other than the shareholders who are owners of Merry Land & Investment Company, in the merger and the sale of the non-apartment assets to Merry Land & Investment Company, considered together.

On January 23, 2003, a representative from J.R. Goldman & Co. met with Merry Land’s board of directors and updated the board of directors on the progress of the negotiations and the remaining issues relating to the proposed transactions among Cornerstone, Merry Land and Merry Land & Investment Company. Representatives from management also discussed the valuation of the non-apartment assets with the members of the independent committee.

In late January 2003, in connection with its continuing due diligence with respect to Merry Land, Cornerstone expressed concern about the Merritt at Whitemarsh – Phase I project currently under development by Merry Land, which Cornerstone would purchase as part of the proposed merger. In particular, Cornerstone was concerned about owning an apartment project prior to stabilization and positive cash flow. As a result, Cornerstone proposed the issuance of non-dividend paying, Series B convertible preferred shares as part of the merger consideration, which would convert to Cornerstone common shares following the lease-up and stabilization of the Whitemarsh project. The Series B convertible preferred shares would comprise approximately 12%, or $5,000,000, of the total consideration to be received by the Merry Land shareholders. There were extensive discussions between the representatives of Merry Land and Cornerstone and their respective advisors about the terms of the Series B convertible preferred shares.

On February 3, 2003, the independent committee held a meeting together with its counsel and advisors. A representative from J.R. Goldman & Co. reviewed the status of the negotiations with Cornerstone and with respect to the non-apartment assets and updated the independent committee on the most recent developments with respect to the terms of the merger transaction. The independent committee also discussed the characteristics of Cornerstone’s non-dividend paying Series B convertible preferred shares, including the reasons for its proposed issuance, the estimated value of the shares, the conditions for and expected timing of conversion to Cornerstone common shares, the expected timing of conversion in relation to Cornerstone’s payment of dividends, the stock’s liquidity and other factors.

At the February 3, 2003 meeting of the independent committee, the independent committee and the advisors also discussed the overall and separate valuations of Merry Land’s non-apartment assets. The independent committee discussed Cornerstone’s recent decision to allow at least three of Merry Land’s apartment development properties to remain in Merry Land’s portfolio, with Cornerstone entering into agreements with Merry Land & Investment Company to develop these properties for Cornerstone. The parties had previously contemplated that Merry Land & Investment Company would purchase these properties from Merry Land, then develop and sell them to Cornerstone. Merry Land & Investment Company would still purchase from Merry Land a fourth apartment development property, which would not be developed prior to 2005, but Cornerstone would have an option to purchase the property and have Merry Land & Investment Company develop it. Also, at the February 3, 2003 meeting, the representative from J.R. Goldman & Co. updated the independent committee regarding ongoing discussions with several investment banking firms to act as advisors to the independent committee and, if appropriate, render a fairness opinion in connection with the merger and the sale of Merry Land’s non-apartment assets.

From February 4, 2003 through February 12, 2003, a representative from J.R. Goldman & Co. continued discussions with investment banking firms and with members of the independent committee. During this time, the independent committee authorized the retention of Legg Mason Wood Walker, Incorporated, to provide advisory services and, if appropriate, to render an opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received by the holders of Merry Land common shares, other than the shareholders who are owners of Merry Land & Investment Company, in the merger and the sale of the non-apartment assets to Merry Land & Investment Company, considered together. Representatives from Legg Mason promptly commenced discussions with representatives from Merry Land, Cornerstone and others for purposes of advising the independent committee.

On February 12, 2003, the independent committee held a meeting together with its counsel and advisors, including Legg Mason. Representatives from Legg Mason made a presentation to the independent committee describing the methodologies and analyses that Legg Mason had employed to date and would apply for purposes of determining whether it could issue a fairness opinion. The representatives from Legg Mason reported that their preliminary analysis indicated that the value of the consideration to be received by the Merry Land shareholders was consistent with the valuation of the Merry Land assets.

From February 12, 2003 through February 16, 2003, the management of Merry Land and Cornerstone and their respective counsel and advisors held numerous meetings and conferences regarding the remaining legal and business issues.

At a Cornerstone board of directors meeting on February 13, 2003, the Cornerstone board considered the proposed merger and discussed reports from Cornerstone’s management and its legal advisors concerning the proposed transaction. The Cornerstone board of directors approved the proposed merger subject to satisfactory resolution of outstanding issues and agreement on final documentation.

On February 16, 2002, a special meeting of Merry Land’s board of directors was held in which all of the members of the board of directors, Merry Land’s executive officers, and Merry Land’s financial and legal advisors participated. During the meeting, the board of directors was informed of the status of discussions with Cornerstone. A representative from J.R. Goldman & Co. presented a summary of the events leading up to the meeting, the course of negotiations with Cornerstone, and an overview of the terms of the proposed transactions. The board of directors then engaged in extensive discussion of the advantages and disadvantages of the proposed merger transaction as described under “– Merry Land’s Reasons for the Merger; Recommendations of Merry Land’s Independent Committee and Board of Directors” beginning on page     .

Also at the February 16, 2003 meeting of the independent committee, a representative from the company’s counsel described to Merry Land’s board of directors the material terms of the transactions and the principal agreements related thereto, including the agreement and plan of merger, the shareholder agreements, the purchase and sale agreement and the development agreements. The representative from Merry Land’s counsel then briefed the board of directors on the legal issues raised by the proposed merger and related transactions with Merry Land & Investment Company, and advised the board of directors of its fiduciary duties in connection with those transactions. Following that discussion, representatives from Legg Mason made a detailed presentation regarding the proposed merger with Cornerstone. The representatives from Legg Mason reviewed with the board of directors the methodologies employed by Legg Mason in evaluating the fairness, from a financial point of view, of the aggregate consideration to be received by the holders of Merry Land common shares, other than the shareholders who are owners of Merry Land & Investment Company, in the merger and the sale of the non-apartment assets to Merry Land & Investment Company, considered together. The representatives of Legg Mason then delivered the oral opinion of Legg Mason to the independent committee, subsequently confirmed in writing to the independent committee, that the aggregate consideration to be received by the holders of Merry Land common shares, other than the shareholders who are owners of Merry Land & Investment Company, in the merger and the sale of the non-apartment assets to Merry Land & Investment Company, considered together, was fair, from a financial point of view, to those holders, in the aggregate, as more particularly described under “– Opinion of Merry Land’s Financial Advisor” beginning on page     . Following the presentation by Legg Mason, the board of directors meeting recessed so that the independent committee could meet separately to, among other things, discuss the proposed transactions and ask questions of representatives from Legg Mason and the independent committee’s advisors.

At the February 16, 2003 meeting, while meeting separately with its financial and legal advisors, the independent committee discussed, among other things, the valuation of Merry Land’s assets, including the non-apartment assets to be sold to Merry Land & Investment Company. The discussion included discussion of the uncertainties associated with valuation of the non-income producing assets of Merry Land, and the need to make significant assumptions and estimates regarding the value of those assets in determining an overall range of net asset values for Merry Land as a whole. The committee reviewed a schedule showing a range of potential aggregate values for the assets being sold to Merry Land & Investment Company of between approximately $6,295,000 and $10,250,000, after the deduction of $1,037,000 for debt attributable to the non-apartment assets being assumed by Merry Land & Investment Company. During this discussion, it was noted that the range of values did not account for any unknown contingent liabilities, including the potential liabilities from the landfills or the effect on the values of the non-apartment assets if those assets needed to be sold quickly. The representatives from Legg Mason were then excused and the independent committee reviewed the information presented to the independent committee. Following a full discussion, the independent committee determined that the terms of the draft merger agreement, the draft purchase and sale agreement and the other transaction documents were fair and reasonable to Merry Land and to the holders of Merry Land’s common shares, other than the shareholders who are owners of Merry Land & Investment Company. The independent committee also recommended that Merry Land’s board of directors approve these agreements and transactions.

After the February 16, 2003 meeting of the independent committee, the meeting of the full board of directors resumed. Following further discussion, the board of directors, by unanimous vote of the directors, approved the merger agreement, the purchase and sale agreement and the transactions contemplated by them.

From February 16, 2003 through February 19, 2003, the management of Merry Land and Cornerstone and their respective counsel and advisors held numerous meetings and conferences regarding the remaining legal and business issues.

On the evening of February 19, 2003, Merry Land and Cornerstone entered into the merger agreement, and Merry Land and Merry Land & Investment Company entered into the purchase and sale agreement. On February 19, 2003, a joint press release was issued announcing the signing of the merger agreement, the principal shareholder agreements and the purchase and sale agreement.

Cornerstone’s Reasons for the Merger

Cornerstone seeks to generate growth in net operating income through acquisitions and, in markets that it targets for acquisition opportunities, it attempts to gain a significant local presence in order to achieve operating efficiencies. Cornerstone’s acquisition of Merry Land will substantially increase its presence in Charleston, South Carolina and will establish Savannah, Georgia as a new Cornerstone market. Cornerstone is pursuing the acquisition because it will significantly increase the size of its portfolio with high quality assets in Charleston and Savannah, which Cornerstone believes are strong secondary markets with excellent employment and population growth prospects.

Merry Land’s Reasons for the Merger

On February 16, 2003, Merry Land’s independent committee unanimously recommended that Merry Land’s board of directors approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. Immediately after the meeting of the independent committee, Merry Land’s board of directors approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. Both the independent committee and the entire board of directors unanimously:

•	determined that the merger is advisable, and is fair and in the best interests of Merry Land and its shareholders;

•	determined that the exchange ratio is fair from a financial point of view to Merry Land’s shareholders;

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	directed the merger agreement be submitted for consideration by Merry Land’s shareholders;

•	recommended that Merry Land’s shareholders vote FOR the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	approved the purchase and sale and related transactions with Merry Land & Investment Company.

In the course of reaching the decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, Merry Land’s independent committee and board of directors consulted with Merry Land’s management, as well as its outside legal counsel and its financial advisors. Merry Land’s independent committee and board of directors identified and considered a variety of potential positive factors in their deliberations concerning the merger agreement and the merger, including, without limitation, the following, each of which, individually and in the aggregate, in the opinion of the independent committee and the board of directors supported their decisions:

•	the fact that the exchange ratio, based on Cornerstone’s trading price at the close of business of February 14, 2003, the last trading day before Merry Land’s board of directors approved the merger agreement, to be paid by Cornerstone in the merger represented a premium of:

–	54% to Merry Land’s trading price at the close of business on February 14, 2003;

–	64% to Merry Land’s average trading price over the 45 days prior to February 14, 2003;

–	More than 200% over the price of Merry Land common shares on its first day of trading on October 16, 1998; and

–	More than 100% over the average trading price since the first day of trading;

•	the belief that the consideration to be paid by Cornerstone in the merger represented the highest price per share that could be negotiated with Cornerstone or with any other parties who expressed an interest in Merry Land;

•	the current dividend rate of $0.80 paid by Cornerstone for each of its common shares represents an annual distribution of $1.63 per Merry Land common share, assuming conversion of the Series B convertible preferred shares, and a 16.7% annual yield on Merry Land’s trading price at the close of business on February 14, 2003;

•	the presentation of Legg Mason to Merry Land’s independent committee and board of directors on February 16, 2003, including the opinion of Legg Mason to the effect that, as of February 16, 2003, and based on and subject to the considerations in its opinion, that the aggregate consideration to be received by the holders of Merry Land common shares, other than the shareholders who are owners ofMerry Land & Investment Company, in the merger and the sale of the non-apartment assets to Merry Land & Investment Company, considered together, was fair, from a financial point of view, to those holders, in the aggregate;

•	the opportunity for Merry Land’s shareholders to participate in a larger, NYSE—listed company with a more liquid market for its securities;

•	the opportunity for Merry Land’s shareholders to participate in a more geographically diverse portfolio of apartment communities; and

•	the likely ability to complete the merger as a reorganization for United States federal income tax purposes, in which Merry Land shareholders generally would not recognize any gain or loss, except for any gain or loss realized in connection with any cash received for fractional Cornerstone common shares.

In addition, Merry Land’s independent committee and board of directors also considered:

•	Merry Land’s and Cornerstone’s financial condition, results of operations, business quality, prospects and businesses as separate entities and on a combined basis, including:

–	the revenues and cash flows of Merry Land, Cornerstone and the pro forma projected earnings of the combined company; and

–	the recent and historical stock price performance of Merry Land common shares and Cornerstone common shares;

•	the possible alternatives to the merger, including to operate Merry Land as an independent company and the associated risks and increasing costs of operating a publicly-traded company;

•	the fact that the exchange ratio would enable Merry Land’s shareholders after the merger to own approximately 10% of the capital stock of the combined company;

•	the right of Merry Land to terminate the merger agreement if the value of Cornerstone common shares falls below $6.50 for at least 10 out of 30 consecutive trading days prior to the completion of the merger;

•	the financial and non-financial terms and conditions of the merger agreement, including:

–	the merger consideration;

–	the fact that certain types of adverse developments are not considered in whether the conditions to Cornerstone’s obligation to complete the merger have been satisfied;

–	the right of Merry Land’s board of directors, in connection with the discharge of their fiduciary duties to Merry Land and its shareholders or in response to certain unsolicited alternative acquisition proposals, to withdraw, modify or qualify its recommendation to Merry Land’s shareholders to approve the merger agreement and pursue a competing transaction with another party, and the financial consequences of such withdrawal, modification or qualification;

–	the absence of any right of Cornerstone to terminate the merger agreement if the value of Cornerstone common shares rises above a particular level prior to the consummation of the merger; and

–	the financial and non-financial terms and conditions of the sale of the non-apartment assets to Merry Land & Investment Company, taking into consideration the risks and difficulties associated with pursuing a sale of Merry Land’s non-apartment assets to a non-affiliated party, including the uncertainty associated with not being able to timely complete the sale of Merry Land’s non-apartment assets before the merger transaction with Cornerstone, which would jeopardize the completion of the merger transaction.

Merry Land’s independent committee and board of directors also identified and considered a variety of potentially adverse factors in their deliberations concerning the merger agreement and the merger, including the following:

•	the fixed exchange ratio and the risk that the value of the consideration to be received could decrease;

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the substantial management time and effort required to complete the merger;

•	the significant costs involved in connection with the merger;

•	the possibility that the merger might not be consummated and the potential adverse effects of the public announcement of the merger on Merry Land’s operating results, ability to attract and retain key employees and overall competitive position;

•	the risk that key personnel might not remain employees of the combined company following the merger; and

•	the completion of the merger will preclude Merry Land shareholders from participating in the future growth of Merry Land as an independent public company.

Merry Land’s independent committee and board of directors specifically considered that the inclusion in the merger agreement of the covenant prohibiting any solicitation by Merry Land of alternative acquisition proposals and the termination fee payable to Cornerstone in certain circumstances were each a prerequisite to Cornerstone’s willingness to enter into the transaction on the terms outlined above. Merry Land’s independent committee and board of directors considered that while these provisions might have the effect of discouraging other offers, Merry Land’s board of directors retained the ability to negotiate with third parties expressing an unsolicited interest in Merry Land after the announcement of the transaction, and Merry Land’s independent committee and board of directors determined that the benefits to Merry Land’s shareholders of securing an agreement with Cornerstone outweighed any potential detriment.

In view of the complexity and wide variety of information and factors, both positive and potentially adverse, considered by Merry Land’s independent committee and board of directors, Merry Land’s independent committee and board of directors did not find it practical to quantify, rank or otherwise assign relative or specific weights to the information and factors considered. In addition, Merry Land’s independent committee and board of directors did not reach any specific conclusion with respect to the information and each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the information and factors described above, including, among other things, engaging in thorough discussions with Merry Land’s management and legal and financial advisors. In considering the information and factors described above, individual members of Merry Land’s independent committee and board of directors may have given different weight to different information or factors. Merry Land’s independent committee and board of directors considered all of the information and these factors as a whole and believed the information and factors supported the decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. After taking into consideration all of the information and factors described above, Merry Land’s independent committee and board of directors concluded that the merger was fair to, and in the best interests of, Merry Land and its shareholders and that Merry Land should proceed with the merger and other transactions contemplated by the merger agreement.

Opinion of Merry Land’s Financial Advisor

The independent committee of Merry Land retained Legg Mason to act as its financial advisor in connection with Merry Land’s contemplated merger with Cornerstone and simultaneous purchase and sale transaction with Merry Land & Investment Company.

On February 16, 2003, at a meeting of the independent committee, Legg Mason delivered its written opinion that, as of that date, the aggregate consideration to be received by the holders of Merry Land common shares, other than the shareholders who are owners of Merry Land & Investment Company, in the merger and the sale of the non-apartment assets to Merry Land & Investment Company, considered together, was fair, from a financial point of view, to those holders, in the aggregate. The full text of Legg Mason’s written opinion, dated February 16, 2003, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference.

Legg Mason’s opinion sets forth specified assumptions made, matters considered and limits on the review undertaken by Legg Mason in connection with its engagement. The following summary of Legg Mason’s opinion is qualified in its entirety by reference to the full text of the opinion. Legg Mason’s opinion is directed only to the fairness, from a financial point of view, of the aggregate consideration to be received by the holders of Merry Land’s common shares, other than the shareholders who are owners of Merry Land & Investment Company, and does not address any other aspect of the merger or the purchase and sale transaction. In rendering its opinion, Legg Mason considered the merger and the purchase and sale transaction together, and did not separately address the fairness of either of such transactions individually. Legg Mason’s opinion was provided for the information and assistance of the independent committee in connection with its assessment of the merger and the purchase and sale transaction and is not a recommendation by Legg Mason of any action that the independent committee, the Merry Land board of directors or any of Merry Land’s shareholders should take.

In connection with its review of the proposed merger and the preparation of its opinion, Legg Mason has, among other things:

•	reviewed and analyzed the February 14, 2003 draft copy of the merger agreement presented to the independent committee;

•	reviewed and analyzed the February 11, 2003 draft copy of the purchase and sale agreement between Merry Land and Merry Land & Investment Company presented to the independent committee;

•	reviewed and analyzed the draft copy, presented to Legg Mason on February 15, 2003, of the development agreement between Cornerstone and Merry Land & Investment Company presented to the independent committee;

•	reviewed and analyzed the audited consolidated financial statements of Merry Land contained in its Form 10-K for the fiscal year ended December 31, 2001, and the unaudited consolidated internal financial statements of Merry Land for the year ended December 31, 2002;

•	reviewed and analyzed the audited consolidated financial statements of Cornerstone contained in its Form 10-K for the fiscal year ended December 31, 2001 and the unaudited consolidated financial statements of Cornerstone contained in its Form 10-Q for the quarter ended September 30, 2002;

•	reviewed the reported prices and trading activity of the publicly-traded securities of Merry Land and Cornerstone;

•	reviewed and analyzed other publicly available information concerning Merry Land and Cornerstone;

•	reviewed non-publicly available information concerning Merry Land and Cornerstone furnished to Legg Mason by the senior management of Merry Land and Cornerstone;

•	held meetings and discussions with members of senior management of Merry Land regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the operations, financial condition and future prospects of Merry Land;

•	analyzed publicly available information concerning the terms of selected merger and acquisition transactions that Legg Mason considered relevant to its inquiry;

•	reviewed and analyzed publicly available financial and stock market data relating to selected public companies that Legg Mason deemed relevant to its inquiry; and

•	conducted such other financial studies, analyses and investigations and considered such other information as Legg Mason deemed necessary or appropriate for purposes of its opinion.

For the purposes of its opinion, Legg Mason has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Legg Mason by Merry Land, Cornerstone or any other party, and Legg Mason has undertaken no duty or responsibility to verify independently any of such information. Legg Mason has not made or obtained an independent appraisal of the assets or the liabilities, contingent or otherwise, of Merry Land and Legg Mason has not been furnished with any such appraisals other than those listed in the opinion letter attached hereto as Annex C. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Legg Mason, Legg Mason has assumed that such forecasts and other information and data was reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of managements of Merry Land and Cornerstone.

The Legg Mason opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to Legg Mason as of the date of its opinion. Any material change in these circumstances and conditions would require a reevaluation of the opinion, which Legg Mason has not been requested to undertake. The Legg Mason opinion did not address the relative merits of the merger, the purchase and sale transaction or any other business strategy considered by the independent committee in its evaluation of the merger and the purchase and sale transaction. In rendering its opinion, Legg Mason assumed that the merger and the purchase and sale transaction will be consummated substantially on the terms described in the merger agreement and the purchase and sale agreement, respectively. Legg Mason also assumed that in connection with the receipt of all the necessary governmental, regulatory and other consents and approvals for the merger and the purchase and sale agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any materially adverse effect on Merry Land or Cornerstone.

Subject to the qualifications above, the following is a summary of material analyses and reviews performed by Legg Mason in connection with the preparation of its fairness opinion delivered to the independent committee on February 16, 2003. No company or transaction used in the analyses described below is directly comparable to Merry Land, Cornerstone or the contemplated merger and purchase and sale transaction. In order to fully understand Legg Mason’s financial analyses, the information summarized in the tables that follow should be read in conjunction with the accompanying text.

Summary of Analysis.    Legg Mason performed its analysis of the merger consideration using:

•	historical price analysis of Merry Land;

•	historical premiums paid in precedent transactions;

•	comparable company analysis using funds from operation (FFO) multiples from selected multifamily real estate investment trusts (REITs); and

•	net asset value (NAV) analysis.

The following table summarizes Legg Mason’s analysis of the merger consideration:

Value of Merger Consideration:		$15.00

	Low	Mean	High
Merry Land Historical Price Analysis:
Merry Land common shares—45 Day Closing Price	$8.10	$9.17	$9.83

Premiums Paid in Precedent Transactions Analysis:
% Premium/(Discount) to Trailing 1 Day Closing Price	$8.46	$9.46	$12.78
% Premium/(Discount) to Trailing 10 Day Closing Price	$8.67	$9.64	$12.55
% Premium/(Discount) to Trailing 45 Day Closing Price	$8.41	$9.90	$13.48

Comparable Companies Analysis:
2003 FFO Multiples	$8.85	$12.82	$15.35

Net Asset Value Analysis:
NAV per Share	$11.26	$13.24	$15.42

Value of Merger Consideration.    n accordance with the merger agreement and upon consummation of the merger, the Merry Land shareholders will receive 1.818 Cornerstone common shares and 0.220 Cornerstone Series B convertible preferred shares in exchange for each common share of Merry Land issued and outstanding as of the effective date of the merger.

Legg Mason reviewed the historical trading history of Cornerstone common shares on the New York Stock Exchange on the last trading day and the 45 trading days immediately preceding the date of Legg Mason’s opinion. The last trade of Cornerstone common shares on the New York Stock Exchange prior to the delivery of Legg Mason’s opinion was $7.44.

Legg Mason assumed that the Cornerstone Series B convertible preferred shares would convert into Cornerstone common shares on January 1, 2004, for purposes of its opinion. Further, Legg Mason assumed that Cornerstone would continue to pay regular quarterly dividends on its common shares in an amount equal to Cornerstone’s announced 2003 common share dividend policy, and on the same historical dividend cycle.

Based on the foregoing, Legg Mason estimated the value of the merger consideration to be $15.00 per Merry Land common share by adding:

•	the product of:

–	the 1.818 Cornerstone common shares; and

–	$7.44, the closing price of Cornerstone common shares on February 14, 2003; and

•	the product of:

–	the 0.220 Cornerstone Series B convertible preferred shares; and

–	the difference of $7.44, the closing price of Cornerstone common shares on February 14, 2003, and $0.76, the discounted value of the estimated dividends payable to the holders of Cornerstone common shares through January 1, 2004, assuming an 11.0% discount rate.

Legg Mason adjusted the value of the Cornerstone Series B convertible preferred shares downward to reflect the fact that the Cornerstone Series B convertible preferred shares will not receive dividends until their conversion into Cornerstone common shares. The discount rate used by Legg Mason for valuing the Cornerstone Series B convertible preferred shares was estimated by examining a variety of factors, including: the current yield on 1-Year US Treasury Notes, the risk profile of Cornerstone post-merger, the capitalization of Cornerstone post-merger and the equity risk premium for REIT securities in general.

Merry Land Historical Price Analysis.    Legg Mason reviewed the historical trading history of Merry Land common shares at its last trade on February 14, 2003, and a variety of time periods dating back up to one year. The following table summarizes the trading history of Merry Land common shares:

Metric	Period	Low Price	Mean Price	High Price
Price on February 14, 2003	2/14/2003	$9.75	$9.75	$9.75
Average Price	Trailing 10 Days	$8.42	$9.53	$9.75
Average Price	Trailing 45 Days	$8.10	$9.17	$9.83
Average Price	Trailing 6 Months	$8.10	$9.15	$9.99
Average Price	Trailing 1 Year	$6.60	$9.14	$13.29

Premiums Paid in Precedent Transactions Analysis.    Legg Mason analyzed the premiums/discounts paid over prevailing market prices for 1-day, 10-day and 45-day periods prior to the announcement of selected merger or acquisition transactions occurring since January 2000. The transactions reviewed included:

Target	Acquiror
Center Trust, Inc.	Pan Pacific Retail Properties
IRT Property Company	Equity One, Inc.
JP Realty, Inc.	General Growth Properties, Inc.
Captec Net Lease Realty, Inc.	Commercial Net Lease Realty, Inc.
United Investors Realty Trust	Equity One, Inc.
American Industrial Properties REIT	Developers Diversified Realty Corporation
Charles E. Smith Residential Realty	Archstone Communities Trust
Spieker Properties, Inc.	Equity Office Properties Trust
Western Properties Trust	Pan Pacific Retail Properties, Inc.
Commercial Assets, Inc.	American Land Lease, Inc.
Cornerstone Properties, Inc.	Equity Office Properties Trust

The following table shows the low, mean and high premium paid in the selected merger transactions:

	Low	Mean	High
1-Day Prior Closing Price	(2.0)%	12.3%	31.1%
10-Day Prior Closing Price	0.5	14.4	28.7
45-Day Prior Closing Price	(2.5)	17.6	38.2

Applying the foregoing premiums to Merry Land’s corresponding closing stock price resulted in the following range of implied valuation per share for Merry Land:

	Low	Mean	High
1-Day Prior Closing Price	$8.46	$9.46	$12.78
10-Day Prior Closing Price	8.67	9.64	12.55
45-Day Prior Closing Price	8.41	9.90	13.48

Legg Mason considered this test to be of lesser value than other methodologies employed in the preparation of its opinion. The precedent transactions used in Legg Mason’s analysis involve the acquisition of REITs, which are not taxed as separate entities, by other REITs, while Merry Land is a corporation that is taxable as a separate entity. Legg Mason found limited useful data involving the acquisition of C-Corporations by REITs, as few publicly traded companies whose primary business is the ownership of real estate are structured as C-Corporations.

Comparable Company Analysis.    The primary business of Merry Land is the ownership and management of multifamily assets, as evidenced by the fact that in recent years over 85% of its net income was attributable to the ownership of multifamily assets. Additional lines of business include the development of multifamily assets, ownership of suburban office buildings, third-party property management, ownership of a wetlands mitigation bank and of clay deposits, sand deposits and timber rights. Legg Mason compared Merry Land to other companies that are engaged primarily in the ownership and management of multifamily assets.

All of the comparable companies that Legg Mason chose are REITs, while Merry Land is a C-Corporation and, as such, there are differences in how the companies report income, pay taxes and distribute dividends. Despite these differences, Legg Mason considered multifamily REITs to be the best comparable companies to Merry Land as they were closest to Merry Land’s asset type and because valuing Merry Land as a REIT is likely to maximize the value of Merry Land as a publicly traded company due to the tax and dividend benefits of a REIT as opposed to a C-Corporation structure. Few, if any, of the REITs that Legg Mason chose as comparable companies are solely owners/managers of multifamily assets, as most have peripheral lines of business similar to those of Merry Land.

The comparable companies Legg Mason analyzed in the preparation of its opinion included:

Comparable Companies
Associated Estates Realty Corporation	Mid-America Apartment Communities, Inc.
BNP Residential Properties, Inc.	Post Properties, Inc.
Cornerstone Realty Income Trust, Inc.	United Dominion Realty Trust, Inc.
Home Properties of New York, Inc.

A traditional metric for valuation of publicly traded REITs is funds from operations, or “FFO”, which is defined in detail in the next paragraph. Legg Mason analyzed the public market valuation of the comparable companies to determine a reasonable range of FFO valuation multiples. Legg Mason then applied this range of FFO valuation multiples to Merry Land’s adjusted 2003 FFO estimate, as described below and based on projections provided to Legg Mason by Merry Land, to determine an implied valuation per share for Merry Land.

For purposes of its analysis Legg Mason used Merry Land’s adjusted 2003 FFO estimate, which brings Merry Land’s FFO method of calculation in-line with NAREIT guidelines on reporting FFO. FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, means income (loss) before minority interest, determined in accordance with GAAP, excluding extraordinary items, gains or losses from sales of operating properties and income taxes, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Merry Land’s general and administrative expense was adjusted to bring it in-line with the general and administrative expenses of the comparable multifamily REITs, while also taking into account Merry Land’s development activities.

The following table shows the low, mean and high 2003 FFO multiples for the comparable companies, and the corresponding implied valuation per share for Merry Land, calculated by applying the range of FFO multiples to Merry Land’s adjusted 2003 FFO estimate:

	2003 FFO Multiples	Implied Valuation
High:	10.2 x	$15.35
Mean:	8.5	12.82
Low:	5.9	8.85

Net Asset Value Analysis.    Net asset value computations estimate the per-share private market value of a company’s assets. In order to perform a net asset value test for Merry Land, Legg Mason distinguished between the different types of assets Merry Land owns, some of which yield cash flow and some of which do not. Legg Mason employed a variety of different methodologies to estimate the value of these assets, including the assets to be acquired by Merry Land & Investment Company, and the sum total of the individual values yielded a net asset value for Merry Land.

Most of Merry Land’s revenues are derived from the rental of owned multifamily properties, and this asset group is the largest component of Merry Land’s net asset value calculation. To derive an appropriate range of values for Merry Land’s multifamily assets, Legg Mason considered the following:

•	comparable multifamily asset sales in the Southeastern United States;

•	implied capitalization rates for comparable public companies;

•	recent multifamily transactions completed by Merry Land;

•	due diligence visits to Merry Land’s assets; and

•	discussion with Merry Land’s management regarding asset quality and implied capitalization rates for Merry Land’s properties.

Based on the foregoing, Legg Mason applied a range of cap rates between 9.5% and 10.5% to Merry Land’s multifamily rental income. The result of the net asset value analysis is as follows:

	Multifamily Cap Rates	Implied Valuation
High:	9.5%	$15.42
Mean:	10.0	13.24
Low:	10.5	11.26

The Engagement.    The independent committee of the board of directors of Merry Land selected Legg Mason as its exclusive financial advisor in connection with the merger and the purchase and sale transaction based on Legg Mason’s reputation and experience. Legg Mason is a nationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

Merry Land has agreed to pay Legg Mason customary fees for its financial advisory services in connection with the merger. In addition, Merry Land has agreed to reimburse Legg Mason for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Legg Mason and its related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

Recommendation of Merry Land’s Independent Committee and Board of Directors

Merry Land’s independent committee and board of directors believe that the merger is advisable, and is fair and in the best interests of Merry Land and its shareholders and recommends that Merry Land’s shareholders vote FOR the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Interests of Certain Persons in the Merger

In considering whether to approve the merger, you should be aware that some of the Merry Land executive officers and directors have interests in the merger that differ from, or are in addition to, the interests of Merry Land shareholders generally. These interests arise in connection with:

•	the sale of non-apartment assets to, and execution of a development and consulting services agreement with, Merry Land & Investment Company, a newly formed private company owned by members of Merry Land’s management and board;

•	Merry Land’s compensation plans; and

•	proposed agreements with Cornerstone.

Sale of Non-apartment Assets.    Pursuant to a purchase and sale agreement and in connection with the merger, Merry Land has agreed to sell its non-apartment assets to Merry Land & Investment Company. The members of Merry Land & Investment Company are the following Merry Land officers and directors:

•	W. Tennent Houston, chairman of the board and chief executive officer;

•	Michael N. Thompson, director, president, and chief operating officer;

•	Dorrie E. Green, senior vice president, chief financial officer, secretary and treasurer; and

•	Fred W. Bolt, senior vice president – development.

As part of this sale, Merry Land will enter into development and consulting services agreements with Merry Land & Investment Company under which Merry Land & Investment Company may receive substantial payments. In addition, Merry Land will pay the transaction costs incurred by Merry Land & Investment Company in connection with the purchase and sale agreement. For more information on these transactions, please see “Sale to Merry Land & Investment Company, LLC” beginning on page     . The members of the Merry Land & Investment Company will cease to be officers or employees of Merry Land upon completion of the merger.

Bonus Program.    In connection with the merger, the independent committee and the board of directors approved, and Merry Land adopted, a bonus program providing the executive officers and approximately 20 other specified officers and employees of Merry Land a one-time bonus payment. The purpose of the bonus plan is to encourage the recipients to continue employment with Merry Land and to preserve the value of Merry Land’s business pending the merger. Most of these employees will not continue employment with Cornerstone or the merger subsidiary after the merger. Each person’s payment will equal one month’s base salary for each six months of service that person has with Merry Land, as of the completion of the merger, up to a maximum bonus payment equal to six months of base salary. In addition, each other individual who is classified as an on-site employee, as of the merger, will receive a one-time bonus of $500. The aggregate bonus payments to be made under the bonus plan are expected to be approximately $650,000. The payments to Merry Land’s executive officers, and the other officers and employees as a group under the bonus plan are as follows:

•	$50,000 for Mr. Houston;

•	$50,000 for Mr. Thompson;

•	$75,000 for Mr. Green;

•	$25,000 for Mr. Bolt;

•	$420,150 to approximately 20 other officers and employees as a group; and

•	$37,000 to 74 on-site employees

Restricted Stock Grants.    All previously awarded restricted stock grants to officers and key employees of Merry Land that have not otherwise lapsed or been forfeited at the time of the merger will vest at the merger. Historically, a significant part of the compensation of Merry Land’s executive officers and key employees has been paid through awards of restricted stock grants. While these restricted stock grants are generally scheduled to vest over periods ranging from five to fifteen years, some will vest automatically upon a change in control. In addition, Merry Land’s board of directors has approved amendments to all outstanding awards which provide that an additional 65,000 common shares subject to restricted stock grants will vest automatically upon a change in control, such as the merger. Merry Land’s independent committee of the board of directors approved the accelerated vesting of these grants at the same meeting that it approved the merger in order to ensure the continuing value of these shares to their holders and to fulfill their original incentive purpose. As a result of this accelerated vesting, 330,349 unvested Merry Land common shares subject to restricted stock grants will vest at the merger, including:

•	93,685 Merry Land common shares held by Mr. Houston, of which 79,685 would have automatically vested absent the recent amendment;

•	93,685 Merry Land common shares held by Mr. Thompson, of which 79,685 would have automatically vested absent the recent amendment;

•	49,843 Merry Land common shares held by Mr. Green, of which 40,843 would have automatically vested absent the recent amendment;

•	20,000 Merry Land common shares held by Mr. Bolt, all of which would have automatically vested absent the recent amendment; and

•	73,136 Merry Land common shares held by other officers and employees as a group, of which 45,136 would have automatically vested absent the recent amendment.

Potential Excise Tax Gross-up.    Merry Land has entered into agreements with Messrs. Houston, Thompson and Green providing that, in the event any of these individuals become liable for any excise tax imposed by Section 4999 of the Internal Revenue Code by reason of the vesting of restricted stock and other payments and benefits received in connection with the merger, the individual would be entitled to receive a gross-up payment that is generally intended to put the individual in the same financial position in which he would have been if such excise tax had not been imposed. Merry Land does not anticipate any payments being due under these agreements, as it does not believe the excise tax imposed by Section 4999 of the Internal Revenue Code will be triggered as a result of payments in connection with the merger.

Agreements with Cornerstone.

Appointment to the Board of Directors of Cornerstone.    Promptly following the merger, Cornerstone will take any action necessary to cause Mr. Houston to be elected a director of Cornerstone.

Indemnification of Merry Land Directors and Officers.    After the merger, the merger subsidiary will indemnify each present and former officer or director of Merry Land or its subsidiaries to the same extent as provided by the Merry Land articles of incorporation and bylaws, the ESOP or any other Merry Land employee benefit plans in effect on February 19, 2003, including all transactions contemplated by the merger agreement. The merger subsidiary will also maintain “run-off” directors’ and officers’ liability insurance for six years after the merger with a coverage amount and other terms comparable to Merry Land’s current directors’ and officers’ liability insurance policy. The Merry Land articles of incorporation limit the liability of directors to Merry Land and its shareholders for monetary damages for breach of their duty of care and other duties as a director, to the maximum extent permitted by Georgia law, and the Merry Land bylaws provide for the indemnification of directors to the maximum extent permitted by Georgia law.

Piggyback Registration Rights Agreement.    In connection with the merger, Cornerstone will enter into a registration rights agreement with Messrs. Houston and Thompson. The registration rights agreement requires Cornerstone to include any Cornerstone common shares held by Messrs. Houston and Thompson that were:

•	issued to them in the merger;

•	issued to them upon conversion of Cornerstone Series B convertible preferred shares issued to them in the merger; or

•	issued to them as a result of a stock dividend, stock split or other conversion of the Cornerstone common shares and Series B convertible preferred shares issued to them in the merger;

in any registration statements filed by Cornerstone covering Cornerstone common shares for immediate sale for its own account or solely for resale by selling shareholders. For more information regarding the piggyback registration rights agreements, please see “The Merger Agreement – Piggyback Registration Rights Agreement” beginning on page             .

Material United States Federal Income Tax Consequences of the Merger

In General.    The following discussion generally describes the material U.S. federal income tax consequences to a U.S. holder of Merry Land common shares with respect to the exchange of Merry Land common shares for Cornerstone common shares and Series B convertible preferred shares pursuant to the merger. This discussion only applies to you if you are a U.S. holder of Merry Land common shares. A U.S. holder means, for purposes of this discussion:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to U.S. Federal income tax on its income regardless of its source.

This discussion is based upon the following, all of which are subject to change, possibly retroactively:

•	the Internal Revenue Code, as amended (the Code);

•	Treasury regulations;

•	administrative rulings; and

•	judicial decisions currently in effect.

The discussion assumes that you hold your Merry Land common shares, and will hold your Cornerstone common shares and Series B convertible preferred shares, as capital assets within the meaning of section 1221 of the Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal investment circumstances or if you are subject to special treatment under U.S. federal income tax laws, including federal income tax laws applicable to:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currency;

•	banks, trusts, or financial institutions;

•	persons that hold Merry Land common shares as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	investors in pass-through entities;

•	persons who acquired their Merry Land common shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan;

•	foreign persons;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	holders of Merry Land common shares received as a grant of restricted stock under any Merry Land benefit plan.

If a partnership, including for this purpose, any entity, domestic or foreign, treated as a partnership for U.S. tax purposes, is a beneficial owner of Merry Land common shares, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of Merry Land common shares that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding the common shares.

In addition, the discussion does not address tax consequences of the following:

•	any transaction in which Cornerstone common shares or Series B convertible preferred shares are sold or otherwise disposed of; and

•	the effect of foreign, estate, state, or local tax laws on the merger.

You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger including the applicable federal, state, local, and foreign tax consequences.

Material U.S. Federal Income Tax Consequences to Merry Land Shareholders.    Merry Land and Cornerstone intend that this merger will qualify as a reorganization within the meaning of section 368(a) of the Code. They cannot provide any assurance, however, that the merger will qualify as a reorganization. Assuming the merger does so qualify, the following summarizes the material federal income tax consequences of the merger to U.S. holders of Merry Land common shares under the law in effect as of the date hereof.

Share Exchange.    We expect the merger to be tax-free to Merry Land shareholders who will receive Cornerstone common shares and Series B convertible preferred shares in exchange for their Merry Land common shares. Therefore, you will not have to pay U.S. federal income taxes on these shares as a result of the merger.

Fractional Shares.    If you receive cash instead of a fractional share, you will generally recognize gain or loss in an amount equal to the difference between:

•	the amount of cash you receive instead of a fractional share; and

•	the portion of your adjusted tax basis in your Merry Land common shares that is allocated to the fractional share.

This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held, or are treated as having held, your Merry Land common shares for more than one year as of the time of the exchange.

Tax Basis.    The total tax basis of the Cornerstone common shares and Series B convertible preferred shares that you receive in the merger will be equal to the total tax basis of your Merry Land common shares exchanged therefor, other than the portion of such tax basis allocable to a fractional share of stock for which you receive cash.

Your total tax basis of the Cornerstone common shares and Series B convertible preferred shares should be allocated between the Cornerstone common shares and the Series B convertible preferred shares based on their relative fair market values. Please consult your own tax advisor regarding allocating your tax basis between the Cornerstone common shares and Series B convertible preferred shares.

Holding Period.    The holding period of the Cornerstone common shares and Series B convertible preferred shares that you receive in the merger will include the period for which you held the Merry Land common shares surrendered therefor.

Exercise of Dissenters’ Rights.    If you receive cash instead of Cornerstone common shares and Series B convertible preferred shares because you are entitled to dissenters’ rights under Georgia law and you have exercised your dissenters’ rights thereunder as provided in “The Merger – Dissenters’ Rights” beginning on page              of this proxy statement/prospectus, you will generally recognize gain or loss in an amount equal to the difference between:

•	the amount of cash you will receive; and

•	your adjusted tax basis in your Merry Land common shares.

The gain or loss will be capital gain or loss, and it will be long-term capital gain or loss if you held, or are treated as having held, your Merry Land common shares for more than one year as of the time of the exchange.

Tax Opinion.    Piper Rudnick LLP, as counsel to Merry Land, has provided an opinion to Merry Land, and McGuireWoods LLP, as counsel to Cornerstone, has provided an opinion to Cornerstone that the merger of Merry Land with and into Cornerstone Merger Sub, Inc. will qualify as a reorganization for United States federal income tax purposes within the meaning of section 368(a) of the Code. However, the opinions of counsel are based on specified facts and representations by Cornerstone, the merger subsidiary, Merry Land and specified Merry Land shareholders, and assumptions, some of which are outside of the control of Merry Land and Cornerstone. If any of these facts, representations, and assumptions are incorrect in certain material respects as of the time of the merger, the conclusions reached in the opinions could be jeopardized.

Except for the assumption described in the immediately preceding paragraph, neither Merry Land nor Cornerstone is currently aware of any facts or circumstances that could cause any facts, representations, and assumptions set forth in the opinion to be untrue or incorrect in any material respect.

An opinion of counsel is not binding on the Internal Revenue Service or the courts, and the IRS could assert, or a court could adopt, a contrary position. The opinions are based on currently existing law, which are subject to change. Any change, which may or may not be retroactive, could jeopardize the conclusions reached in the opinion.

A successful IRS challenge to the reorganization status of the merger would result in your recognizing taxable gain or loss with respect to your Merry Land common shares surrendered. This taxable gain or loss would be equal to the difference between:

•	the sum of the fair market value as of the closing of the merger of the Cornerstone common shares and Series B convertible preferred shares you receive in exchange for your shares of Merry Land common shares and any cash you receive instead of fractional shares; and

•	your adjusted tax basis in your Merry Land common shares.

In this event, gain would generally be capital gain, which would be long-term capital gain if you held, or are treated as having held, your Merry Land common shares for more than one year as of completion of the merger. The aggregate tax basis in the Cornerstone common shares and Series B convertible preferred shares that you receive would equal their fair market value as of the completion of the merger less the portion of such basis allocable to a fractional share for which you receive cash. Your holding period in the Cornerstone common shares and Series B convertible preferred shares that you receive would commence the day after the date of the completion of the merger.

Backup Withholding.    Some non-corporate U.S. holders of Merry Land common shares may be subject to backup withholding on cash payments, if any, received for fractional shares. Backup withholding will not apply to you, if you furnish a correct taxpayer identification number and make appropriate certifications as provided on the substitute IRS Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of the merger, or are otherwise exempt from backup withholding. We will report to our shareholders and the IRS the amount of cash, if any, and Cornerstone common shares and Series B convertible preferred shares paid in the merger and the amount of tax withheld, if any.

Conversion of Series B Convertible Preferred Shares into Cornerstone Common Shares.    The conversion of the Series B convertible preferred shares to Cornerstone common shares will be tax-free. Therefore, you will not pay U.S. federal income tax on the conversion of the Series B convertible preferred shares into Cornerstone common shares. The tax basis of the Cornerstone common shares that you receive upon conversion of the Series B convertible preferred shares will be equal to the tax basis of your Series B convertible preferred shares exchanged therefor.

Election of REIT Status.    Cornerstone has elected to be treated as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1993. Based on assumptions and representations summarized below, McGuireWoods LLP, legal counsel to Cornerstone, is of the opinion that beginning with Cornerstone’s taxable year ended December 31, 1993 and through December 31, 2001:

•	Cornerstone was organized, and has operated, in conformity with the requirements for qualification and taxation as a REIT under the Code; and

•	From January 1, 2002, Cornerstone’s method of operations described in this prospectus will enable it to continue to satisfy the requirements for qualification as a REIT.

The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results. McGuireWoods LLP will not monitor Cornerstone’s compliance with these requirements. While Cornerstone expects to satisfy these tests, and will use its best efforts to do so, Cornerstone cannot ensure it will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect it and its shareholders. The following is a summary of the material federal income tax considerations affecting Cornerstone as a REIT and its shareholders:

REIT Qualification.    In order to maintain REIT qualification, Cornerstone must meet the following criteria:

•	it must be organized as an entity that would, if it did not maintain its REIT status, be taxable as a domestic corporation;

•	it must be managed by one or more directors;

•	its taxable year must be the calendar year;

•	its beneficial ownership must be evidenced by transferable shares;

•	beneficial ownership of its capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and

•	not more than 50% of the value of its outstanding shares of capital stock may be held, directly or indirectly, applying constructive ownership rules, by five or fewer individuals at any time during the last half of each of its taxable years.

To protect against violations of these requirements, Cornerstone’s bylaws provide restrictions on transfers of its shares, as well as provisions that automatically convert shares into nonvoting, non-dividend paying excess shares to the extent that the ownership otherwise might jeopardize its REIT status.

To monitor Cornerstone’s compliance with the share ownership requirements, it is required to and does maintain records disclosing the actual ownership of common shares. To do so, Cornerstone demands written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares. A list of those persons failing or refusing to comply with this demand is maintained as part of Cornerstone’s records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and other information.

Cornerstone expects to satisfy each of the requirements discussed above. It also expects to satisfy the requirements that are separately described below concerning the nature and amounts of its income and assets and the levels of required annual distributions.

Sources of Gross Income.    In order to qualify as a REIT for a particular year, a REIT also must meet two tests governing the sources of its income. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. In evaluating a REIT’s income, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT holds an interest as a partner, and that income will retain the character that it has in the hands of the partnership. The Code allows a REIT to own and operate a number of its properties through wholly owned subsidiaries that are “qualified REIT subsidiaries.” The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of the REIT.

75% Gross Income Test.    At least 75% of a REIT’s gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance are:

•	rents from real property;

•	interest on loans secured by real property;

•	gain from the sale of real property or loans secured by real property, excluding gain from the sale of property held primarily for sale to customers in the ordinary course of a company’s trade or business, referred to below as “dealer property”;

•	income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property;

•	distributions on, or gain from the sale of, shares of other qualifying REITs;

•	abatements and refunds of real property taxes; and

•	“qualified temporary investment income.”

In evaluating a REIT’s compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from “prohibited transactions.” In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and dealer property held by a REIT for at least four years.

Substantially all of Cornerstone’s operating gross income is considered rent from real property. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property, so long as the personal property rent is less than 15% of the total rent. Cornerstone does not expect to earn material amounts attributable to tenant services or personal property. Rent from real property generally does not include rent based on the income or profits derived from the property. Cornerstone does not intend to lease property and receive rentals based on the tenant’s net income or profit. However, rent based on a percentage of gross income is permitted as rent from real property.

With the exception for certain rents received from a taxable REIT subsidiary, “rents from real property” also excludes amounts received from a person or corporation in which a REIT, or any of its 10% or greater owners, directly or indirectly through the constructive ownership rules contained in section 318 of the Code, owns a 10% or greater interest. A third exclusion covers amounts received with respect to real property if the REIT furnishes services to the tenants or manages or operates the property, other than through an “independent contractor” from whom the REIT does not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services provided by the REIT are usually or customarily rendered in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant. Further, if the value of the non-customary service income with respect to a property, valued at no less than 150% of the REIT’s direct cost of performing the services, is 1% or less of the total income derived from the property, then all rental income from that property except the non-customary service income will qualify as rents from real property.

A REIT may jointly elect with a corporation, in which the REIT directly or indirectly owns stock, to cause the corporation to be treated as a taxable REIT subsidiary. Amounts received as rent from a taxable REIT subsidiary are not excluded from rents from real property by reason of the related party rule described above, if the activities of the taxable REIT subsidiary and the nature of the properties it leases meet certain requirements.

Upon the ultimate sale of any of Cornerstone’s properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property, not involving a prohibited transaction.

95% Gross Income Test.    In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of a REIT’s gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional “passive” investment sources that are not necessarily real estate related. The term “interest”, under both the 75% and 95% tests, does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

Failing the 75% or 95% Tests; Reasonable Cause.    As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources such as brokerage commissions or other fees for services rendered. Cornerstone may receive this type income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and this income, together with other non-qualifying income, is expected to be at all times less than 5% of Cornerstone’s annual gross income. While Cornerstone does not anticipate it will earn substantial amounts of non-qualifying income, if non-qualifying income exceeds 5% of its gross income, it could lose its status as a REIT.

If a REIT fails to meet either the 75% or 95% income tests during a taxable year, it may still qualify as a REIT for that year if:

•	it reports the source and nature of each item of its gross income in its federal income tax return for that year;

•	the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and

•	the failure to meet the tests is due to reasonable cause and not to willful neglect.

However, in that case, the REIT would be subject to a 100% tax based on:

•	the greater of:

–	the amount by which the REIT fails the 75% income test for the year; or

–	the amount by which 90% of the REIT’s gross income exceeds the amount of gross income it derives from sources that count toward satisfying the 95% gross income test; multiplied by

•	a fraction intended to reflect the REIT’s profitability.

Character of Assets Owned.    On the last day of each calendar quarter, a REIT also must meet two tests concerning the nature of its investments. First, at least 75% of the value of the REIT’s total assets generally must consist of real estate assets, cash, cash items and government securities. For this purpose, real estate assets include:

•	interests in real property,

•	interests in loans secured by mortgages on real property or by interests in real property;

•	shares in other REITs and certain options;

but exclude mineral, oil or gas royalty interests. The temporary investment of new capital in stock or debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date the REIT receives the new capital.

Second, although the balance of a REIT’s assets generally may be invested without restriction, not more than 20% of the value of a REIT’s total assets may be represented by the securities of one or more taxable REIT subsidiaries. Also, with exception for securities includible for purposes of the 75% test as well as the securities of a taxable REIT subsidiary and qualified REIT subsidiary, a REIT will not be permitted to own:

•	securities of any one issuer that represent more than 5% of the value of its total assets;

•	more than 10% of the outstanding voting securities of any single issuer; or

•	more than 10% of the value of the outstanding securities of any single issuer.

As noted, a REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT’s assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership. Cornerstone expects to satisfy these asset tests.

Annual Distributions to Shareholders.    To maintain REIT status, a REIT generally must distribute to its shareholders in each taxable year at least 90% of its net ordinary income. More precisely, a REIT must distribute an amount equal to:

•	90% of the sum of:

–	its REIT taxable income before deduction of dividends paid and excluding any net capital gain; and

–	any net income from foreclosure property less the tax on the income; minus

•	limited categories of excess non-cash income, including, cancellation of indebtedness and original issue discount income.

REIT taxable income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

A REIT may satisfy the 90% distribution test with dividends paid during the taxable year and with dividends paid after the end of the taxable year if the dividends fall within one of the following categories:

•	dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid in the prior year for its shareholders and itself; and

•	dividends declared before the due date of its tax return for the taxable year (including extensions) also will be treated as paid in the prior year for itself if they are paid:

–	within 12 months of the end of the taxable year; and

–	no later than the REIT’s next regular distribution payment occurring after that declaration.

Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January will be taxable to the shareholders in the year paid, even though the REIT may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed on a REIT for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of:

•	85% of a REIT’s “ordinary income”;

•	95% of a REIT’s capital gain net income; and

•	any undistributed income from prior periods.

A REIT will be taxed at regular corporate rates to the extent it retains any portion of its taxable income. It is possible that Cornerstone may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for its funds, or because of timing differences between tax reporting and cash receipts and disbursements. Although Cornerstone does not anticipate any difficulty in meeting this requirement, it cannot assure you that necessary funds will be available. In the event this occurs, Cornerstone may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends and meet the 90% distribution requirement.

If Cornerstone fails to meet the 90% distribution requirement because of an adjustment to its taxable income by the IRS, it may be able to retroactively cure the failure by paying a deficiency dividend, as well as applicable interest and penalties, within a specified period.

Taxation as a REIT.    As a REIT, Cornerstone generally will not be subject to corporate income tax to the extent it currently distributes its REIT taxable income to its shareholders. This treatment effectively eliminates the double taxation imposed on investments in most corporations. Cornerstone generally will be taxed only on the portion of its taxable income that it retains, including any undistributed net capital gain, because it will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent a class is entitled to a preference. Cornerstone does not anticipate it will pay any preferential dividends.

Even as a REIT, Cornerstone will be subject to tax in the following circumstances:

•	certain income or gain from foreclosure property will be taxed at the highest corporate rate;

•	a tax of 100% applies to any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business;

•	if it fails to meet either the 75% or 95% source of income tests, a 100% tax would be imposed equal to the amount obtained by multiplying:

–	the greater of the amount, if any, by which (a) it failed either the 75% income test or (b) 90% of the REIT’s gross income exceeds the amount of gross income it derives from sources that count toward satisfying the 95% income test; by

–	the ratio of its REIT taxable income to its gross income (excluding capital gain and other items);

•	items of tax preference, excluding items specifically allocable to its shareholders, will be subject to the alternative minimum tax;

•	if it fails to distribute with respect to each calendar year at least the sum of:

–	85% of its REIT ordinary income for the year;

–	95% of its REIT capital gain net income for the year; and

–	any undistributed taxable income from prior years;

it would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed; and

•	under regulations, it also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets it acquires in specified tax-free corporate transactions, to the extent the gain is recognized during the first ten years after it acquires the assets.

Failure to Qualify as a REIT.    If Cornerstone fails to qualify as a REIT and is not successful in seeking relief, it will be taxed at regular corporate rates on all of its taxable income. Distributions to its shareholders would not be deductible in computing that taxable income and it would no longer be required to make distributions. Any corporate level taxes generally would reduce the amount of cash available for distribution to shareholders and, because shareholders would continue to be taxed on any distributions they receive, the net after tax yield to shareholders likely would be substantially reduced.

As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect upon shareholders and Cornerstone. If Cornerstone loses its REIT status, unless it is able to obtain relief, it will not be eligible to elect REIT status again until the fifth taxable year that begins after the taxable year during which its election was terminated.

Taxation of Shareholders.    In general, distributions will be taxable to shareholders as ordinary income to the extent of earnings and profits. Specifically, dividends and distributions will be treated as follows:

•	Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year are generally treated as if received by the shareholders on December 31 of the calendar year during which they were declared.

•	Distributions paid to shareholders will not constitute passive activity income, and as a result generally cannot be offset by losses from passive activities of a shareholder who is subject to the passive activity rules.

•	Distributions designated as capital gains dividends generally will be taxed as long-term capital gains to shareholders to the extent that the distributions do not exceed the REIT’s actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any capital gains dividends as ordinary income.

•	If a REIT elects to retain and pay income tax on any net long-term capital gain, its shareholders would include in their income as long-term capital gain their proportionate share of net long-term capital gain. The shareholders would receive a credit for the shareholder’s proportionate share of the tax paid by the REIT on retained capital gains and an increase in basis in their shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax the REIT paid.

•	Any distributions a REIT makes, whether characterized as ordinary income or as capital gains, is not eligible for the dividends received deduction for corporations.

•	Shareholders are not permitted to deduct a REIT’s losses or loss carry-forwards.

Cornerstone may generate cash in excess of its net earnings. If Cornerstone distributes cash to its shareholders in excess of its current and accumulated earnings and profits, other than as a capital gain dividend, the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder’s shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of current and accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss.

Generally, gain or loss realized by a shareholder upon the sale of shares will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend, or has included a share of the REIT’s retained net long-term capital gain, as described above, and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain income received or included.

In any year in which Cornerstone fails to qualify as a REIT, shareholders generally will continue to be treated in the same fashion described above, except that none of Cornerstone’s dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and the shareholders will not be required to report any share of its tax preference items.

Backup Withholding.    Cornerstone will report to its shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under current law, if a shareholder is subject to backup withholding, Cornerstone will be required to deduct and withhold from any dividends payable to that shareholder a tax of:

•	30% for taxable year 2003;

•	29% for taxable years 2004 and 2005; and

•	28% for taxable years 2006 and thereafter.

These rules may apply in the following circumstances:

•	when a shareholder fails to supply a correct taxpayer identification number;

•	when the IRS notifies Cornerstone that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number; or

•	in the case of corporations or others within exempt categories, when they fail to demonstrate that fact when required.

A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder’s federal income tax liability. Cornerstone also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

The United States Treasury has issued final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. You should consult your own tax advisor concerning the adoption of the final regulations and the potential effect on your ownership of Cornerstone common shares and Series B convertible preferred shares.

Accounting Treatment

Cornerstone expects to account for the merger using the purchase method of accounting in accordance with generally accepted accounting principles.

Principal Shareholder Agreements

In connection with signing the merger agreement, W. Tennent Houston, Michael N. Thompson and Dorrie E. Green, owners of an aggregate of 887,867 Merry Land common shares or approximately 32% of the outstanding shares, entered into separate principal shareholder agreements with Cornerstone. In each agreement, the principal shareholder agreed to vote, or cause his shares to be voted:

•	in favor of the approval of the merger agreement,

•	against any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Merry Land or any of its subsidiaries under the merger agreement, or of the principal shareholder under the principal shareholder agreements, and

•	except as otherwise agreed to in writing in advance by Cornerstone, against the following actions or proposals:

–	any extraordinary corporate transaction, such as a merger, consolidation or other business combination;

–	a sale, lease or transfer of a significant part of Merry Land’s assets, or a reorganization, recapitalization, dissolution or liquidation;

–	any change in the persons who constitute the board of directors that is not approved in advance by at least a majority of the persons who were directors of Merry Land as of the date of the principal shareholder agreements (or their successors who were so approved);

–	any change in Merry Land’s present capitalization or any amendment of Merry Land’s articles of incorporation or bylaws;

–	any other material change in Merry Land’s corporate structure or business; or

–	any other action or proposal that is intended, or could reasonably be expected, to prevent, impede, or interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement.

The principal shareholder agreements terminate in the event the merger agreement terminates.

Each of these principal shareholders also appointed Cornerstone, or its designee, as proxy to vote his shares at any Merry Land special meeting called with respect to the matters described above.

Management and Operations of Cornerstone After the Merger

After we complete the merger, the current directors and executive officers of Cornerstone will continue to serve in the positions and in the capacities that they served before the merger. In addition, Mr. Houston, Merry Land’s current chairman and chief executive officer, will be become a director of Cornerstone.

Regulatory Approvals and Third Party Consents

Cornerstone and Merry Land believe that there are no material regulatory approvals required in connection with the merger agreement, the merger, or the other transactions contemplated by the merger agreement, other than regulatory approvals that they expect to be able to obtain in the ordinary course.

Cornerstone’s obligation to complete the merger is subject to receiving consent to the merger from Merry Land’s lenders and under Merry Land’s partnership agreement for Merritt at Godley Station. The lender under Merry Land’s mortgage loans has consented to the merger, subject to the satisfaction of customary closing conditions at the time of the merger. Application for consent has been made with the U.S. Department of Housing and Urban Development, which is required in connection with Merry Land’s loan for Merritt at James Island, and Cornerstone anticipates receiving this consent by the date of the special meeting. Cornerstone also expects to receive the required consent under the partnership agreement for Merritt at Godley Station by the date of the special meeting.

Restrictions on Resales by Affiliates

The Cornerstone common shares and Series B convertible preferred shares to be issued to Merry Land shareholders in the merger will be transferable, subject to the restrictions contained in Cornerstone’s articles of incorporation, except for shares issued to any person who may be deemed to be an “affiliate” of Merry Land within the meaning of Rule 145 under the Securities Act, or who will become an affiliate of Cornerstone within the meaning of Rule 144 under the Securities Act after the merger.

Cornerstone common shares and Series B convertible preferred shares received by persons who are deemed to be affiliates of Merry Land or who become Cornerstone affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Merry Land generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Merry Land, and may include officers, directors and shareholders of Merry Land. All Merry Land shareholders who may be deemed to be affiliates of Merry Land will be so advised before the completion of the merger.

Under the merger agreement, Merry Land will use its reasonable best efforts to obtain an affiliate agreement from each affiliate of Merry Land before we complete the merger. Each Merry Land affiliate will agree not to sell, pledge, transfer or otherwise dispose of any Cornerstone common shares issued to the affiliate in the merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145. Rule 145 generally requires that, for specified periods, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements under Rule 144 under the Securities Act.

Cornerstone has the right to place restrictive legends, as specified in the affiliate agreements, on the certificates representing any Cornerstone common shares to be received by the affiliates in the merger, and to issue appropriate stop transfer instructions to the transfer agent for the Cornerstone common shares and Series B convertible preferred shares, consistent with the terms of the affiliate agreements.

Persons who are not affiliates of Merry Land generally may sell their Cornerstone common shares and Series B convertible preferred shares without restrictions.

Legal Proceedings

On February 25, 2003, a plaintiff claiming to be a Merry Land shareholder filed a purported class action lawsuit against Merry Land and its directors in the Superior Court of Richmond County, Georgia. The law suit alleges that the Merry Land directors breached their fiduciary duties to the Merry Land shareholders by approving the proposed merger between Merry Land and Cornerstone and related transactions, including the sale by Merry Land of the non-apartment assets to Merry Land & Investment Company. The action seeks, among other things, an injunction barring the transactions and the payment of the plaintiff’s attorneys’ and experts’ fees. Merry Land and its directors believe that the action is without merit and will vigorously defend against the action.

Expenses of the Merger

If the merger is completed, Cornerstone will pay all reasonable and customary fees and expenses that Merry Land or Merry Land & Investment Company incur in connection with the negotiation, execution and completion of the merger agreement, the merger and the other transactions contemplated by the merger agreement. These fees and expenses will include:

•	reasonable and customary fees of Merry Land’s financial, accounting and legal advisors in the merger; and

•	reasonable and customary fees of Merry Land & Investment Company’s legal advisors.

Merry Land estimates that these fees will not be more than $2 million. This estimate does not include:

•	fees payable to lenders or their counsel in connection with required lender consents;

•	expenses for property transfers;

•	printer’s fees; or

•	expenses in connection with termination of Merry Land’s ESOP.

Cornerstone will not pay any fees or expenses incurred by Merry Land & Investment Company incurred after the merger is completed.

Generally, if the merger is not completed, Cornerstone and Merry Land will each pay their own costs and expenses incurred in the merger and the transactions contemplated by the merger agreement. All printing costs and SEC filing fees paid in connection with the merger, however, would be paid 50% by Merry Land and 50% by Cornerstone.

If the merger agreement is terminated under specified circumstances, either Cornerstone or Merry Land may be required to pay the other party’s expenses in the merger. For more information regarding the circumstances under which Cornerstone or Merry Land may be responsible for paying the other party’s expenses, please see “The Merger Agreement – Termination Fees and Expenses” beginning on page              of this proxy statement/prospectus.

Merry Land Employee Stock Ownership Plan

Voting Rights.    Merry Land currently sponsors and maintains an Employee Stock Ownership Plan. The ESOP is a tax-qualified retirement plan for the benefit of employees of Merry Land and its subsidiaries who:

•	are at least 21 years old; and

•	have completed at least one year of eligible service.

The trustee of the ESOP is W. Tennent Houston, chairman and chief executive officer of Merry Land. Pursuant to the terms of the ESOP, participants in the ESOP are entitled to direct the trustee on how to vote the Merry Land common shares allocated to their accounts. The trustee, Mr. Houston, is the fiduciary under the ESOP responsible for voting the unallocated shares owned by the ESOP. As a fiduciary, Mr. Houston has an obligation to vote the unallocated shares in the best interest of the ESOP participants and their beneficiaries. Please note, however, that a conflict of interest may exist, because Mr. Houston has interests in the merger that are different from, or in addition to, those benefits that shareholders will generally receive. For more information on the benefits that Mr. Houston will receive in the merger, we urge you to carefully review “The Merger  —  Interests of Certain Persons in the Merger” beginning on page             .

The principal shareholders agreement Mr. Houston entered into in connection with the merger does not include any agreement relating to voting the unallocated shares owned by the ESOP. For more information on Mr. Houston’s principal shareholders agreement, we urge you to carefully review “The Merger – Principal Shareholder Agreements” beginning on page             .

As of the record date, the ESOP held approximately                  Merry Land common shares, of which approximately              were not allocated to participant accounts.

ESOP Stock Acquisition Loans.    Merry Land has made loans to the ESOP to facilitate the acquisition by the ESOP of Merry Land common shares for the benefit of the participants in, and beneficiaries of, the ESOP. These loans are repaid with:

•	annual contributions made by Merry Land to the ESOP; and

•	dividends, if any, paid on Merry Land common shares purchased by the ESOP.

The loans are secured by a pledge of the Merry Land common shares held by the ESOP and acquired with the proceeds from the loan. The shares are released from the pledge and allocated to ESOP participants’ accounts pro rata, as the loans are repaid. On the record date, the aggregate outstanding principal balance on the ESOP loans was $137,088, and the loans were secured by 12,851 pledged Merry Land common shares.

Termination of ESOP in the Merger.    In connection with the merger, we will:

•	attempt to terminate the ESOP as of the effective time of the merger;

•	sell the Cornerstone common shares the ESOP will receive in the merger and that are not allocated to individual participants in order to repay the outstanding ESOP loans;

•	allocate any remaining unallocated Cornerstone shares after satisfaction of the ESOP loans to the ESOP participants as earnings; and

•	submit an application for favorable determination by the IRS that the ESOP is qualified as to its form as of the ESOP’s termination.

Mr. Houston will continue as the ESOP’s trustee after the merger. Upon termination of the ESOP and a favorable determination by the IRS, the plan administrator will distribute to each participant the Cornerstone common shares and Series B convertible preferred shares allocated to their respective accounts.

Dissenters’ Rights

Merry Land’s shareholders may have the right to dissent from the merger and receive cash payment for their Merry Land common shares by following the procedures set forth in Sections 14-2-1301 through 14-2-1332 of Georgia law. The following is only a summary of the provisions of Georgia law and is qualified in its entirety by reference to the full text of such provisions, a copy of which is attached to this proxy statement/prospectus as Annex D.

Georgia law provides that any dissenting shareholder who wants to object to the merger and receive payment in cash for the fair value of the shareholder’s Merry Land common shares must deliver written notice of the shareholder’s intent to dissent and demand payment of the fair value of the shareholder’s shares prior to the vote regarding the merger. The notice must be delivered to Merry Land Properties, Inc., 209 Seventh Street, Suite 300, Augusta, Georgia 30901, Attention: Dorrie E. Green. If you vote in favor of the merger proposal, you will not be entitled to payment as a dissenter, even if a notice of dissent has been properly delivered.

Applicability of Dissenters’ Rights Statute.    Under the Georgia dissenters’ rights statute, Merry Land’s shareholders will not have dissenters’ rights if:

•	on , 2003, the record date for the special meeting, the Merry Land common shares were held of record by more than 2,000 shareholders; and

•	at the effective date of the merger, the Cornerstone common shares and Series B convertible preferred shares are either listed on a national securities exchange or held of record by more than 2,000 shareholders.

As of                                     , 2003, the record date for the special meeting, the Merry Land common shares were held of record by                          shareholders. In addition, approximately                  shareholders hold their shares in “street name”,                  of which have not objected to the disclosure of their names to Merry Land. As permitted by Georgia law, Merry Land has adopted procedures to recognize as record holders those beneficial holders owning shares in “street name”, who have not objected to the disclosure of their names to Merry Land, for the purposes of the Georgia dissenters’ rights statute and for the special meeting. However, to vote at the special meeting, a beneficial owner must present a proxy from his broker entitling the beneficial owner to vote his shares held in street name by the broker. As permitted under Virginia law, Cornerstone has adopted a similar procedure with respect to beneficial owners of the Cornerstone Series B convertible preferred shares.

Cornerstone’s common shares are listed on the New York Stock Exchange but Cornerstone’s Series B convertible preferred shares will not be listed on a national securities exchange. The Georgia statute is not clear as to whether the Cornerstone Series B convertible preferred shares would be considered held of record by 2,000 or more shareholders at the effective date of the merger. If the Cornerstone Series B convertible preferred shares meet this requirement at the effective date of the merger, you would not be entitled to dissenters’ rights under Georgia law and any dissenting shareholders would only be entitled to receive Cornerstone common shares and Series B convertible preferred shares in the merger. However, because the Georgia statute is not clear, we are providing the required notice under Georgia law that you may have dissenters’ rights. Depending on the number of Merry Land shareholders, if any, exercising dissenters’ rights and the number of Merry Land common shares they hold, we may request that the appropriate Georgia court resolve this question, after the effective date of the merger, in connection with resolving any payment demands received from dissenting shareholders. The following discussion assumes that you are entitled to dissenters’ rights.

Procedure Following the Merger.    If the Merry Land shareholders approve the merger, Cornerstone’s merger subsidiary is required to send by registered or certified mail a form of dissenters’ notice to each of the dissenting shareholders who filed a written notice of the shareholder’s intent to dissent. This dissenters’ notice must:

•	state where the dissenting shareholders’ first payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform the holders of uncertificated shares to what extent transfer of such shares will be restricted after payment demand is made;

•	state the date by which the merger subsidiary must receive the first payment demand, as fixed by the merger subsidiary between 30 and 60 days after the date the dissenter’s notice is delivered; and

•	contain a copy of Article 13 of the Georgia Business Corporation Code.

The merger subsidiary is required to send the dissenters’ notice to each of the dissenting shareholders no later than 10 days after the date of the merger. The dissenters’ notice will be sent to each dissenting shareholder at the shareholder’s address as it appears in the stock transfer books of Merry Land, unless the dissenting shareholder provides the merger subsidiary with a different address.

Each dissenting shareholder to whom the merger subsidiary sends a dissenter’s notice must submit a first payment demand for the shareholder’s shares to the merger subsidiary in accordance with the terms of the dissenters’ notice. The first payment demand must contain the name and address of the dissenting shareholder, the number of shares as to which the dissenting shareholder is demanding payment, which must be all of the shares of capital stock of Merry Land which he or she owns, and a demand for payment of the fair value of the shareholder’s shares. Any dissenting shareholder who does not submit a first payment demand as set forth in the dissenters’ notice loses the right to dissent and will not be entitled to payment for the shareholder’s shares pursuant to the dissenters’ rights provisions of Georgia law.

Within 10 days of the later of the closing date of the merger or the merger subsidiary’s receipt of the first payment demand, the merger subsidiary will offer to pay the dissenting shareholders who have complied with the provisions of Georgia law the amount the merger subsidiary estimates to be the fair value of the shares, plus any accrued interest. The merger subsidiary’s offer of payment shall be accompanied by:

•	Merry Land’s balance sheet as of the fiscal year ended not more than 16 months before the date of payment;

•	Merry Land’s income statement for that year;

•	a statement of changes in Merry Land’s shareholders’ equity for that year;

•	Merry Land’s latest available interim financial statements, if any;

•	a statement of the merger subsidiary’s estimate of the fair value of the Merry Land common shares;

•	an explanation of how the interest on the shares was calculated;

•	a statement of the dissenting shareholder’s right to demand payment of a different amount if the dissenting shareholder is dissatisfied with the offer; and

•	a copy of Article 13 of the Georgia Business Corporation Code.

A dissenting shareholder may accept the merger subsidiary’s offer by providing written notice to the merger subsidiary within 30 days after the date that the merger subsidiary made the offer. A dissenting shareholder is deemed to have accepted such offer by failure to respond within that 30 day time period. If the offer is accepted or deemed accepted, the merger subsidiary will pay for the dissenting shareholder’s Merry Land common shares within 60 days after the date the merger subsidiary made the offer or the date of the merger, whichever date is later. If a dissenting shareholder is dissatisfied with the merger subsidiary’s offer, the dissenting shareholder may make a second payment demand, notifying the merger subsidiary in writing of, and demanding payment for the shareholder’s own estimate of the fair value of the shareholder’s shares and the amount of interest due. A dissenting shareholder waives the right to demand payment of a different amount than that offered by the merger subsidiary unless the dissenting shareholder makes a second payment demand within 30 days after the date the merger subsidiary makes its offer.

If a dissenting shareholder’s second payment demand remains unsettled within 60 days after the merger subsidiary receives the dissenting shareholder’s second payment demand, then the merger subsidiary will submit the matter to the Superior Court of Richmond County, Georgia to determine the fair value of the shares and accrued interest. The merger subsidiary shall make all dissenting shareholders whose second payment demand remain unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If the merger subsidiary does not commence the proceeding within 60 days after receiving the dissenting shareholder’s second payment demand, then the merger subsidiary shall pay each dissenting shareholder whose second payment demand remains unsettled the amount demanded by each such dissenting shareholder in the shareholder’s second payment demand.

Georgia law provides that, for purposes of dissenters’ rights, the value of the Merry Land common shares is determined immediately before the merger and that the fair value excludes any appreciation or depreciation in anticipation of the merger. The value of the dissenting shares, determined in accordance with Georgia law, may be more or less than the value of the Cornerstone common shares and Series B convertible preferred shares to be received in the merger.

THE MERGER AGREEMENT

We believe this summary describes all material terms of the merger agreement. We urge you to read the entire merger agreement for a complete description of the terms and conditions of the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement/prospectus.

Terms of the Merger

The merger agreement provides for the merger of Merry Land with and into Cornerstone Merger Sub, Inc., a subsidiary of Cornerstone. At the effective time of the merger, the separate corporate existence of Merry Land will cease and Cornerstone Merger Sub, Inc. will be the surviving corporation in the merger. The articles of incorporation and the bylaws of Cornerstone Merger Sub will remain in full force and effect after the merger and will serve as the articles of incorporation and bylaws for the surviving corporation.

In the merger, you will receive 1.818 Cornerstone common shares and 0.220 Cornerstone Series B convertible preferred shares for each Merry Land common share you held immediately before the effective time of the merger. If, however, the Cornerstone Series B convertible preferred shares would automatically convert into Cornerstone common shares at the effective time as described in the merger agreement, you will receive 2.038 Cornerstone common shares and no Cornerstone Series B convertible preferred shares for each Merry Land common share you held immediately before the effective time of the merger.

Cornerstone will not issue any fractional Cornerstone common shares or Series B convertible preferred shares in the merger. Instead, if you are entitled to receive a fractional share in the merger, you will be paid an amount in cash equal to:

•	the average closing price on the New York Stock Exchange of a Cornerstone common share for the five trading days immediately preceding the date we complete the merger; multiplied by

•	the fraction of Cornerstone common shares or Series B convertible preferred shares you would have otherwise been entitled to receive in the merger.

Closing Date and Effective Time

We will complete the merger as soon as practicable after the conditions to the merger contained in the merger agreement are satisfied. We intend to complete the merger as soon as practicable following the Merry Land special meeting. The merger will be effective on the date, and at the time, specified in the certificate of merger that we will file with the Secretary of State for the State of Georgia. For more information on the conditions to completing the merger, please see “ – Conditions to the Merger” beginning on page              below.

Exchange of Certificates

When we complete the merger, Cornerstone will deposit with an exchange agent:

•	certificates evidencing the Cornerstone common shares; and

•	a sufficient amount of cash to make payments instead of fractional shares.

The Cornerstone Series B convertible preferred shares will be uncertificated.

You should not send us the certificates representing your Merry Land common shares at this time. After we complete the merger, the exchange agent will send you instructions, including a letter of transmittal, for exchanging your Merry Land common shares for the merger consideration. Once you receive these instructions you should complete and return the letter of transmittal to the exchange agent, together with the certificates representing your Merry Land common shares and any other transmittal materials required by the instructions. Once the exchange agent receives your transmittal materials, the exchange agent will deliver the merger consideration, including any cash instead of fractional shares, to which you are entitled in the merger.

The instructions that you will receive from the exchange agent will also include information for shareholders that have lost or misplaced the certificates representing their Merry Land common shares and that wish to exchange their shares for the merger consideration.

You will not receive dividend payments as a Cornerstone shareholder until you exchange your Merry Land common shares for the merger consideration. Once you complete the exchange, Cornerstone will immediately pay you the amount of any dividends or distributions declared by Cornerstone with a record date after the effective time of the merger and that were paid to holders of Cornerstone common shares before you exchanged your Merry Land common shares for the merger consideration, without interest. You will receive any future dividends or other distributions with a record date after the effective time of the merger and a payment date after the date you completed the exchange of your Merry Land common shares for the merger consideration, on the appropriate payment date.

You will not receive any dividends on your Cornerstone Series B convertible preferred shares until they are converted into Cornerstone common shares, which will occur no later than October 1, 2003.

Representations and Warranties

The merger agreement contains representations and warranties made by both Cornerstone and Merry Land relating to, among other things:

•	organization, good standing and powers;

•	capitalization;

•	authority to enter into the merger agreement and related agreements;

•	filings with the SEC;

•	reliance on financial statements;

•	undisclosed liabilities;

•	absence of changes in business, financial condition and results of operations;

•	litigation;

•	properties;

•	environmental matters;

•	taxes;

•	brokers – schedule of fees and expenses;

•	compliance with applicable laws and regulations;

•	contracts and debt instruments;

•	state takeover statutes;

•	the registration statement of which this proxy statement/prospectus is a part;

•	the Investment Company Act of 1940; and

•	vote requirements for approval of the merger.

The merger agreement also contains representations and warranties specific to Merry Land relating to, among other things:

•	ownership and capitalization of Merry Land’s subsidiaries;

•	related party transactions;

•	Merry Land’s employees and employee benefits;

•	extraordinary payments to Merry Land’s employees, officers and directors;

•	the opinion of Merry Land’s financial advisor;

•	development properties;

•	intellectual properties;

•	insurance; and

•	ESOP accruals.

In addition, the merger agreement contains representations and warranties specific to Cornerstone regarding its qualification as a REIT and the operation and existence of the merger subsidiary before the merger. Neither the representations and warranties made by Cornerstone nor the representations and warranties made by Merry Land in the merger agreement will survive after we complete the merger.

Covenants

The merger agreement contains various covenants and agreements that govern Cornerstone’s and Merry Land’s actions before the effective time of the merger, except as expressly contemplated by the merger agreement, including the following:

Acquisition Proposals.    Merry Land and its controlled subsidiaries will not:

•	initiate, solicit or encourage any inquiries or proposals, including, any proposals or offers to its shareholders, with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transactions involving all or any significant portion of the assets or equity securities of it or any of its subsidiaries;

•	negotiate, discuss, provide non-public information or otherwise facilitate a merger, acquisition tender offer, exchange offer, consolidation, sale of assets or similar transaction;

•	enter into any agreement, arrangement or understanding, other than certain confidentiality agreements, related to any merger, acquisition tender offer, exchange offer, consolidation, sale of assets or similar transaction; or

•	grant any waiver or release under any standstill or similar agreement with respect to any class of Merry Land securities.

Merry Land will use its best efforts to prevent its officers, directors, employees, financial advisors, attorneys, representatives, agents, or non-controlled subsidiaries from engaging in any of the activities described above.

In addition, Merry Land will:

•	cease any activities, discussions or negotiations that might lead to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transactions involving all or any significant portion of the assets or equity securities of it or any of its subsidiaries;

•	notify Cornerstone immediately if Merry Land receives any inquiries, proposals, or requests for information, negotiations or discussions regarding any merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transactions involving all or any significant portion of the assets or equity securities of it or any of its subsidiaries; and

•	not permit either its board of directors or any board committee to recommend or approve, or propose to recommend or approve, any merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transactions involving all or any significant portion of the assets or equity securities of it or any of its subsidiaries, or any related agreement.

Merry Land may enter into discussions related to an unsolicited written proposal if the Merry Land board of directors determines in good faith, after consultation with outside legal counsel, that the discussions are required to comply with their fiduciary duties to shareholders. Merry Land may also enter into a bona fide acquisition proposal made by a third party, which a majority of the Merry Land board of directors determines in good faith, after consultation with an independent investment advisor, to be more favorable to Merry Land’s shareholders, from a financial point of view, than the merger.

Conduct of Merry Land’s Business Pending Merger.    Merry Land has agreed to conduct its business only in the usual, regular and ordinary course and in substantially the same manner as previously conducted. Merry Land has further agreed, among other things, and subject to specified exceptions, to:

•	use its reasonable efforts to preserve its business organizations and goodwill intact and to keep available the services of its officers and employees;

•	confer regularly with Cornerstone regarding material operational matters;

•	notify Cornerstone of any material emergency or other material change in Merry Land’s business;

•	not amend its articles of incorporation, bylaws, code of regulations or partnership or comparable organizational document of any subsidiary without Cornerstone’s prior written consent;

•	issue no shares of capital stock;

•	grant no options relating to shares of Merry Land capital stock;

•	restrict any dividend payments;

•	not sell, lease, or mortgage any assets, except in the ordinary course of business or as contemplated by the purchase and sale agreement with Merry Land & Investment Company;

•	except as reflected in Merry Land’s capital budget, not enter into any commitment, contractual obligation, capital expenditure or transaction, unless approved by Cornerstone, relating to repair of insured casualty losses, or operating expenses incurred in the ordinary course of business;

•	not increase any compensation of its current officers, directors or employees earning more than $75,000 per year; and

•	not purchase any property nor conduct any business operations on behalf of Merry Land & Investment Company.

Conduct of Cornerstone’s Business Pending Merger.    Cornerstone has agreed, among other things, to:

•	use its reasonable efforts to preserve its business organizations and goodwill intact and to keep available the services of its officers and directors;

•	confer regularly with Merry Land regarding material operational matters;

•	notify Merry Land of any material emergency or other material change in Cornerstone’s business;

•	not pay any extraordinary dividends; and

•	use its reasonable best efforts to continue to qualify as a REIT.

Best Efforts; Notification.    Cornerstone and Merry Land have each agreed to use their respective reasonable best efforts to assist and cooperate with one another to fulfill each condition to the merger. The tasks that Cornerstone and Merry Land have agreed to cooperate in accomplishing include:

•	the making of all necessary filings with governmental or regulatory authorities and third parties in connection with the merger;

•	the obtaining of all necessary consents, approvals, permits, or authorizations from governmental or regulatory authorities and third parties in connection with the merger;

•	the payment of specified fees and other reasonable financial accommodations by Cornerstone in connection with obtaining necessary third party consents; and

•	all other actions necessary, proper or appropriate to consummate and make effective the merger.

Cornerstone and Merry Land have also agreed to notify one another if any of the representations or warranties, subject to any materiality qualifier, in the merger agreement become untrue or inaccurate, or if that party fails to satisfy any covenant, condition or agreement under the merger agreement.

Tax Treatment.    Each of Cornerstone and Merry Land have agreed to use their respective reasonable best efforts to:

•	cause the merger to qualify as a reorganization under the provisions of Sections 368(a) of the Internal Revenue Code; and

•	to obtain the opinions of counsel that support the qualification of the merger under this status.

Employment and Benefits Matters.    Cornerstone and Merry Land have agreed that:

•	employees of Merry Land who are employed by Cornerstone will be entitled to participate in an employee benefit plan selected by Cornerstone;

•	Merry Land will adopt a bonus program for the one-time payment of bonuses to employees of Merry Land in connection with the merger;

•	Merry Land will cause all unvested restricted stock grants to vest upon completion of the merger;

•	Merry Land and the surviving corporation in the merger will terminate the ESOP in accordance with ERISA; and

•	Merry Land employees will receive payments to compensate them for excise taxes, if any, imposed under Section 4999 of the Internal Revenue Code that they may owe as a result of payments made to them under the merger agreement.

Indemnification.    The merger agreement provides that the surviving corporation, after the effective time of the merger:

•	will indemnify each present and former officer or director of Merry Land or its subsidiaries to the same extent as provided in the Merry Land articles of incorporation and bylaws, the ESOP or any other Merry Land employee benefit plan as in effect on February 19, 2003; and

•	for six years, maintain “run off” directors and officers liability coverage that is comparable to Merry Land’s current directors and officers liability insurance policy.

The indemnification provisions in the merger agreement are intended to be for the benefit of, and will be enforceable by, each indemnified party, the indemnified party’s heirs and the indemnified party’s personal representatives and will be binding on all successors and assigns of Cornerstone, the surviving corporation and Merry Land.

Purchase and Sale Transaction with Merry Land & Investment Company.    The merger agreement provides that Merry Land will:

•	use its commercially reasonable efforts to obtain all material consents required to be obtained by Merry Land and its subsidiaries from third parties in order to perform its obligations under the purchase and sale agreement and related agreements; and

•	keep Cornerstone apprised of its progress in obtaining the consents, inform Cornerstone if it appears unlikely that a consent will be obtained and cooperate with Cornerstone in obtaining the consents or eliminating the need for the consents.

Cornerstone Directors.    Cornerstone has agreed to cause either W. Tennent Houston or Michael N. Thompson to be elected as a director of Cornerstone. Cornerstone has indicated that Mr. Houston will be elected a director of Cornerstone.

Certain Other Covenants.    The merger agreement contains certain other covenants of the parties relating to, among other things:

•	the preparation of the registration statement of which this proxy statement/prospectus is a part;

•	the Merry Land special meeting;

•	confidentiality;

•	cooperating in issuing public announcements;

•	listing of Cornerstone common shares on the NYSE;

•	obtaining a comfort letter from their respective independent public accountants; and

•	the resignation of Merry Land’s directors and officers at the effective time of the merger.

Conditions to the Merger

The obligations of each party to consummate the merger are subject to the satisfaction and waiver of certain conditions, including:

•	obtaining the affirmative vote of at least a majority of all of the votes entitled to be cast on the merger and at least two-thirds of the Merry Land common shares voting thereon to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	obtaining the approval of the New York Stock Exchange for the listing of the Cornerstone common shares to be issued in the merger and the Cornerstone common shares that may be issued on conversion of the Cornerstone Series B convertible preferred shares to be issued in the merger;

•	the registration statement of which this proxy statement prospectus is a part becoming effective and not subject to any stop order or proceeding by the SEC seeking a stop order;

•	no temporary restraining order, preliminary or permanent injunction or other order being issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the transactions contemplated by the merger; and

•	compliance with all state securities laws.

The obligations of Cornerstone to consummate the merger are further subject to satisfaction and waiver of the following conditions:

•	each of the representations and warranties of Merry Land in the merger agreement being true and correct as of the closing date, excluding changes that occur solely as a result of the transactions contemplated by the merger agreement or the purchase and sale agreement;

•	Merry Land performing its obligations under the merger agreement in all material respects;

•	Merry Land not experiencing any material adverse change;

•	Cornerstone receiving an opinion dated as of the closing date from McGuireWoods LLP or Deloitte & Touche LLP, based on customary certificates and representation letters, that the merger qualifies as a tax-free reorganization under Section 368(a) of the Code;

•	Cornerstone receiving a comfort letter from Merry Land’s independent accountants;

•	the parties receiving all consents and waivers from third parties in connection with the merger, other than consents and waivers from third parties, which, if not obtained, would not have a material adverse effect on Cornerstone or Merry Land;

•	Merry Land and Merry Land & Investment Company executing and delivering all applicable documents, and consummating all relevant transactions to be consummated before the closing date under the purchase and sale agreement;

•	Cornerstone receiving the executed affiliate agreements; and

•	Cornerstone receiving the executed non-competition agreements from Merry Land’s executive officers.

The obligations of Merry Land to consummate the merger are further subject to satisfaction and waiver of the following conditions:

•	each of the representations and warranties of Cornerstone in the merger agreement being true and correct as of the closing date, excluding changes that occur solely as a result of the transactions contemplated by the merger agreement or the purchase and sale agreement;

•	Cornerstone performing its obligations under the merger agreement in all material respects;

•	Cornerstone not experiencing any material adverse change;

•	Merry Land receiving an opinion dated as of the closing date from Piper Rudnick LLP, based on customary certificates and representation letters, that the merger qualifies as a tax-free reorganization under Section 368(a) of the Code;

•	Merry Land receiving a comfort letter from Cornerstone’s independent accountants;

•	the parties receiving all consents and waivers from third parties in connection with the merger, other than consents and waivers from third parties, which, if not obtained, would not have a material adverse effect on Cornerstone or Merry Land;

•	Merry Land receiving an opinion from McGuireWoods LLP, reasonably satisfactory to Merry Land, that for its taxable years ended December 31, 1993 through December 31, 2001, Cornerstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and from January 1, 2002 through the date of the opinion, Cornerstone’s proposed method of operation will enable Cornerstone to continue to meet the requirements for qualification as a REIT under the Internal Revenue Code;

•	Cornerstone executing and delivering all documents, and consummating all relevant transactions, applicable to Merry Land & Investment Company to be executed or consummated, as applicable, before the closing date;

•	Cornerstone executing and delivering the piggy back registration rights agreement; and

•	the articles of amendment designating the Cornerstone Series B convertible preferred shares being filed and a certificate of amendment being issued by the State Corporation Commission of the Commonwealth of Virginia.

Termination

The merger agreement may be terminated at any time before the filing of the certificate of merger in accordance with Georgia law, whether before or after approval of the merger by the Merry Land shareholders:

•	by mutual written consent by both the Cornerstone board of directors and the Merry Land board of directors;

•	by either Cornerstone or Merry Land, if:

–	any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the merger has become final and nonappealable;

–	the merger shall not have been consummated before September 30, 2003; provided, however, that the terminating party has not materially breached its obligations under the merger agreement in a manner that proximately contributed to the failure of the merger to be consummated; or

–	the Merry Land shareholders do not approve the merger, the merger agreement, and the other transactions contemplated by the merger agreement upon a vote at a duly held Merry Land shareholders meeting; or

•	by Cornerstone, if:

–	upon a breach of any representation, warranty, covenant, obligation or agreement of Merry Land set forth in the merger agreement, Merry Land’s representations and warranties, or other obligations under the merger agreement are incapable of being satisfied pursuant to the conditions to closing the merger by September 30, 2003;

–	before the Merry Land special meeting, the Merry Land board of directors has withdrawn or modified in any manner adverse to Cornerstone its approval or recommendation of the merger or merger agreement in connection with a superior acquisition proposal, or approved or recommended any superior acquisition proposal; or

–	Merry Land has entered into a definitive agreement with respect to a competing acquisition proposal.

•	by Merry Land, if:

–	upon a breach of any representation, warranty, covenant, obligation or agreement of Cornerstone set forth in the merger agreement, Cornerstone’s representations and warranties, or other obligations under the merger agreement are incapable of being satisfied pursuant to the conditions to closing the merger by September 30, 2003; or

–	the closing price per Cornerstone common share, as reported on NYSE Composite Transactions reporting system, is below $6.50 per share for 10 or more days during any 30 consecutive trading days.

The merger agreement may also be terminated by written notice to Cornerstone from the Merry Land board of directors before the Merry Land special meeting, if:

•	Merry Land’s board of directors receives a superior acquisition proposal; or

•	Merry Land’s board of directors reasonably determines in good faith that it is necessary to terminate the merger agreement and enter into an agreement to effect the superior acquisition proposal to comply with the board’s fiduciary duties under applicable law;

provided, however, that Merry Land may not terminate the merger agreement unless and until:

•	five business days have elapsed after delivery of written notice to Cornerstone, and that during this time Merry Land has fully cooperated with Cornerstone to modify the proposal so that the merger may be effected, including, without limitation, informing Cornerstone of:

–	the identity of the person making the superior acquisition proposal; and

–	the terms and conditions of the superior acquisition proposal.

•	at the end of this five day period, the superior acquisition proposal continues to constitute a superior acquisition proposal and Merry Land’s board of directors reasonably determines in good faith that it is necessary to terminate the merger agreement and enter into an agreement to effect the superior acquisition proposal to comply with the board’s fiduciary duties under applicable law;

•	at or before the termination of the merger agreement, Cornerstone has received the termination fees required by the merger agreement; and

•	promptly following the termination of the merger agreement, Merry Land enters into a definitive acquisition, merger or similar agreement to effect the superior acquisition proposal.

Termination Fees and Expenses

Merry Land’s Obligations.    If the merger agreement is terminated as a result of:

•	Merry Land receiving a superior acquisition proposal;

•	Merry Land’s board of directors withdrawing or modifying its approval or recommendation of the merger or the merger agreement in connection with a superior acquisition proposal; or

•	Merry Land entering into a definitive agreement for a competing acquisition proposal;

and no representation, warranty, covenant, obligation or agreement of Cornerstone set forth in the merger agreement is incapable of being satisfied pursuant to the conditions to closing the merger by September 30, 2003, then Merry Land will pay Cornerstone a break-up fee of an amount equal to the lesser of:

•	$1,250,000, plus break-up expenses equal to the lesser of:

–	$750,000; and

–	Cornerstone’s out-of-pocket expenses incurred in connection with the merger agreement, including, all attorneys’, accountants’, and investment bankers’ fees and expenses; and

–	the maximum amount that can be paid to Cornerstone without causing Cornerstone to fail to meet the REIT income requirements under the Code; and

•	the sum of:

–	(1) the maximum amount that can be paid to Cornerstone without causing Cornerstone to fail to meet the REIT income requirements under the Code; and

–	(2) if permitted pursuant to an IRS ruling, $1,250,000 plus break-up expenses, less the amount payable under (1), above.

If the merger agreement is terminated as a result of:

•	a breach of any representation, warranty, covenant, obligation or agreement of Merry Land set forth in the merger agreement, which results in Merry Land’s representations and warranties or other obligations under the merger agreement becoming incapable of being satisfied pursuant to the conditions to closing the merger by September 30, 2003; or

•	the Merry Land shareholders not approving the merger agreement, the merger and the other transactions contemplated by the merger agreement upon a vote at a duly held Merry Land shareholders meeting;

and no representation, warranty, covenant, obligation or agreement of Cornerstone set forth in the merger agreement is incapable of being satisfied pursuant to the conditions to closing the merger by September 30, 2003, then Merry Land will pay Cornerstone break-up expenses in an amount equal to the lesser of:

–	$750,000;

–	Cornerstone’s out-of-pocket expenses incurred in connection with the merger agreement, including, all attorneys’, accountants’, and investment bankers’ fees and expenses; and

–	the sum of:

•	(1) the maximum amount of the break-up expenses above that can be paid to Cornerstone without causing Cornerstone to fail to meet the REIT income requirements under the Internal Revenue Code; and

•	(2) if permitted pursuant to an IRS ruling, the break-up expenses, less the amount payable under (1), above.

If Cornerstone is unable to receive the full amount of the break-up fees and/or expense fees to which it is due, Merry Land will place the unpaid amount in escrow. Any unpaid amounts will be paid in subsequent years to the extent the payment would not cause Cornerstone to fail to meet the REIT income requirements under the Code. Merry Land’s obligation to pay any unpaid portion of the break-up fees and expenses will terminate on February 19, 2006.

Cornerstone Obligations.    If:

•	the merger agreement is terminated because, or as a result of, a breach of any representation, warranty, covenant, obligation or agreement of Cornerstone set forth in the merger agreement, which results in Cornerstone’s representations and warranties or other obligations under the merger agreement becoming incapable of being satisfied pursuant to the conditions to closing the merger by September 30, 2003; and

•	no representation, warranty, covenant, obligation or agreement of Merry Land set forth in the merger agreement is incapable of being satisfied pursuant to the conditions to closing the merger by September 30, 2003;

then Cornerstone will pay Merry Land break-up expenses in an amount equal to the lesser of:

•	$750,000; and

•	Merry Land’s out-of-pocket expenses incurred in connection with the merger agreement, including, all attorneys’, accountants’, and investment bankers’ fees and expenses.

Other Obligations.    If:

•	the merger agreement is terminated for any reason other than the reasons discussed above;

•	at the time of the termination of the merger agreement Merry Land has received a competing acquisition proposal; and

•	before or within 12 months after the termination of the merger agreement Merry Land or any of its subsidiaries enters into a written acquisition proposal which is subsequently consummated, regardless of whether it is the same proposal that had been received at the time of termination of the merger agreement;

then Merry Land will pay to Cornerstone the break-up fees and expenses discussed above.

Amendment and Waiver

Subject to compliance with applicable law, before the effective time of the merger, any party may, in writing:

•	extend the time for performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

The merger agreement may be amended by the parties, in writing, at any time before the filing of the certificate of merger with the Georgia Secretary of State by action of their respective boards of directors. After the Merry Land shareholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, however, no amendment, modification or supplement that requires further shareholder approval may be made without obtaining such further approval.

Non-Competition Agreements

As a condition to the merger, Merry Land & Investment Company, and each of its members, Messrs. Houston, Thompson, Green and Bolt, will enter into non-competition agreements under which each will agree that, for two years after we complete the merger, neither they nor any of their affiliates or associates, will provide third party property management services at the apartment projects managed by Merry Land on February 19, 2003, or on the date that we complete the merger. In addition, each of Merry Land & Investment Company, its members and their affiliates and associates, will provide Merry Land a 21-day right of first offer to participate in the development of any apartment project developed by that person within a 3-mile radius of Merritt at Whitemarsh, Merritt at Godley Station, Merritt at Central Park or Merritt at Sun City.

Piggy Back Registration Rights Agreements

In connection with the merger, Cornerstone will enter into a registration rights agreement with W. Tennent Houston and Michael N. Thompson. The registration rights agreement requires Cornerstone to include any Cornerstone common shares held by Messrs. Houston and Thompson that were:

•	issued to them in the merger;

•	issued to them upon conversion of Cornerstone Series B convertible preferred shares issued to them in the merger; or

•	issued to them as a result of a stock dividend, stock split or other conversion of the Cornerstone common shares or Series B convertible preferred shares issued to them in the merger;

in any registration statements filed by Cornerstone covering Cornerstone common shares for immediate sale for its own account or solely for resale by selling shareholders.

Messrs. Houston’s and Thompson’s registration rights may be limited if the underwriters in any offering advise Cornerstone that the total number of securities to be registered and included in a registration statement exceeds the number of securities that could be sold in the proposed offering.

The registration rights agreement provides that Cornerstone will pay specified expenses incurred in connection with a registration. In addition, the agreement requires Cornerstone and the selling shareholders to indemnify one another under specified circumstances.

Messrs. Houston’s and Thompson’s rights under the registration rights agreement will terminate upon the earlier of:

•	two years after we complete the merger; or

•	for each individual, at the time that the individual would be permitted to sell all of the Cornerstone common shares he received pursuant to the merger within a 3-month period in accordance with the limitation on the amount of securities sold contained in Rule 144 under the Securities Act of 1933.

SALE TO MERRY LAND & INVESTMENT COMPANY, LLC

Purchase and Sale Agreement

General.    In order to facilitate the merger, members of Merry Land’s management and board of directors formed Merry Land & Investment Company, a new private company, to buy Merry Land’s non-apartment assets which Cornerstone did not desire and to continue development of apartment communities for Cornerstone. These non-apartment assets did not fit Cornerstone’s investment guidelines and, in some cases, carried risks of potential liabilities that Cornerstone was unwilling to accept as part of the merger. Therefore, members of Merry Land’s management agreed to purchase these non-apartment assets from Merry Land immediately before the merger, in order to provide assurance to both Merry Land and Cornerstone that the assets remaining in Merry Land at the time of the merger will be acceptable to Cornerstone. The purchase and sale agreement obligates Merry Land & Investment Company to purchase these assets on an “as-is” basis, without most of the representations, warranties or closing conditions customary in other contracts for the purchase of real property. The members of Merry Land & Investment Company are the following Merry Land officers and directors:

•	W. Tennent Houston, chairman of the board and chief executive officer;

•	Michael N. Thompson, president, chief operating officer and director;

•	Dorrie E. Green, senior vice president, chief financial officer, secretary and treasurer; and

•	Fred W. Bolt, senior vice president, development.

Pursuant to the purchase and sale agreement, immediately before the merger, Merry Land & Investment Company will purchase Merry Land’s non-apartment assets, consisting primarily of:

•	three commercial properties in the Augusta, Georgia area;

•	approximately 280 acres of land suitable for development in Georgia, South Carolina and Tennessee;

•	land subject to clay leases, including two former municipal landfills;

•	land used to operate a wetlands mitigation bank;

•	related contracts, including a development agreement for Merritt at Godley Station; and

•	the right to use the name “Merry Land.”

Specifically, Merry Land agreed to sell the following commercial properties, which are in the aggregate approximately 50% occupied by tenants, to Merry Land & Investment Company:

Property	Location	Approximate Sq. Ft.
Leonard Building	Augusta, Georgia	45,291 sq. ft.
Warehouse	Thomson, Georgia	80,000 sq. ft.
620/624 Ellis Street	Augusta, Georgia	17,249 sq. ft.

Merry Land also agreed to sell the following properties, consisting primarily of undeveloped land, to Merry Land & Investment Company:

Property	Location	Approximate Sq. Ft./Acres
Condominium Unit 6, Calhoun Street	Charleston, SC	1,322 sq. ft.
Sun City	Jasper, SC	28.8 acres
Cherry Creek	Nashville, TN	2.6 acres
Cherry Creek	Nashville, TN	21.2 acres

Dorchester County, SC	Dorchester County, SC	130 acres
I-26	Berkeley, SC	51.7 acres
Magnolia Villa	Savannah, GA	8.0 acres
Waters Edge	Charleston, SC	35.4 acres
West Wind Landing	Savannah, GA	1.0 acres

Of these properties, condominium unit 6 at 214 Calhoun Street has been sold and the 21.2 acre Cherry Creek property is under contract to be sold to third parties. For more information, please see “ – Adjustment to Purchase Price,” below. In addition, Merry Land will sell to Merry Land & Investment Company approximately 3,800 acres of unimproved land in Georgia and South Carolina. This land has historically been used for clay and sand mining. It includes:

•	a 390 acre “wetlands mitigation bank”;

•	2,059 acres leased since 1980 to Boral Bricks, Inc., a brick manufacturer, under a long-term clay-mining lease, most of which has been mined out;

•	100 acres leased for sand and gravel mining, most of which has been mined out;

•	several tracts leased for agriculture;

•	land formerly used as a municipal landfill; and

•	other tracts, including mined out clay lands not subject to leases, consisting largely of ponds and wetlands.

Approximately 96 acres of this land may be suitable for future commercial development.

Pursuant to the terms of the purchase and sale agreement:

•	Merry Land will sell the non-apartment assets to Merry Land & Investment Company on an “as is, where is and with all faults” basis, without any representations or warranties;

•	Merry Land & Investment Company will assume all existing and future liabilities, including environmental liabilities, relating to the purchased assets, except for specified liabilities covered by insurance policies held by Merry Land;

•	Merry Land and Merry Land & Investment Company will prorate customary income and expenses, including specified rents, utility charges and real estate taxes as of completion of the merger; and

•	Merry Land and each of the members of Merry Land & Investment Company and their affiliates and associates will settle any outstanding debts amongst themselves prior to the merger.

Purchase Price.    Merry Land & Investment Company will pay an effective purchase price of approximately $7.4 million for these assets, including:

•	Merry Land & Investment Company’s assumption of approximately $1.0 million of mortgage indebtedness from Merry Land; and

•	the delivery to Merry Land of promissory notes in the aggregate principal amount of approximately $6.4 million, secured by the transferred real property.

The transferred real estate will be subject to mortgages in favor of Merry Land to secure the payment of these promissory notes. Any property may be released from the mortgages upon payment of an amount equal to 115% of the “agreed value” established for the property. This agreed value is not necessarily indicative of the actual value of the properties and the total of the agreed values will not necessarily equal the aggregate purchase price. If a property is sold by Merry Land before completion of the merger, the purchase price for the remaining non-apartment assets will be reduced. The reduction of the purchase price will equal 120.75% of the agreed value of the property sold if the net proceeds from the sale exceed 115% of the agreed value. The reduction of the purchase price will equal 105% of the net proceeds from the sale if the net proceeds do not exceed 115% of the agreed value. At closing, Merry Land & Investment Company will also receive any net proceeds received in excess of 115% of the agreed value of any sold property. The effect of these adjustments is to place Merry Land & Investment Company in approximately the same economic position as if it had sold the property after the merger.

As part of the consideration for the sale of the non-apartment assets under the purchase and sale agreement, Merry Land & Investment Company is required to deliver to Merry Land:

•	a promissory note in the aggregate principal amount of $1,270,000, secured by the Merritt at Sun City property; and

•	a promissory note in the aggregate principal amount of $5,150,500, secured by the remaining real property to be sold.

The aggregate principal amount these notes will be adjusted to reflect any reduction in the purchase price resulting from sales of the related real property before the merger. These notes will be due six years after the date we complete the merger and will bear interest at a simple interest rate of 10% per year. A portion of the accrued interest, equal to simple interest at the rate of 6% per year, will be paid quarterly to Merry Land. The remainder of the accrued and unpaid interest will be due with the principal amounts, six years after the date we complete the merger. After the merger, the merger subsidiary, as the surviving corporation in the merger, will receive payments made to Merry Land and perform Merry Land’s obligations under the purchase and sale agreement. The merger subsidiary will be required to include in gross income for federal income tax purposes a portion of the remainder of the accrued and unpaid interest during each taxable year in which the notes are outstanding even though these amounts are not payable until the maturity date.

Merry Land will release a property from the security interest securing a promissory note when it receives prepayments of principal to be applied to a specified property totaling 115% of the agreed value of that property. If Merry Land & Investment Company sells one of the properties securing a promissory note, Merry Land & Investment Company is required to pay Merry Land the lesser of:

•	100% of the actual net proceeds received from the sale of that property; or

•	115% of the agreed value of that property;

as prepayment on the promissory note and Merry Land is required to release the property from the mortgage securing the promissory note. If Merry Land & Investment Company sells less than 100% of the interest in a property, however, Merry Land & Investment Company must pay Merry Land the total net proceeds of that sale as a prepayment of the note, up to an amount equal to 115% of the agreed value of that property, at which time Merry Land will release its entire remaining interest in that property. Merry Land will not release a property if the property is sold for less than its agreed value to a person that is an affiliate or an associate of Merry Land & Investment Company or its members. For purposes of the promissory notes and the purchase and sale agreement:

•	“net proceeds” means:

–	the gross proceeds from sale of a property, minus

–	the expenses actually incurred and paid in connection with that sale, excluding any fees or expenses paid to any member of Merry Land & Investment Company or any person or entity in which a member of Merry Land & Investment Company or any member of his family has any direct or indirect interest.

•	“affiliate” means, with respect to any person, any other person that directly or indirectly is controlling, controlled by or under common control with that other person.

•	“associate” means, any entity of which a member is:

–	an officer;

–	a director, other than of a public corporation;

–	a partner;

–	directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; or

–	the spouse or any lineal descendants of that member or any trust or other estate in which that member, his spouse or any lineal descendants has a substantial beneficial interest.

Merry Land & Investment Company may prepay the promissory notes in full or in part at any time without notice, penalty or prepayment fee. Any prepayment will be applied:

•	first, to the 6% interest that has accrued under the promissory note;

•	second, to any other interest accrued under the promissory note on the principal portion being paid; and

•	third, to payment or prepayment of principal.

The following discounts will apply to the portion of any prepayment constituting outstanding principal:

Payments Made:	Applicable Discount:
Year 1	5% Discount
Year 2	4% Discount
Year 3	3% Discount
Year 4	2% Discount
Year 5	1% Discount

No discount will apply, however, to any prepayment of less than the agreed value of a property that was sold and released as security for a promissory note.

As a condition to closing under the purchase and sale agreement, Messrs. Houston, Thompson, Green and Bolt will guarantee Merry Land’s collection of 15% of the aggregate original principal amount of the promissory notes. The guarantee will terminate when the aggregate principal amount due under the promissory notes is reduced by an amount equal to 15% of the original principal amount of the promissory notes.

Adjustment to Purchase Price.    In March 2003, Merry Land sold condominium unit 6 at 214 Calhoun Street in Charleston for net aggregate proceeds of approximately $275,000. The agreed value for this property was $150,000. As a result of this sale, the purchase price for the assets being sold to Merry Land & Investment Company was reduced by approximately $181,125, which is 120.75% of the agreed value. Merry Land & Investment Company will also receive excess cash at closing of approximately $102,500.

At February 19, 2003, the date the purchase and sale agreement was signed, Merry Land also had a contract to sell the 21.2 acre Cherry Creek development property for net proceeds of approximately $2.35 million, for which the buyer had deposited $20,000. This contract was subject to significant closing conditions outside of the control of Merry Land. The buyer could terminate the contract and obtain a full refund of the deposit if the buyer could not obtain adequate financing or for other customary reasons. At that time, the buyer had not received a financing commitment after several months of effort, and Merry Land and Cornerstone thought that it was unlikely that the proposed transaction would close. Since the date of the purchase and sale agreement, the Cherry Creek sales contract has been amended three times resulting in an increase in the purchase price, the elimination of several conditions and the receipt of a $250,000 non-refundable deposit. In March 2003, the buyer received a suitable financing commitment, subject to various closing conditions, and Merry Land now believes that the sale is probable, although certain conditions have not been satisfied. Merry Land expects the sale to yield net proceeds of approximately $2.5 million. If this sale closes before the merger, the aggregate purchase price for the remaining non-apartment assets purchased by Merry Land & Investment Company, pursuant to the purchase and sale agreement will be further reduced by approximately $1,760,535, which is 120.75% of the $1,458,000 agreed value. Merry Land & Investment Company will also receive excess cash at closing of approximately $820,000.

Because the sale of condominium unit 6 at 214 Calhoun Street in Charleston will reduce the aggregate purchase price for the assets being sold to Merry Land & Investment Company, the aggregate principal amount of the $5,150,000 promissory note provided for in the purchase and sale agreement will be reduced to approximately $4,968,875. If the 21.2 acre Cherry Creek development property is also sold before the merger as described in the last paragraph, the aggregate principal amount of this note will be further reduced to approximately $3,209,000.

Merritt at Sun City Development.    As a result of its purchase of the non-apartment assets, Merry Land & Investment Company will own property in Jasper County, South Carolina, called Merritt at Sun City, which it will hold for future development. If Merry Land elects, it may purchase this property from Merry Land & Investment Company and enter into a development agreement with Merry Land & Investment Company on substantially the same terms as the development agreements for Merritt at Whitemarsh—Phase II and Merritt at Central Park, described below. Merry Land will pay a purchase price for this property equal to the sum of:

•	the agreed value of the property; and

•	all carrying costs from the date we complete the merger until the date of purchase.

For purposes of determining the purchase price, “carrying costs” means the following, net of any revenue received from the property:

•	interest expense:

•	real estate taxes;

•	insurance premiums; and

•	other costs and expenses actually incurred in owning and holding the property.

If the development of the Merritt at Sun City project has not begun by April 1, 2005, Merry Land will pay Merry Land & Investment Company a termination fee of $600,000, which payment will be immediately repaid to Merry Land as prepayment of principal on the promissory note secured by Merritt at Sun City. Merry Land’s obligation to pay this termination fee will terminate, however, if Merry Land & Investment Company sells this property to a buyer other than Merry Land.

First Ward Development.    Merry Land has submitted a proposal to the Charlotte Housing Authority for the development of a mixed-use and mixed-income residential project in the downtown “First Ward” area of Charlotte, North Carolina. The purchase and sale agreement provides that if the First Ward development project is awarded to Merry Land, Merry Land will assign the related agreement to Merry Land & Investment Company or engage Merry Land & Investment Company as the primary developer on the project. Cornerstone must consent to any development contract entered into between Merry Land or Merry Land & Investment Company and the Charlotte Housing Authority before the merger.

Transaction Costs.    Pursuant to the merger agreement, Merry Land has agreed to pay the transaction costs incurred by Merry Land & Investment Company in connection with the purchase and sale agreement. For more information, please see “The Merger – Expenses of the Merger” beginning on page             . These costs include Merry Land & Investment Company’s attorney’s fees, expenses for property transfers and premiums for title insurance policies.

Closing Conditions.    The obligation of each party to close the sale under the purchase and sale agreement is subject to the satisfaction or waiver of the following conditions:

•	each condition to the merger has been satisfied;

•	the development agreements, consulting agreement and supplemental developer’s fee agreement, as described below, have each been executed;

•	the promissory notes and related mortgages have each been executed;

•	Merry Land has been released from all obligations under the loan relating to the 620/624 Ellis Street property in Augusta, Georgia, and the $2 million line of credit secured by several of the non-apartment assets;

•	title policies for the properties insuring the agreed value for each property have been issued and Merry Land has paid or committed to pay the premiums for the policies;

•	the guaranty agreement from Messrs. Houston, Thompson, Green and Bolt has been executed; and

•	there is no court order or law or regulation which materially restricts or prohibits the closing.

Development Agreements

General.    Merry Land’s business includes the development of apartment communities for itself and others and Merry Land currently has two projects in the initial stages of development that will be acquired by Cornerstone in the merger. Cornerstone does not maintain a staff dedicated to the development of apartment communities and does not want to increase its overhead by retaining Merry Land’s senior management or apartment development personnel. Therefore, as a condition to both the merger and the purchase and sale of the non-apartment assets, immediately before the merger, Merry Land and Merry Land & Investment Company will enter into two development agreements under which Merry Land & Investment Company will provide development services for:

•	Merritt at Whitemarsh – Phase II, a proposed apartment community with approximately 111 units to be located in Savannah, Georgia next to Merritt at Whitemarsh – Phase I; and

•	Merritt at Central Park, a proposed apartment community with approximately 200 units to be located in the James Island submarket of Charleston, South Carolina.

The development services Merry Land & Investment Company will provide under these development agreements include:

•	budget preparation;

•	contract negotiation;

•	permit procurement; and

•	construction supervision.

Terms.    Under each development agreement, Merry Land & Investment Company will receive a developer’s fee equal to approximately 4% of the total project costs, which costs are currently estimated to be $23 million, payable quarterly over 18 months with a 10% holdback payable upon project completion. In addition, Merry Land & Investment Company may receive:

•	incentive fees up to 2% of the project’s total costs, if the respective projects are completed by a specified time and at, or under, a specified cost; and

•	one half of the cost savings, if the actual total project costs are less than the budgeted costs.

Cornerstone will guarantee Merry Land’s obligations under these development agreements, including the payment of the developer’s fee and any incentive fees.

Termination.    Unless terminated early, each development agreement will terminate six months after project completion. Merry Land may terminate a development agreement for cause upon 30 days’ notice, in which event Merry Land & Investment Company will not be entitled to receive further installments of the developer’s fee. Merry Land may terminate a development agreement without cause upon 45 days notice, in which event Merry Land & Investment Company will be entitled to:

•	the full amount of the developer’s fee; and

•	under specified circumstances, the full amount of the incentive fees.

Merry Land & Investment Company may terminate a development agreement for cause upon 30 days’ notice, in which event Merry Land & Investment Company will be entitled to:

•	the full amount of the developer’s fee; and

•	the full amount of the incentive fees, unless as of the effective date of termination, Merry Land & Investment Company has failed to meet the benchmarks for determining whether incentive fees are payable.

Consulting Services Agreement

General.    As a condition to closing under the purchase and sale agreement, Merry Land will enter into a consulting services agreement with Merry Land & Investment Company under which Merry Land & Investment Company will provide development consulting services to Merry Land for the following two apartment projects which are under construction, but have not yet been completed:

•	Merritt at James Island, located in Charleston, South Carolina; and

•	Merritt at Whitemarsh – Phase I, located in Savannah, Georgia.

Responsibilities.    Merry Land & Investment Company’s duties will include:

•	supervision of the existing construction, architectural and engineering contracts;

•	permit procurement;

•	assistance in resolving any disputes arising out of Merry Land’s contracts for the development and construction of the Merritt at James Island or Merritt at Whitemarsh – Phase I apartment projects; and

•	assistance in closing HUD permanent financing on Merritt at James Island.

Terms.    Merry Land will pay Merry Land & Investment Company a monthly consulting fee of $15,000 for James Island and $12,500 for Whitemarsh – Phase I. The term of the consulting services agreement will be month-to-month, not to exceed 24 months.

Termination.    After the third month, Merry Land may terminate either project for any reason upon seven days’ notice. Merry Land may also temporarily suspend the consulting services agreement at any time upon notice to Merry Land & Investment Company.

Supplemental Developer’s Fee Agreement

General.    On September 11, 2002, Merry Land and Merritt at Godley Station, LLC, a limited liability company in which Merry Land owns a 35% interest, entered into a development agreement for development of two phases of a multi-family apartment project known as Merritt at Godley Station Phase I and Phase II. Merritt at Godley Station, LLC owns the land on which this project is being developed. Under this development agreement,

Merry Land agreed to provide development services for a fee equal to 4% of the hard costs of developing each phase of the project.

Terms.    Pursuant to the purchase and sale agreement, Merry Land will assign to Merry Land & Investment Company all of Merry Land’s rights, duties, obligations and benefits under this development agreement. As a condition to closing under the purchase and sale agreement, Merry Land and Merry Land & Investment Company will enter into an agreement under which Merry Land will pay Merry Land & Investment Company a supplemental developer’s fee and a supplemental incentive fee, in addition to the fee Merry Land & Investment Company receives under the development agreement.

Fees.    The supplemental developer’s fee will equal Merry Land’s percentage interest in Merritt at Godley Station, LLC, times the difference between:

•	4% of the total costs of each phase; and

•	the developer’s fee under the development agreement for each phase.

The supplemental fees will be payable quarterly over 18 months for each phase.

The supplemental incentive fee will equal Merry Land’s percentage interest in Merritt at Godley Station, LLC, times:

•	1% of the total project costs for each phase completed by a specified date;

•	1% of the total project costs for each phase completed for less than a specified amount; and

•	50% of the cost savings, if the actual costs of a phase are less than the budgeted cost.

The supplemental incentive fees will be paid within sixty days of project completion.

Sale of Interest.    If:

•	Merry Land sells its interest in Merritt at Godley Station, LLC; or

•	Merritt at Godley Station, LLC sells the project; and

in either case, the purchaser does not elect to assume Merry Land’s obligations under the supplemental agreement, the net proceeds of sale received by Merry Land will be applied as follows:

•	first, $50,000 payable to Merry Land & Investment Company;

•	second, to return to Merry Land 100% of its debt and equity investment;

•	third, a 50/50 split between Merry Land and Merry Land & Investment Company until the total payment to Merry Land & Investment Company, including the $50,000 noted above, equals $350,000;

•	fourth, to Merry Land.

Acquisition of Interest.    If:

•	Merry Land acquires the remaining 65% interest in Merritt at Godley Station, LLC; and

•	the development agreement is terminated:

–	without cause, by Merritt at Godley Station LLC; or

–	for cause, by Merry Land & Investment Company;

Merry Land & Investment Company will be entitled to:

•	the full amount of the supplemental developer’s fee for each stage under construction;

•	under specified circumstances, the full amount of the supplemental incentive fees for each phase under construction; and

•	if construction of Merritt at Godley Station, LLC Phase II has not commenced at the time of termination, a fee in the amount of $350,000.

Merry Land will pay to Merry Land & Investment Company a termination fee in the amount of $350,000 in the event that construction of Phase II has not commenced by the latest of:

•	the completion date for Merritt at Godley Station, LLC Phase I;

•	October 1, 2005; or

•	six months after Merry Land has acquired the remaining 65% interest in Merritt at Godley Station, LLC.

CORNERSTONE SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth Cornerstone’s selected consolidated financial and other information as of and for each of the years in the five-year period ended December 31, 2002. You should read the following table in conjunction with Cornerstone’s consolidated financial statements and related notes and Cornerstone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are incorporated by reference in this proxy statement/prospectus.

As of December 31,	2002	2001	2000	1999	1998
	(in thousands, except per share data and apartment communities owned)

Operating Results
Rental and property income	$162,718	$152,668	$146,555	$121,087	$88,752
Income before gain on sales of investments and minority interest of unit holders in operating partnership	184	17,997	35,214	30,122	23,225
Gain on sales of investments	—	—	22,930	—	—
Net income	220	17,990	58,144	30,037	23,211
Distributions to preferred shareholders	303	7,698	30,305	12,323	—
Excess consolidation paid over book value to preferred shareholders	—	27,492	—	—	—
Net (loss) income available to common shareholders	(83)	(17,200)	27,839	17,714	23,211
Distributions to common shareholders	53,482	45,905	40,251	42,050	38,318

Per Share
Net (loss) income per common share	$0.00	$(0.40)	$0.77	$0.45	$0.62
Distributions per preferred share	$2.38	$2.31	$2.19	$0.97	—
Distributions per common share	$1.12	$1.12	$1.10	$1.07	$1.03
Distributions representing return of capital	70%	32%	41%	11%	20%
Weighted average common shares outstanding—basic	48,068	43,450	36,081	39,183	37,631

Balance Sheet Data
Investment in rental property-gross	$1,162,592	$1,073,802	$868,891	$919,129	$587,438
Total assets	$1,014,847	$980,691	$799,781	$869,265	$552,348
Notes payable—unsecured	$77,913	$55,000	$13,210	$157,500	$201,893
Notes payable—secured	$604,446	$554,600	$245,423	$105,046	—
Shareholders’ equity	$287,074	$333,834	$522,002	$574,365	$339,171
Common shares outstanding	$48,361	$47,665	$34,926	$38,712	$39,114

Other Data
Cash flow from:
Operating activities	$46,815	$51,836	$53,913	$63,010	$45,028
Investing activities	$(36,471)	$(79,796)	$50,254	$(31,144)	$(97,863)
Financing activities	$(17,620)	$32,475	$(116,294)	$(18,187)	$50,912
Number of apartment communities owned at year-end	82 (a)	80 (b)	72	87	58

Funds from operations calculation
Net income	$220	$17,990	$58,144	$30,037	$23,211
Adjustments:
Gain on sales of investments	—	—	(22,930)	—	—
Depreciation of rental property	46,021	39,999	36,295	29,310	20,741
Minority interest of unit holders in operating partnership	(36)	—	—	3,057	—
Other	—	—	—	141	15

Funds from operations(c)	$46,205	$57,989	$71,509	$59,488	$43,967

(a)	Cornerstone purchased four apartment communities of which two apartment communities are combined with two existing apartment communities.
(b)	Cornerstone purchased ten apartment communities of which one apartment community is combined with an existing apartment community and two are adjacent to each other and are operated as one apartment community.
(c)	Funds from Operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles) excluding gains and (losses) from sales of depreciable property, minority interest of unit holders in operating partnerships, plus depreciation. This definition conforms to the National Association of Real Estate Investment Trust’s (NAREIT) definition issued in October 1999 which was effective beginning January 1, 2000. Cornerstone’s management believes that FFO provides investors with an understanding of Cornerstone’s ability to incur and service debt and make capital expenditures. Cornerstone considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of Cornerstone’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. In addition, there can be no assurance that Cornerstone’s basis for computing FFO is comparable with that of other real estate investment trusts.

MERRY LAND SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the following table in conjunction with Merry Land’s consolidated financial statements and related notes and Merry Land’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are incorporated by reference in this proxy statement/prospectus. The selected consolidated balance sheet data as of December 31, 2002 and 2001 and the selected consolidated statement of operations data for the fiscal years ended December 31, 2002, 2001 and 2000 have been derived from audited financial statements incorporated by reference in this proxy statement/ prospectus. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The selected consolidated balance sheet data as of December 31, 2000, 1999 and 1998 and the selected consolidated statement of operations data for the fiscal years ended December 31, 1999 and 1998 have been derived from audited financial statements not incorporated by reference in this proxy statement/prospectus.

Merry Land has only operated since October 15, 1998, the date of its spin off from Merry Land & Investment Company, Inc. Accordingly, operating data for 1998 is for an “accounting predecessor” which has been constructed in accordance with the rules of the Securities and Exchange Commission as described below.

	Year ended December 31,
	2002	2001	2000	1999	1998
	(In thousands)
Operating Data
Income from continuing operations:
Rental income	$15,084	$14,752	$14,730	$9,515	$6,512
Royalty income	663	599	609	1,359	1,693
Management fees	385	594	166	598	149
Development fees	194	20	1,213	1,587	515
Sale of mitigation credits, net of cost	197	—	—	—	—
Sale of condominiums, net of cost	62	221	—	—	—
Rental expense, property taxes and insurance	(5,941)	(5,494)	(5,085)	(3,608)	(2,949)
Depreciation of real estate owned	(3,060)	(2,123)	(2,055)	(1,165)	(1,089)
General and administrative	(4,167)	(3,778)	(3,495)	(2,715)	(654)

	3,417	4,791	6,083	5,571	4,177
Other income:
Interest income	61	134	211	232	137
Long term gain from sale of real estate and land	139	2,608	473	—	—
Other investment income	102	26	34	(30)	—

	302	2,768	718	202	137
Expenses:
Interest expense	5,451	5,301	5,425	3,918	695
Amortization and depreciation—other	237	236	296	365	265
Impairment charge	—	—	—	—	1,666

	5,688	5,537	5,721	4,283	2,626
(Loss) income from continuing operations before taxes and extraordinary items	(1,969)	2,022	1,080	1,490	1,688
Income tax (benefit) expense	(736)	769	410	420	(806)

(Loss) income from continuing operations before extraordinary items	(1,233)	1,253	670	1,070	2,494

Discontinued operations:
Income from apartments sold, net of income tax expense	132	363	311	341	563
Gain from sale of apartments, net of income taxes	4,042	—	—	—	—

Income from discontinued operations	4,174	363	311	341	563

Extraordinary gain, discount on repayment of debt (net of taxes)	—	—	—	722	—

Net (loss) income	(1,233)	1,253	670	1,792	2,494
Discount on redemption of preferred stock	—	—	—	1,164	—

Net (loss) income before discontinued operations	(1,233)	1,253	670	2,956	2,494
Net income	$2,941	$1,616	$981	$3,297	$3,057

	Year ended December 31,
	2002	2001	2000	1999	1998
	(In thousands, except per share amounts)
Operating Data, continued
Weighted average shares	2,363	2,292	2,229	2,191	2,113
Weighted average diluted shares	2,363	2,457	2,324	2,264	2,129

(Loss) earnings from continuing operations per share
—basic	$(0.52)	$0.55	$0.30	$1.35	$1.18
—diluted	$(0.52)	$0.51	$0.29	$1.31	$1.17

Earnings from discontinued operations per share
—basic	$1.77	$0.16	$0.14	$0.16	$0.27
—diluted	$1.77	$0.15	$0.13	$0.15	$0.26

Earnings per share
—basic	$1.24	$0.71	$0.44	$1.50	$1.45
—diluted	$1.24	$0.66	$0.42	$1.46	$1.44

	As of December 31,
	2002	2001	2000	1999	1998
	(In thousands, except apartment units)
Balance Sheet Data
Real estate and other fixed assets	$102,702	$93,731	$82,183	$77,615	$34,820
Assets of discontinued operations	—	17,590	18,019	17,901	6,162
Cash and short term investments	2,984	3,602	4,452	3,067	3,995
Investment in joint venture	1,540	422	475	—	—
Other assets	6,365	8,356	9,053	8,824	9,766

Total assets	$113,591	$123,701	$114,182	$107,407	$54,743

Debt	$90,597	$82,821	$77,081	$72,242	$38,317
Liabilities of discontinued operations	—	20,640	20,813	20,969	—
Other liabilities	4,086	4,493	2,729	2,535	2,209
Preferred stock	—	—	—	—	5,000
Common stock and retained earnings	18,908	15,747	13,559	11,661	9,217

Total liabilities and stockholders’ equity	$113,591	$123,701	$114,182	$107,407	$54,743

Other Data
Apartment units—100% owned and completed	1,882	2,129	2,301	2,301	1,004
Apartment units—partnership interest	326	326	326	—	—
Apartment units—managed, including owned	2,906	3,390	3,103	2,357	2,712
Apartment units—remaining under development	84	395	471	230	—

Merry Land’s 1998 operating data has been prepared using Merry Land & Investment Company, Inc.’s historical results of operations for the period prior to October 15, 1998 and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission applicable for subsidiaries that have been spun off. These rules stipulate that statements shall be prepared as if the entity had existed prior to the existence of the new company. The 1998 operating data prior to the October 15, 1998 spin off are not those of a real entity, but describe a hypothetical “accounting predecessor” to Merry Land.

Merry Land’s management has estimated common and corporate level expenses, which would have been incurred on behalf of the accounting predecessor by Merry Land & Investment Company, Inc. and has allocated such expenses based on their best estimate of the time and effort that would have been expended. Property management costs have been estimated and allocated on a per unit basis. The assets contributed to Merry Land by Merry Land & Investment Company, Inc. were not encumbered by mortgage debt at any time prior to the October 15, 1998 spin off and the 1998 income statements for the period prior to the spin off do not include any related interest expense.

Merry Land & Investment Company, Inc. was qualified to be taxed as a real estate investment trust and was not subject to federal income taxation on distributed income. Accordingly, no provision for income tax is included in the operating data for the period prior to the October 15, 1998 spin off.

Amounts for the period prior to the October 15, 1998 spin off assume lower levels of general and administrative expenses than have actually been incurred after the spin off and exclude any debt, interest expense or income taxes. Accordingly, comparisons of 1998 to the periods subsequent to the spin off may be difficult and misleading.

For the period prior to the spin off, earnings per share have been computed giving effect to the distribution ratio of one share of Merry Land for every twenty common shares of Merry Land & Investment Company, Inc. Accordingly, weighted average common shares outstanding for the accounting predecessor have been assumed to be 1/20 of the shares outstanding of Merry Land & Investment Company, Inc. for the period prior to the spin off. For the period prior to the spin off, dilutive earnings per share are calculated giving effect to dilutive options of Merry Land & Investment Company, Inc. using the same ratio.

In 1999, Merry Land refinanced the five original apartment communities acquired during the spin off with mortgage debt and utilized the proceeds to repay the senior debt, subordinated debt and the preferred stock that were issued in connection with the spin off. There was an extraordinary gain from the discount on the repayment of subordinated debt and there was a discount on the redemption of the preferred stock.

In 1998, in conjunction with the likely disposition of several of the commercial properties, Merry Land wrote down the carrying cost of several of these assets to their estimated value as determined in Merry Land’s formation and startup. This resulted in a pretax impairment charge.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Cornerstone Realty Income Trust, Inc.

Pro Forma Condensed Combined Balance Sheet (Unaudited)

December 31, 2002

The following Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger of Cornerstone and Merry Land as if the merger had occurred on December 31, 2002. Cornerstone does not desire to acquire Merry Land’s non-apartment assets. Therefore, in order to facilitate the merger, Merry Land’s management formed a private company to purchase these non-apartment assets. The pro forma data also gives effect to this transaction as if it had occurred on December 31, 2002. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the transactions under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” The amount allocated to the purchase price is preliminary and subject to change. In the opinion of Cornerstone’s management, all significant adjustments necessary to reflect the effects of the transactions have been made.

The Unaudited Pro Forma Condensed Combined Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of Cornerstone and Merry Land would have been at December 31, 2002, nor does it purport to represent the future combined financial position of Cornerstone and Merry Land. This Unaudited Pro Forma Condensed Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of Cornerstone and Merry Land incorporated by reference into or accompanying this proxy statement/prospectus.

Pro Forma Condensed Combined Balance Sheet as of December 31, 2002 (unaudited)

	Cornerstone Historical	Merry Land Historical	(A) Merry Land Pro Forma Adjustments	Adjusted Merry Land Pro Forma	Merger Adjustments		Cornerstone Pro Forma Combined
ASSETS
Investment in rental property	$1,162,592,612	$104,284,968	—	$104,284,968	$21,806,888	(D)	$1,288,684,468
Land held for mining, development and sale	—	4,185,624	$(3,590,471)	595,153	—		595,153
Commercial rental property	—	3,371,086	(3,371,086)	—	—		—
Development in progress	—	8,152,440	(345,625)	7,806,815	—		7,806,815

	1,162,592,612	119,994,118	(7,307,182)	112,686,936	21,806,888		1,297,086,436
Less accumulated depreciation	(176,743,276)	(17,425,680)	1,058,429	(16,367,251)	16,367,251	(D)	(176,743,276)

	985,849,336	102,568,438	(6,248,753)	96,319,685	38,174,139		1,120,343,160
Cash and cash equivalents	1,379,751	2,984,334	(176,666)	2,807,668	(3,500,000)	(C)	687,419
Investment in joint ventures	—	1,539,930	—	1,539,930	—		1,539,930
Prepaid expenses	4,635,557	142,561	(1,849)	140,712	—		4,776,269
Deferred financing costs, net	4,518,711	1,281,098	—	1,281,098	(1,281,098)	(B)	4,518,711
Other assets	18,463,143	5,074,575	(133,270)
			5,060,655	10,001,960	(2,322,512)	(B)	26,142,591

	28,997,162	11,022,498	4,748,870	15,771,368	(7,103,610)		37,664,920

	$1,014,846,498	$113,590,936	$(1,499,883)	$112,091,053	$31,070,529		$1,158,008,080

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Notes payable-unsecured	$77,913,000	—	—	—	—		$77,913,000
Notes payable-secured	604,445,605	$90,596,594	$(1,040,147)	$89,556,447	$9,947,944	(G)	703,949,996
Distributions payable	75,638	—	—	—	—		75,638
Accounts payable and accrued expenses	12,953,581	4,063,498	(176,666)	3,886,832	(234,173)	(B)	16,606,240
Rents received in advance	605,851	—	—	—	—		605,851
Tenant security deposits	1,573,964	22,501	—	22,501	—		1,596,465

	697,567,639	94,682,593	(1,216,813)	93,465,780	9,713,771		800,747,190
Minority interest of unitholders in operating partnership	30,205,348	—	—	—	—		30,205,348
Shareholders’ equity
Preferred shares-Series A	2,679,740	—	—	—	—		2,679,740
Preferred shares-Series B	—	—	—	—	3,907,232	(E)	3,907,232
Common shares	487,303,407	2,740,763	—	2,740,763	(2,740,763)	(F)
					36,074,799	(E)	523,378,206
Capital surplus	—	9,955,892	—	9,955,892	(9,955,892)	(F)	—
Deferred compensation	(638,456)	(1,613,909)	—	(1,613,909)	1,613,909	(F)	(638,456)
Cumulative undistributed net earnings	—	8,186,230	—	8,186,230	(8,186,230)	(F)	—
Receivable from ESOP	—	(360,633)	—	(360,633)	360,633	(F)	—
Distributions greater than net income	(202,271,180)	—	(283,070)	(283,070)	283,070	(F)	(202,271,180)

	287,073,511	18,908,343	(283,070)	18,625,273	21,356,758		327,055,542

	$1,014,846,498	$113,590,936	$(1,499,883)	$112,091,053	$31,070,529		$1,158,008,080

Cornerstone Realty Income Trust, Inc.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2002

(A)	Represents the sale transaction of Merry Land’s non-apartment assets to a private company formed by Merry Land’s management. Merry Land will receive two notes receivable totaling $6.4 million in this transaction. The notes are reduced for the undeveloped land which Cornerstone has the option of repurchasing. Therefore, the land has remained on Cornerstone’s pro forma condensed combined balance sheet. The notes bear interest at 10% per annum. The non-apartment assets include certain commercial real estate projects, development land and other unimproved real estate, including land subject to clay leases and former landfill sites.

(B)	Represents the elimination of Merry Land’s deferred loan costs and deferred tax asset. These will be written off as a result of the merger. This also eliminates accruals for Merry Land’s ESOP that will be retired upon the merger.

(C)	The merger will be accounted for in accordance with the purchase method of accounting. The following represents the purchase price of Merry Land’s common shares at fair value, which approximates Merry Land’s net book value, plus assumption of liabilities at fair value and estimated transaction costs associated with the merger:

Purchase price for Merry Land common shares (see below)	$39,982,031
Mortgage notes assumed-at estimated fair value	72,751,100
Construction loans assumed—at estimated fair value	26,753,291
Other liabilities assumed—at estimated fair value	3,675,160

Sub-total	143,161,582
Transaction costs (see below)	3,500,000

Total purchase price	$146,661,582

The purchase price for Merry Land, common shares is comprised of the following (See Note E):

Issuance of Cornerstone’s common shares	$36,074,799
Issuance of Series B convertible preferred shares	3,907,232

$39,982,031

The following is an estimate of the fees and other expenses related to the merger:

Advisory fees	1,250,000
Legal and accounting fees	1,150,000
Printing and proxy solicitation	200,000
Other	900,000

Total adjustment for transaction costs	$3,500,000

(D)	Increase of $38,174,139 in the net book value of Merry Land’s real estate assets based upon Cornerstone’s purchase price and the adjustment to eliminate Merry Land’s historical accumulated depreciation of $16,367,251, as follows:

Purchase price (See Note C)	$146,661,582
Less:
Purchase price allocated to cash and cash equivalents	(2,807,668)
Investment in joint ventures at estimated fair value	(1,539,930)
Other assets and prepaid expenses	(7,820,160)

Amount allocated to investment in rental property	134,493,824
Net book value of Merry Land’s investment in real estate	96,319,685

Net increase in book value of Merry Land’s investment in real estate	38,174,139
Eliminate accumulated depreciation	(16,367,251)

Adjustment to reflect new cost basis of rental property	$21,806,888

Amount allocated to investment in rental property	$134,493,824
Less: Amount allocated to land	9,307,004

Depreciable basis of rental property	$125,186,820

(E)	To reflect the issuance of 4,982,707 Cornerstone common shares and 602,968 shares of Cornerstone Series B convertible preferred shares at an estimated fair value of $13.72 per share in exchange for all of Merry Land's outstanding common shares at December 31, 2002, as follows:

Merry Land common shares outstanding at December 31, 2002	2,740,763
Exchange ratio — Cornerstone common shares	1.818

4,982,707
Estimated fair market value per Cornerstone common share	$7.24

Estimated fair value of Cornerstone common shares	$36,074,799

Exchange ratio — Cornerstone Series B convertible preferred shares	0.220

602,968
Estimated fair market value per Series B convertible preferred share	$6.48

Estimated fair value of Series B convertible preferred shares	$3,907,232

Total estimated fair value of Cornerstone's common shares and Cornerstone's Series B convertible preferred shares combined	$39,982,031

Cornerstone’s common share price was determined based on an average share price for five days before and five days after the merger announcement. Cornerstone’s Series B convertible preferred share price was determined by reducing the common share price determined pursuant to the preceding sentence by the discounted value of estimated dividends payable on common shares through January 1, 2004, assuming an 11.0% discount rate.

(F)	To eliminate Merry Land’s historical shareholders' equity. All of Merry Land’s restricted stock will vest in connection with the merger and its ESOP will be retired.

(G)	Represents the fair value adjustment ($9.9 million) to the $62.8 million mortgage notes assumed at the date of the merger. The weighted average contractual interest rate on the mortgage notes is 7.86% and the effective fair value weighted average interest rate is 5.25%, including the effect of the fair value adjustment. Maturity dates range from September 2007 through September 2011.

Cornerstone Realty Income Trust, Inc.

Pro Forma Condensed Combined Statements of Operations (Unaudited)

Year Ended December 31, 2002

The following Unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the merger of Cornerstone and Merry Land had occurred at January 1, 2002. Cornerstone does not desire to acquire Merry Land’s non-apartment assets. Therefore, in order to facilitate the merger, Merry Land’s management formed a private company to purchase these non-apartment assets. The pro forma data also gives effect to this transaction as if it had occurred on January 1, 2002. The Pro Forma Condensed Combined Statement of Operations gives effect to the merger under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.”

The Unaudited Pro Forma Condensed Combined Statement of Operations assumes Cornerstone qualifies as a real estate investment trust, and distributes at least 90% of its REIT taxable income, and, therefore incurs no federal income tax liability for the period presented. In the opinion of Cornerstone’s management, all adjustments necessary to reflect the effects of the transactions have been made.

The Unaudited Pro Forma Condensed Combined Statement of Operations of Cornerstone are presented for comparative purposes only and are not necessarily indicative of what the actual results of operations of Cornerstone would have been for the period presented if the merger occurred at the beginning of the period presented, nor does it purport to represent the future results of operations of Cornerstone. This Unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of Cornerstone and Merry Land, incorporated by reference into or accompanying this proxy statement/prospectus.

Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2002 (unaudited)

	Historical Cornerstone Statement of Operations	Historical Merry Land Statement of Operations	(A) Merry Land Pro Forma Adjustments	Adjusted Merry Land Pro Forma	Merger Adjustments		Total Consolidated Pro Forma
Rental income	$156,075,544	$15,084,313	$(444,486)	$14,639,827	—		$170,715,371
Other Income	6,642,960	2,241,200	(1,254,557)	986,643	$(101,678)	(B)	7,527,925

Total revenue	162,718,504	17,325,513	(1,699,043)	15,626,470	(101,678)		178,243,296
Expenses:
Property and maintenance	45,758,165	4,274,959	(146,284)	4,128,675	—		49,886,840
Taxes and insurance	21,125,272	1,665,644	(162,924)	1,502,720	—		22,627,992
Property management	3,798,034	1,633,571	—	1,633,571	(1,164,777)	(C)	4,266,828
General and administrative	3,904,298	2,534,098	(489,968)	2,044,130	(1,575,336)	(D)	4,373,092
Other depreciation and amortization	23,866	236,951	—	236,951	(236,951)	(H)	23,866
Depreciation of rental property	46,021,379	3,059,620	(264,508)	2,795,112	(2,795,112)	(E)
					3,335,091	(F)	49,356,470
Other	250,579	500,325	—	500,325	(500,325)	(B)	250,579

Total expenses	120,881,593	13,905,168	(1,063,684)	12,841,484	(2,937,410)		130,785,667
Income before interest income (expense)	41,836,911	3,420,345	(635,359)	2,784,986	2,835,732		47,457,629
Interest income	30,988	61,349	—	61,349	(36,537)	(B)
					515,050	(G)	570,850
Interest expense	(41,683,581)	(5,451,099)	(39,734)	(5,490,833)	1,356,886	(K)	(45,817,528)

Income before minority interest of unit holders in operating partnership and income taxes (benefit)	184,318	(1,969,405)	(675,093)	(2,644,498)	4,671,131		2,210,951
Minority interest of unit holders in operating partnership	35,636	—	—	—	(101,815)	(I)	(66,179)
Income taxes (benefit)	—	736,545	—	736,545	(736,545)	(J)	—

Net income (loss) from continuing operations	219,954	(1,232,860)	(675,093)	(1,907,953)	3,832,771		2,144,772
Distributions to preferred shareholders	(303,401)	—	—	—	—		(303,401)

Net income available to common shareholders from continuing operations	$(83,447)	$(1,232,860)	$(675,093)	$(1,907,953)	$3,832,771		$1,841,371

Earnings per common share from continuing operations-basic and diluted	$0.00						$0.03

Weighted average number of common shares outstanding converted	48,067,606				4,982,707	(L)	53,050,313

Notes to Pro forma Condensed Combined Statement of Operations (Unaudited) for the year ended December 31, 2002

Note:	Two of Merry Land’s apartment communities were under construction for the majority of 2002. Therefore the results of operations are not reflected for the full year. No pro forma adjustments were made for the periods prior to completion.

(A)	Represents the elimination of Merry Land’s non-apartment asset income and expenses, which will be sold to a private company formed by the management of Merry Land. Cornerstone does not desire to acquire these non-apartment assets. The non-apartment assets include certain commercial real estate projects, development land and other unimproved real estate, including land subject to clay leases and former landfill sites.

(B)	Represents income on Merry Land’s ESOP which will be retired upon the merger and miscellaneous income earned by Merry Land that will terminate as a result of the merger.

(C)	Represents the costs associated with the termination of property management personnel, including salary and benefits. These costs were incurred by Merry Land and will terminate prior to the merger.

(D)	Represents the costs associated with the termination of corporate personnel such as salary, benefits, directors fees and franchise taxes. These costs were incurred by Merry Land and will terminate prior to the merger. The office rental lease costs were also eliminated as it will be assumed by the private company formed by Merry Land's management.

(E)	Represents the elimination of depreciation expense recorded by Merry Land.

(F)	Represents the additional depreciation expense on the increased fair market value of Merry Land’s depreciable real estate of $125.2 million using a weighted average life of 27.5 years.

(G)	Represents interest earned on the two notes receivable assumed in the merger. The notes bear interest at 10%.

(H)	Represents the elimination of the amortization of deferred financing costs and home office depreciation expenses incurred by Merry Land.

(I)	Represents an adjustment to the minority interest of unit holders in Cornerstone’s operating partnership which results from the merger adjustments. Amounts are based on net income available to Cornerstone common shareholders and the weighted average number of operating partnership units outstanding to the weighted average number of common shares outstanding plus operating partnership units outstanding during the period.

(J)	Represents the elimination of income tax benefit received by Merry Land. Since Cornerstone qualifies as a real estate investment trust and distributes at least 90% of its taxable income, no federal income tax would have existed.

(K)	Represents the amortization of the difference between the fair value of the mortgage notes ($72.7 million) assumed and the principal balance ($62.8 million) assumed. This difference is being amortized as an adjustment to interest expense over the terms of the respective mortgage notes using the effective interest method. The weighted contractual interest rate on the mortgage notes is 7.86% and the effective fair value weighted average interest rate is 5.25%.

(L)	Represents Cornerstone common shares issued as a result of the merger. The Merry Land shareholders will receive 1.818 Cornerstone common shares and .220 Cornerstone non-dividend paying Series B convertible preferred shares. Each preferred share is convertible into one Cornerstone common share upon the completion and lease up of one of the Merry Land's apartment projects or in certain other circumstances, which will occur no later than October 1, 2003. As the conditions have not yet been met, these Series B convertible preferred shares have been excluded in the weighted outstanding common share amount.

DESCRIPTION OF CORNERSTONE’S SECURITIES

Common Shares

Cornerstone has 100,000,000 authorized common shares, no par value, of which 49,466,120 were issued and outstanding as of March 31, 2003. Each common share is fully paid and nonassessable upon payment therefor and issuance. The common shares trade under the symbol “TCR” on the New York Stock Exchange.

Distribution Rights.    The holders of common shares are entitled to receive such distributions as are declared by Cornerstone’s board of directors.

Voting Rights.    Except as described below under “– Series A Convertible Preferred Shares – Voting Rights,” the common shares and the Series B convertible preferred shares will have the sole voting power to elect directors. Each common share is entitled to one vote on all matters submitted to a vote of common shareholders, including the election of directors. There is no cumulative voting. Currently, the board of directors is divided into three classes. The terms of the directors are staggered so that each year the terms of all directors in one class will expire.

Liquidation Rights.    Upon any dissolution, liquidation or winding up of Cornerstone, the holders of common shares are entitled to receive pro rata all of Cornerstone’s assets and funds remaining after payment of, or provision for, creditors and after provision for any preferred shares which are superior to the common shares.

Preemptive Rights.    Holders of common shares have no preemptive right to purchase or subscribe for any shares of Cornerstone capital stock.

Restrictions on Ownership and Mandatory Repurchase of Excess Shares.    In order that Cornerstone may meet certain requirements under the Code applicable to real estate investment trusts, its bylaws prohibit any person from owning in excess of 9.8% of the total number of the issued and outstanding shares of any separate class or series, and no shares will be transferred or issued to any person, if after the transfer or issuance the person’s direct or indirect ownership of the class or series would exceed this limit. Shares owned by a person in excess of such amounts are referred to in the bylaws as “excess shares.” For this purpose the term “ownership” is defined in accordance with certain ownership rules of the Internal Revenue Code. Accordingly, shares owned or deemed to be owned by a person who individually owns less than 9.8% of the class or series of shares outstanding nevertheless may be excess shares.

If shares are purportedly acquired in violation of the ownership restriction in Cornerstone’s bylaws, the acquisition will be valid only to the extent it does not result in a violation of the 9.8% ownership restriction. To the extent the acquisition violates the ownership restriction in Cornerstone’s bylaws, the acquisition will be null and void with respect to the excess shares unless the person acquiring the excess shares provides the Cornerstone board with evidence satisfactory to the board that Cornerstone’s qualification as a REIT will not be jeopardized. The board may determine that shares which otherwise would be considered excess securities will not constitute excess securities if the board is satisfied that Cornerstone’s qualification as a REIT will not be jeopardized. The Cornerstone board has made this determination with respect to any Cornerstone Series B convertible preferred shares that Messrs. Houston and Thompson receive pursuant to the merger in excess of 9.8% of the outstanding Cornerstone Series B convertible preferred shares.

Holders of excess shares are not entitled to voting rights, dividends or distributions with respect to the excess shares. If, after the purported transfer or other event resulting in an exchange of shares for excess shares and before discovery by Cornerstone of such exchange, dividends or distributions are paid with respect to shares that were exchanged for excess shares, then such dividends or distributions are to be repaid to Cornerstone upon demand.

The bylaws also provide that in the event any person acquires excess shares, such excess shares may be redeemed by Cornerstone at the discretion of the board of directors. Except as set forth below, the redemption price for redeemed excess shares will be the lesser of:

•	the price paid for the excess shares, or if no notice of such purchase price is given, at a price to be determined by the board of directors, in its sole discretion, but no lower than the lowest market price for the common shares during the year prior to the date Cornerstone exercises its purchase option; and

•	the fair market value of such excess shares, which will be the fair market value of the shares as determined in good faith by the board of directors or, if the shares are listed on a national securities exchange, the closing price (average of the bid and asked prices if the common shares are quoted on The Nasdaq National Market) on the last business day prior to the redemption date.

To redeem excess shares, the board of directors must give a notice of redemption to the holder of the excess shares not less than one week prior to the date fixed by the board of directors for redemption. The holder may sell such excess shares before the date fixed for redemption. If he does not, the redemption price for such excess shares will be paid on the redemption date fixed by the board of directors and included in such notice.

The ownership limitations described above may have the effect of precluding changes in control of Cornerstone, or preventing a transaction in which some or all shareholders might receive a premium for sale of a large or control block of shares.

Transfer Agent and Registrar.    The transfer agent and registrar for the common shares is Wachovia Corporation, Charlotte, North Carolina.

Preferred Shares

Cornerstone is authorized to issue 25,000,000 preferred shares and has designated Series A convertible preferred shares. Cornerstone will designate Series B convertible preferred shares to be issued in the merger. Cornerstone has not issued any preferred shares, other than the Series A convertible preferred shares, and does not currently contemplate issuing any other preferred shares other than the Series B convertible preferred shares to be issued in the merger.

The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by the board of directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Series A Convertible Preferred Shares

As of March 31, 2003, Cornerstone is authorized to issue 215,209 Series A convertible preferred shares, no par value, of which 127,380 were issued and outstanding. Each Series A convertible preferred share is fully paid and non-assessable upon payment therefor and issuance. The Series A convertible preferred shares trade under the symbol “TCRPR” on the New York Stock Exchange.

Designation, Number and Rank.    The Series A convertible preferred shares, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of Cornerstone, rank:

•	senior to all common shares and to all equity securities ranking junior to the Series A convertible preferred shares, including the Series B convertible preferred shares to be issued in the merger;

•	on parity with all equity securities issued by Cornerstone the terms of which specifically provide that such equity securities rank on a parity with the Series A convertible preferred shares; and

•	junior to all other equity securities issued by Cornerstone.

Cornerstone retains the power and authority to issue preferred shares which rank senior to or on parity with the Series A convertible preferred shares as to distributions or as to rights in liquidation, but only if at the time of, and after giving effect to, the issuance of such shares, the sum of:

•	the aggregate liquidation preferences of all preferred shares which rank senior to the Series A convertible preferred shares; and

•	the aggregate liquidation preference of the Series A convertible preferred shares;

does not exceed 20% of Cornerstone’s total assets, as disclosed on its balance sheet most recently filed with the SEC.

Distributions.    Holders of outstanding Series A convertible preferred shares are entitled to receive, if, when and as declared by Cornerstone’s board of directors, quarterly cash distributions at an annual rate per share of $2.375. Dividends will be cumulative and will accrue from and after the date of issue, whether or not such distributions are declared or there are funds legally available for payment of such distributions for any given distribution period.

When distributions for the Series A convertible preferred shares and any other preferred shares ranking on parity with the Series A convertible preferred shares are not paid in full (or a sum sufficient for such full payment is not so set apart), distributions will be declared pro rata so that the amount of distributions declared per share will in all cases bear to each other the same ratio that accrued distributions per share on the Series A convertible preferred shares and other preferred shares bear to each other.

Unless full cumulative distributions on all outstanding Series A convertible preferred shares and all preferred shares on parity with such shares have been paid and all mandatory sinking fund payments required pursuant to the terms of any outstanding preferred shares ranking senior to or on parity with the Series A convertible preferred shares as to rights in liquidation shall have been paid, then:

•	no distribution (other than distributions payable solely in shares ranking junior to the Series A convertible preferred shares) will be declared or paid upon or any sum set apart for the payment of distributions upon, any shares ranking junior to the Series A convertible preferred shares as to distributions;

•	no other distribution will be made with respect to any shares of Cornerstone ranking junior to the Series A convertible preferred shares as to rights in liquidation;

•	no shares of Cornerstone ranking junior to the Series A convertible preferred shares as to distributions or rights in liquidation will be purchased, redeemed or otherwise acquired for value by Cornerstone or by any subsidiary of Cornerstone; and

•	no monies will be paid into, set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value by Cornerstone or any of its subsidiaries of any shares of Cornerstone ranking junior to the Series A convertible preferred shares as to distributions or rights in liquidation.

Dividends accrued but unpaid will bear no interest, and holders of Series A convertible preferred shares will not be entitled to distributions in excess of the full cumulative distributions to which they are entitled.

No distributions on the Series A convertible preferred shares will be declared or funds set apart for the payment thereof if at that time Cornerstone is party to any agreement related to its indebtedness which prohibits that declaration, payment or setting apart for payment or that action would constitute a default under that agreement or if that declaration is restricted or prohibited by law.

Voting Rights.    Except as described below or to the extent provided by law, holders of Series A convertible preferred shares are not entitled to:

•	vote at any meeting of shareholders for election of directors or for any other purpose; or

•	receive notice of, or otherwise participate, in any meeting of shareholders at which they are not entitled to vote.

Whenever distributions due to the holders of Series A convertible preferred shares or to any class or series of preferred shares which ranks on parity therewith as to distributions are six or more quarters in arrears, then the board of directors will automatically be increased by two and at any annual meeting or properly called special meeting, holders of Series A convertible preferred shares will have the right to nominate and elect these two additional directors. These two directors will continue to serve until all current distributions and all distributions in arrears have been paid in full or declared and set aside for payment. The right of the holders of Series A convertible preferred shares to nominate and elect these two directors will cease when all current distributions and all distributions in arrears have been paid in full or declared and set aside for payment.

The affirmative vote of a majority of the outstanding Series A convertible preferred shares, voting as a separate group, will be required:

•	whenever such a vote is required under the Virginia Stock Corporation Act; or

•	for the adoption of any amendment, alteration or repeal of any provision of the Series A convertible preferred shares or of any provision of the articles of incorporation that adversely changes any preferences, limitations, privileges, voting power or relative rights of the Series A convertible preferred shares or the holders thereof;

provided, however, that the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series A convertible preferred shares is not such an adverse change.

Redemption.    Cornerstone may not redeem the Series A convertible preferred shares for five years after the first issuance of those shares. At any time after the fifth anniversary of that issuance, Cornerstone may, at its option, redeem all or any portion of the outstanding Series A convertible preferred shares for an amount equal to, at its election:

•	the liquidation payment owed as described below plus accrued but unpaid distributions; or

•	that number of common shares equal to:

–	the liquidation price described below plus accrued but unpaid distributions, divided by;

–	the conversion price as described below.

Notice of any such redemption must be provided not less than 30 nor more than 60 days before the redemption date. If fewer than all of the Series A convertible preferred shares outstanding are to be redeemed, the redemption will be pro rated among the holders of Series A convertible preferred shares based upon the number of those shares registered in their names. Cornerstone may not redeem any of the Series A convertible preferred shares if the full cumulative distributions to holders of those shares have not been paid.

Cornerstone may also acquire shares of Series A convertible preferred shares other than by redemption for consideration that is acceptable to the holders thereof, provided that if all past and current distributions on the Series A convertible preferred shares have not been paid in full or declared and set aside for payment, Cornerstone may not acquire any Series A convertible preferred shares except in accordance with a purchase or exchange offer made on the same terms to all holders of outstanding Series A convertible preferred shares.

Liquidation.    Upon any voluntary or involuntary liquidation, dissolution or winding up of Cornerstone’s affairs, the holders of outstanding Series A convertible preferred shares will be entitled to be paid $25 per share in cash, plus an amount equal to all unpaid distributions accrued thereon, after which payment, the holders of the Series

A convertible preferred shares will have no right or claim to Cornerstone’s remaining assets. Neither the consolidation nor merger of Cornerstone with or into any other entity, nor the sale, lease or other disposition of substantially all of the Cornerstone’s properties and assets, will, without further corporate action, be deemed a liquidation, dissolution or winding up of Cornerstone’s affairs.

If Cornerstone’s legally available funds for distribution to its shareholders are insufficient to pay the holders of the Series A convertible preferred shares the full amounts to which they are entitled, those assets will be distributed ratably to the holders of Series A convertible preferred shares and the holders of preferred shares, if any, ranking on a parity with the Series A convertible preferred shares as to rights in liquidation in proportion to the full amount to which they are respectively entitled.

Cornerstone will give written notice of any liquidation, dissolution or winding up of Cornerstone not less than 30 nor more than 60 days before the payment date related thereof.

Conversion.    Each holder of outstanding Series A convertible preferred shares will have the right, upon notice properly given to Cornerstone, to convert any or all shares held by that holder into that number of the common shares equal to $25 divided by the conversion price times the number of Series A convertible preferred shares converted. The initial conversion price is $15.80, subject to adjustment described below. Any holder of Series A convertible preferred shares called for redemption may convert those shares at any time before the close of business on the last full business day before the redemption date. Common shares issued upon conversion will be rounded to the nearest thousandth of a share, and no cash will be paid instead of fractional shares.

The issuance of common shares in exchange of Series A convertible preferred shares will be done without charge for expenses or for any tax in respect of the issuance of those common shares, but Cornerstone will not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of common shares in any name other than that of the holder of record on Cornerstone’s books of the Series A convertible preferred shares converted.

Holders of Series A convertible preferred shares on any distribution record date will still be entitled to receive all previously accrued distributions payable on those shares notwithstanding the conversion of those shares after the applicable distribution record date.

If Cornerstone:

•	pays a distribution on its outstanding common shares in common shares or subdivides or otherwise splits its outstanding common shares into a larger number of shares;

•	combines its outstanding shares into a smaller number of shares; or

•	reclassifies its common shares;

the conversion price will be adjusted so that the holder of any Series A convertible preferred shares surrendered for conversion after the applicable record date will be entitled to receive the same aggregate number of common shares that the holder would have owned or have been entitled to receive after the happening of such event had the Series A convertible preferred shares been converted immediately before that record date.

If Cornerstone issues rights, warrants or options to all holders of common shares entitling them to subscribe for or purchase common shares at a price which is less than the current market value of common shares, the conversion price will be adjusted to a price determined by multiplying:

•	the current conversion price; and

•	a fraction, the numerator of which will be the sum of (1) the number of common shares outstanding and (2) the number of common shares which the aggregate purchase price of all such rights, warrants and options would purchase at the then current market value, and the denominator of which will be the sum of (3) the number of common shares outstanding and (4) the number of additional shares offered for subscription pursuant to those rights, warrants or options.

Transfer Agent and Registrar.    The transfer agent and registrar for the Series A preferred shares is Wachovia Corporation, Charlotte, North Carolina.

Series B Convertible Preferred Shares

Before completion of the merger, Cornerstone will file articles of amendment to Cornerstone’s amended and restated articles of incorporation designating the Series B convertible preferred shares. We believe this summary describes all material terms of the Series B convertible preferred shares. We urge you to read the articles of amendment designating the Series B convertible preferred shares for a complete description of their terms. A copy of the articles of amendment designating the Series B convertible preferred shares is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus.

The articles of amendment will authorize Cornerstone to issue [            ] Series B convertible preferred shares, no par value, of which [            ] will be issued in the merger. Each Series B convertible preferred share issued in the merger will be fully paid and non-assessable upon issuance.

Designation, Number and Rank.    The Series B convertible preferred shares, with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of Cornerstone, will rank:

•	senior to all classes or series of common shares and to all equity securities issued by Cornerstone, the terms of which provide that such equity securities will rank junior to the Series B convertible preferred shares;

•	on parity with all equity securities issued by Cornerstone, the terms of which provide that such equity securities will rank on a parity with the Series B convertible preferred shares; and

•	junior to the Series A convertible preferred shares and to all other equity securities issued by Cornerstone.

Cornerstone retains the power and authority to issue preferred shares which rank senior to or on parity with the Series B convertible preferred shares as to distributions or as to rights in liquidation.

Dividends.    The holders of Series B convertible preferred shares will not be entitled to receive dividends.

Voting Rights.    The holders of outstanding Series B convertible preferred shares will be entitled:

•	except to the extent otherwise prohibited by law, to vote together with Cornerstone’s common shares on any matter, with each Series B convertible preferred share having a number of votes equal to the number of common shares into which such Series B convertible preferred share would be convertible immediately after the close of business on the record date fixed for the meeting called to consider such matter; and

•	to receive notice of, or otherwise participate in, any Cornerstone shareholders meeting at which holders of common shares are entitled to vote.

The affirmative vote of a majority of the outstanding Series B convertible preferred shares, voting as a separate group, will be required:

•	whenever such a vote is required under the Virginia Stock Corporation Act; or

•	for the adoption of any amendment, alteration or repeal of any provision of the Series B convertible preferred shares or of any provision of the articles of incorporation that adversely changes any preferences, limitations, privileges, voting power or relative rights of the Series B convertible preferred shares or the holders thereof;

provided, however, that the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series B convertible preferred shares is not an adverse change.

Whenever the holders of Series B convertible preferred shares are entitled to vote as a separate voting group on a matter, the affirmative vote of a majority of all the votes entitled to be cast by the voting group will be required to approve that matter, with each share having one vote.

Conversion.    Each Series B convertible preferred share will convert automatically into one Cornerstone common share upon the earliest to occur of:

•	the first day of the calendar quarter after 80% of the apartment units in The Merritt at Whitemarsh – Phase I are occupied by tenants pursuant to written leases;

•	October 1, 2003, the first day of the calendar quarter which is at least six months after the receipt of the permanent unconditional certificate of occupancy for the last building constructed at The Merritt at Whitemarsh – Phase I;

•	the sale of The Merritt at Whitemarsh – Phase I; or

•	the date on which Cornerstone owns, directly or indirectly, less than 100% of the ownership interest in the corporation, partnership, limited liability company or other legal entity owning The Merritt at Whitemarsh – Phase I.

In addition, Cornerstone may elect to convert the Series B convertible preferred shares, at any time, by delivery of written notice to the transfer agent or registrar for the Series B convertible preferred shares.

The merger agreement provides that no Series B convertible preferred shares will be issued if the Series B convertible preferred shares would automatically convert into Cornerstone common shares after the merger because the effective date of the merger is on or after:

•	the first day of the calendar quarter after 80% of the apartment units in The Merritt at Whitemarsh – Phase I are occupied by tenants pursuant to written leases; or

•	October 1, 2003, the first day of the calendar quarter which is at least six months after the receipt of the permanent unconditional certificate of occupancy for the last building constructed at The Merritt at Whitemarsh – Phase I.

In this event, each Merry Land common share will be exchanged for 2.038 Cornerstone common shares in the merger.

Cornerstone will provide notice of conversion:

•	to each holder of Series B convertible preferred shares by first class mail, postage prepaid, not more than 30 days after the date upon which conversion automatically occurs; and

•	as soon as practicable by filing a current report on Form 8-K with the SEC.

The person receiving the common shares upon conversion will be deemed to have become a shareholder of record with respect to those common shares on the conversion date, unless Cornerstone’s transfer books are closed on that date, in which event the person will be deemed to have become a shareholder of record on the next date on which the transfer books are open.

Cornerstone will not issue any fractional common shares upon conversion of the Series B convertible preferred shares. Instead, each holder of outstanding Series B convertible preferred shares having a fractional interest arising upon the conversion of those shares will, at the time of conversion, be paid an amount in cash equal to:

•	the average closing price of a Cornerstone common share on the New York Stock Exchange for the five trading days immediately before the conversion date; multiplied by

•	the fraction of a common share to which the holder would otherwise be entitled.

No holder will be entitled to dividends or other distributions, voting rights or any other shareholder rights in respect of any fractional share.

Cornerstone will issue the Cornerstone common shares upon conversion of the Series B convertible preferred shares without charge for expenses or for any tax in respect of the issuance of the common shares. Cornerstone will not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of common shares in any name other than that of the holder of record of the outstanding Series B convertible preferred shares converted, and Cornerstone will not issue any common shares until the person requesting the issuance pays the amount of the tax.

If Cornerstone:

•	pays a distribution on its outstanding common shares in common shares or subdivides or otherwise splits its outstanding common shares into a larger number of shares;

•	combines its outstanding shares into a smaller number of shares; or

•	reclassifies its common shares;

the conversion rate will be adjusted so that the holder of any Series B convertible preferred shares converted after the applicable record date will be entitled to receive the same aggregate number of common shares that the holder would have owned or have been entitled to receive after the happening of that event had the Series B convertible preferred shares been converted immediately before that record date.

In the event of:

•	any reclassification or recapitalization of the outstanding Cornerstone common shares, except a change in par value or from no par value to par value or from par value to no par value, or subdivision or other split or combination of shares;

•	any consolidation or merger to which Cornerstone is a party, except a merger in which Cornerstone is the surviving corporation and which does not result in any such reclassification or recapitalization; or

•	any sale or conveyance to a person or another business entity of all or substantially all of the property of Cornerstone;

as a result of which Cornerstone common shares are converted into the right to receive stock, securities or other property, including cash or any combination thereof:

•	the holder of each Series B convertible preferred share then outstanding will thereafter have the right to convert that share into the kind and amount of stock and other securities and property receivable, upon that reclassification, recapitalization, consolidation, merger, sale or conveyance, by a holder of the number of Cornerstone common shares into which the Series B convertible preferred shares might have been converted immediately before that event; and

•	the conversion rate will be adjusted so that the holder of any Series B convertible preferred shares converted after that record date will be entitled to receive the same aggregate number of common shares that the holder would have owned or have been entitled to receive after the happening of that event had the Series B convertible preferred shares been converted immediately before that record date.

Liquidation.    Upon any voluntary or involuntary liquidation, dissolution or winding up of Cornerstone’s affairs, the holders of outstanding Series B convertible preferred shares will be entitled to be paid $0.01 per share in cash, after holders of Series A preferred shares have received their liquidation preference, but before any liquidation payment will be made to the holders of common shares or any other Cornerstone equity securities ranking junior the Series B convertible preferred shares.

Neither the consolidation nor merger of Cornerstone with or into any other entity, nor the sale, lease or other disposition of substantially all of Cornerstone’s properties and assets, will, without further corporate action, be deemed a liquidation, dissolution or winding up of Cornerstone’s affairs.

If Cornerstone’s legally available funds for distribution to its shareholders are insufficient to pay the holders of the Series B convertible preferred shares the full amounts to which they are entitled, those assets will be distributed ratably to the holders of Series B convertible preferred shares and the holders of preferred shares, if any, ranking on a parity with the Series B convertible preferred shares as to rights in liquidation in proportion to the full amount to which they are respectively entitled.

After Cornerstone pays the full liquidation preference to the holders of the Series B convertible preferred shares and any other Cornerstone equity securities ranking senior to the Cornerstone common shares, Cornerstone will distribute its remaining assets, if any, ratably to the holders of Cornerstone common shares and Series B convertible preferred shares on an as-if-converted to common shares basis.

Cornerstone will give written notice of any liquidation, dissolution or winding up of Cornerstone not less than 30 nor more than 60 days before the payment date related thereof.

Transfer Agent and Registrar.    The transfer agent and registrar for the Series B convertible preferred shares will be Wachovia Corporation, Charlotte, North Carolina.

COMPARISON OF SECURITY HOLDERS’ RIGHTS

In the merger, you will receive Cornerstone common shares and Series B convertible preferred shares for your Merry Land common shares. The rights of Cornerstone shareholders are governed by Virginia law and by Cornerstone’s articles of incorporation and bylaws. Currently, the rights of Merry Land shareholders are governed by Georgia law and Merry Land’s articles of incorporation and bylaws. There are differences in the rights of shareholders under Virginia and Georgia laws and under the charter documents and bylaws of Cornerstone and Merry Land. Below is a summary of the more significant differences in the rights of Cornerstone and Merry Land shareholders.

Cornerstone and Merry Land have filed their charter documents as exhibits to the reports they file with the Securities and Exchange Commission and, in the case of Cornerstone, as exhibits to the registration statement of which this proxy statement/prospectus is a part. For more information on obtaining these documents, please see “Where You Can Find More Information” beginning on page     .

	Cornerstone	Merry Land

Board of Directors

The board of directors of Cornerstone is divided into three classes, as nearly equal in size as possible, with one class being elected annually. Cornerstone directors are elected to a term of three years.

The board of directors of Merry Land is divided into three classes, as nearly equal in size as possible, with one class being elected annually. Merry Land directors are elected to a term of three years.

Payment of Dividends

Dividends paid by Cornerstone will be governed by Virginia law and Cornerstone’s bylaws. Cornerstone’s bylaws provide that the payment of dividends will be at the discretion of the board of directors, and will depend upon the earnings, cash flow and general financial condition of Cornerstone and other facts the directors deem appropriate.

Virginia law further provides that dividends may be declared and paid as determined by the board of directors, provided that no

Under Georgia law, dividends are declared and paid as determined by the board of directors. No dividends may be made if, after giving effect to the distribution:

•    the corporation would not be able to pay its debts as they become due in the usual course of business; or

•    the corporation’s total assets would be less than the sum of its total liabilities plus any amount required to be paid to holders of preferred stock in the event of

	Cornerstone	Merry Land

dividends may be paid if, after giving effect to the distribution:

•    the corporation would not be able to pay its debts as they become due in the usual course of business; or

•    the corporation’s total assets would be less than the sum of its total liabilities plus any amount required to be paid to holders of preferred stock in the event of liquidation of the corporation.

As a REIT, each year Cornerstone is required to distribute a minimum of 90% of its REIT taxable income to its shareholders. For a discussion of the special rules applicable to REITs, please see “The Merger – Material United States Federal Income Tax Consequences of the Merger” beginning on page     .

liquidation of the corporation.

Cumulative Voting	The articles of incorporation and bylaws of Cornerstone do not permit cumulative voting.	The articles of incorporation and bylaws of Merry Land do not permit cumulative voting.

Preemptive Rights	None of the shareholders of Cornerstone has preemptive rights.	None of the shareholders of Merry Land has preemptive rights.

Removal of Directors

Cornerstone’s bylaws provide that the board of directors may declare vacant the office of a director who:

•    as the result of an incapacity, is unable to serve on the board; or

•    has pled guilty or no contest to or been convicted of a felony.

In addition, a director may be removed for cause by:

•    a vote of all directors other than the director who is to be removed; or

•    the vote of the holders of a majority of the outstanding shares of the corporation at a meeting called for that purpose.

Cornerstone’s bylaws further provide that any or all directors may be removed without cause upon the affirmative vote of a majority of the outstanding shares entitled to vote. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose is removal of the director.

Merry Land’s bylaws provide that at any meeting of the shareholders called for the purpose, the entire board of directors or any individual may be removed from office, with or without cause, by the affirmative vote of at least a majority of all of the votes entitled to be cast on the matter, and at least two-thirds of the shares voting.

Board of	Vacancies on the board of directors may be	Any vacancy on the board of directors for

	Cornerstone	Merry Land

Directors Vacancies

filled by:

•    a majority of the remaining directors, whether or not a quorum, except that a vacancy created by removal of a director by vote or written consent of the shareholders or by court order may be filled only by vote of a majority of the shares entitled to vote; or

•    written consent of holders of a majority of outstanding shares entitled to vote.

Directors elected in this manner hold office until their successor is elected at an annual or special meeting of the shareholders.

If the board of directors accepts the resignation of a director to take effect in the future, the board or shareholders may elect a successor.

The shareholders may elect a director or directors at any time to fill any vacancy not filled by the directors. Election of a director in this manner requires the consent of a majority of the shares entitled to vote.

If the number of vacancies occurring during a year causes a majority of the directors in office not to be directors elected by shareholders, the holders of 5% or more of the outstanding shares entitled to vote may call a special meeting of shareholders for the purpose of filling the vacancies on the board.

any reason, other than any vacancy created by the removal of a director by the shareholders or an increase in the number of directors, may be filled by a vote of the majority of the remaining directors, whether or not a quorum. Directors appointed in this manner hold office for the unexpired term of the director whose office they are elected to fill.

Newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the remaining directors. The directors appointed in this manner hold office until the next annual meeting of shareholders.

Shareholder Proposals and Director Nominations

Cornerstone’s shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow advance notice procedures described in Cornerstone’s bylaws.

Director nominations and shareholder proposals that are late or that do not include all required information may be rejected by Cornerstone. This could prevent shareholders from bringing matters before an annual or special meeting, including making nominations for directors.

Merry Land’s bylaws do not have a provision comparable to Cornerstone’s bylaws regarding advance notice of director nominations and other shareholder proposals.

Meetings of Shareholders

Under Cornerstone’s bylaws, meetings of the shareholders may be called at any time for any purposes by the chief executive officer, by a majority of the board of directors, by a majority of independent directors, by the chairman of the board or by one or more shareholders holding not less than 10% of the

Under Merry Land’s bylaws, special meetings of the shareholders, for any purpose, may be held whenever called by the president, the chairman of the board of directors, any two directors, stockholders holding an aggregate of 25% of the voting stock of Merry Land or a majority of the

	Cornerstone	Merry Land

eligible votes.

If a meeting is called by any person or persons other than the board of directors, the chairman or the chief executive officer, notice requirements described in Cornerstone’s bylaws must be followed.

board of directors.

Shareholder Action Without a Meeting

Virginia law and Cornerstone’s bylaws permit action by the shareholders without a meeting, provided that all the shareholders entitled to vote on the action consent in writing to the taking of the action.

Under Merry Land’s articles of incorporation, any action which may be taken at any special meeting may be taken without a meeting if a consent in writing, setting forth the action, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Merry Land’s articles of incorporation further provide that action by less than unanimous written consent may not be taken with respect to any election of directors in which shareholders would be entitled to cumulative voting.

Shareholders’ Inspection Rights

Under Cornerstone’s bylaws and Virginia law, a shareholder may inspect Cornerstone’s shareholder records, shareholder minutes, accounting records and some board of directors minutes if the shareholder makes a demand for the records in good faith and for a proper purpose. The shareholder also must comply with a six-month record ownership requirement and other specified procedural requirements when making an inspection demand.

In addition, under Cornerstone’s bylaws, Cornerstone must keep at its principal office a list of the names and addresses of its shareholders and a copy of its bylaws, certified by the Cornerstone’s secretary, which must be open to inspection by shareholders at any reasonable time during office hours.

Under Georgia law, Merry Land must keep, and shareholders are entitled to inspect upon five days notice, specified basic corporate records. A Georgia corporation may limit rights of inspection to holder of more than 2% of its outstanding shares, but Merry Land has not done so.

A shareholder may inspect the following corporate books and records, if such inspection is for any purpose reasonably related to such person’s interest as a shareholder:

•    excerpts of minutes, or consents in lieu a meeting, from any meeting of the board of directors or committees thereof;

•    minutes of any shareholder’s meeting or written consents of the shareholders;

•    accounting records of the corporation; and

•    the record of shareholders.

Director’s Duties

The standard of conduct for directors of Virginia corporations is set forth in Section 13.1-690 of the Code of Virginia. Directors must discharge their duties in accordance with their good faith business judgment of the best interest of the corporation. Directors may rely on the advice or acts of others, including

The standard of conduct for directors of Georgia corporations is set forth in Section 14-2-830 of the Georgia Business Corporation Code. Directors must discharge their duties in a manner that the directors believe in good faith to be in the best interest of the corporation and with the care an

	Cornerstone	Merry Land

officers, employees, attorneys, accountants and board committees, if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than a corporation governed by the laws of another state.

A director is not liable to the corporation or its shareholders for any action taken, or failure to take action, if the director performed his or her duties in accordance with the standards described above ordinarily prudent person in a like position would exercise under similar circumstances. Directors may rely on the information, opinions, reports or statements of others if prepared or presented by:

•    one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent;

•    legal counsel, public accountants, investment bankers or other persons as to matters the director reasonably believes are within the person’s competence; or

•    a committee of the board of directors, if the director reasonably believes the committee merits confidence.

A director is not liable to the corporation or its shareholders for any action taken, or failure to take action, if the director performed his or her duties in accordance with the standards described above.

Limitations on Directors and Officers Liability

Cornerstone’s articles of incorporation contain provisions that limit the liability of the directors and officers of Cornerstone as permitted under Virginia law. The Virginia law provisions eliminate the liability of a corporation’s directors and officers to the corporation and its shareholders for monetary damages for negligent or grossly negligent acts or omissions in their capacity as directors or officers. The provisions in Virginia law and Cornerstone’s articles of incorporation do not, however, eliminate or limit the liability of a director or officer resulting from such person’s willful misconduct or knowing violation of the criminal law or a knowing violation of any federal or state securities laws.

Under Cornerstone’s articles of incorporation, any amendment or repeal of the applicable provisions in Cornerstone’s articles of incorporation will not affect the limitation of liability of directors and officers with respect to such person’s actions before the amendment or repeal.

Merry Land’s articles of incorporation provide that its directors will not be personally liable for monetary damages for breach of a director’s duty of care or other duty as a director. However, each director will continue to be subject to liability for:

•    any appropriation, in violation of the directors duties, of any business opportunity of the corporation;

•    acts or omissions which involve intentional misconduct or a knowing violation of law;

•    unlawful distributions; or

•    any transaction from which the director received an improper personal benefit.

Under Merry Land’s articles of incorporation, any amendment or repeal of the applicable provisions in Merry Land’s articles of incorporation will not affect the limitation of liability of directors and officers with respect to such person’s actions before the amendment or repeal.

Indemnification

Cornerstone’s articles of incorporation provide that Cornerstone will indemnify any of the below described individuals or entities against all liabilities and reasonable expenses incurred by him. The indemnified individuals

Merry Land’s articles of incorporation provide that Merry Land will indemnify its directors and officers, whether serving the corporation or, at its request, another entity, to the full extent required or permitted by the

	Cornerstone	Merry Land

or entities will include any individual or entity who is or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding because the individual or entity is or was:

•    a director, officer or affiliate of Cornerstone or any legal entity controlled by Cornerstone; or

•    a fiduciary of any employee benefit plan established at the direction of Cornerstone.

The above described indemnification will be provided only if the directors of Cornerstone, excluding the indemnified party, determine in good faith that the course of conduct which caused the loss or liability of the individual or entity was undertaken in good faith within what that individual or entity reasonably believed to be the scope of his or its authority and for a purpose which he or it reasonably believed to be in the best interests of Cornerstone or its shareholders. In addition, such liabilities and expenses must not have been incurred because of the individual or entity’s misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law.

Nevertheless, indemnification will not be allowed for any liability imposed by a judgment arising from or out of a violation of federal or state securities laws associated with the public offering of common shares unless:

•    there has been a successful adjudication of each alleged securities law violation;

•    the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•    a court of competent jurisdiction approves a settlement of the claims.

Georgia Business Corporation Code. Such indemnification includes the advance of expenses to the full extent permitted by law and is not exclusive of any other rights to which those seeking indemnification may be entitled.

Georgia law provides that a corporation may indemnify a director against liability incurred because of his or her status as a director if:

•    the director acted in good faith; and

•    the director reasonably believes:

•    that when acting in his or her official capacity, the conduct was in the best interest of the corporation;

•    that when acting in all cases, the conduct was at least not opposed to the best interest of the corporation; and

•    in the case of any criminal proceeding, that the director had no reasonable cause to believe such conduct was unlawful.

Nevertheless, a corporation may not indemnify a director:

•    in connection with a proceeding by or in the right of the corporation, except for reasonable expenses if it is determined that the director has met the relevant standard code of conduct; or

•    in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that a personal benefit was improperly received by the director.

Restrictions on Ownership, Transfer or Issuance of Shares

In order to maintain its qualification as a REIT, no more than 50% in value of Cornerstone’s outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals or entities. As a result, the Cornerstone bylaws, subject to specified exceptions, provide that no person may own in excess of 9.8% of the total number of issued and outstanding shares of any class or series, and no shares may be transferred or issued to any person if, following the transfer or issuance, the

The Merry Land articles of incorporation and bylaws contain no similar provision regarding restrictions on ownership, transfer or issuance of Merry Land shares.

	Cornerstone	Merry Land

person’s ownership would exceed the limit. For purposes of this restriction, ownership of shares is computed in accordance with Sections 856(h), 542(a)(2) and 544 of the Code.

If any person acquires shares in excess of the above-described limit, these shares may be redeemed by Cornerstone at the discretion of the board of directors. The redemption price for the shares will be the price paid for the excess shares or, if there is no purchase price, the fair market value of such excess shares.

The fair market value of the excess shares, which will be based on:

•    a good faith determination of the board of directors; or

•    the closing price, if the shares are listed on a national securities exchange, or the average bid and asked prices if the shares are quoted on Nasdaq, on the last business day prior to the redemption.

If shares are purportedly acquired in violation of the ownership restriction in Cornerstone’s bylaws, the acquisition will be valid only to the extent it does not result in a violation of the 9.8% ownership restriction. To the extent the acquisition does violate the ownership restriction in Cornerstone’s bylaws, the acquisition will be null and void with respect to the excess shares unless the person acquiring the excess shares provides the Cornerstone board with evidence satisfactory to the board that Cornerstone’s qualification as a REIT will not be jeopardized.

If Cornerstone deems it necessary or desirable, an appropriate legend will be included on the face or back of each share certificate referring the holder of the certificate to restrictions contained in Cornerstone’s bylaws.

Subject to specified restrictions in Cornerstone’s bylaws, the directors may impose, or seek judicial or other imposition of, additional restrictions deemed necessary or advisable to protect Cornerstone and its shareholders by preserving Cornerstone’s status as a qualified REIT.

Anti-Takeover Statutes	Section 13.1-725 of the Code of Virginia contains several provisions relating to	The Georgia Business Corporation Code includes a business combination statute that

Cornerstone	Merry Land

transactions with interested shareholders. Interested shareholders are holders of more than 10% of any class of a corporation’s outstanding voting shares. Transactions between a corporation and an interested shareholder are referred to as affiliated transactions. Virginia law requires that material affiliated transactions must be approved by at least two-thirds of the shareholders not including the interested shareholder. Affiliated transactions requiring this two-thirds approval include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of the corporation’s securities, which increases the percentage of voting shares owned by an interested shareholder by more than five percent.

For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares, and majority approval of disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required.

The provisions of Virginia law relating to affiliated transactions do not apply if a majority of disinterested directors approves the acquisition of shares making a person an interested shareholder.

Virginia law permits corporations to opt out of the affiliated transactions provisions. Cornerstone has not opted out.

Virginia law also contains provisions regulating control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed specified threshold voting percentages (20%, 33 1/3%, 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring is designed to deter hostile takeovers and is applicable only if a corporation specifically provides so in its articles of incorporation or bylaws. Merry Land’s bylaws provide for the application of this statute to Merry Land.

The statute provides that a Georgia corporation will not engage in any “business combination” with any “interested shareholder” for a period of five years following the time that such shareholder became an “interested shareholder,” unless specific conditions apply. The prohibited transactions include:

•    a merger with, disposition of assets to, or the issuance of stock to, the interested shareholder; or

•    specified transactions that have the effect of increasing the proportionate share of the outstanding securities held by the interested shareholder.

Under the statute, an interested shareholder may avoid the prohibition against effecting specified significant transactions if the board of directors, prior to the time that shareholder becomes an interested shareholder, approves the transaction by which that shareholder became an interested shareholder.

The Georgia Business Corporation Code also contains provisions designed to protect shareholders of Georgia corporations against specified tactics used by acquiring corporations in hostile takeover attempts. These provisions are referred to as the “Fair Price Provisions.” Merry Land has not elected to be governed by these Fair Price Provisions.

	Cornerstone	Merry Land

person or any officer or employee-director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

Virginia law permits corporations to opt out of the control share acquisition provisions. Cornerstone has not opted out.

Consolidations, Mergers, Share Exchange and Transfer of Assets

In addition to the anti-takeover provisions discussed above, Virginia law requires consolidations, mergers, share exchanges and specified asset transfers to be approved by shareholders. Under Virginia law, the vote required for approval by each voting group is two-thirds of the votes entitled to be cast on the transaction by that voting group.

Merry Land’s articles of incorporation provide that the affirmative vote of at least a majority of all of the votes entitled to be cast on a matter, and at least two-thirds of the shares voting, are required to approve and authorize the following acts by Merry Land:

•    consolidation of Merry Land with one or more corporations to form a new consolidated corporation;

•    merger of Merry Land into another corporation or the merger of one or more other corporations into Merry Land;

•    sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of Merry Land;

•    the voluntary or involuntary liquidation, dissolution or winding-up of Merry Land; or

•    any other transaction that Section 14-2-1110 of the Georgia Business Corporation Code defines as a “Business Combination.”

Shareholders’ Rights in Specified Transactions

Virginia law provides, with specified exceptions, that a shareholder of a Virginia corporation has the right to demand and receive payment of the fair value of the shareholder’s stock from a successor corporation if:

•    the corporation merges or consolidates with another corporation;

•    the shareholder’s stock is to be acquired in a share exchange;

•    the corporation transfers its assets other than in the ordinary course of business; or

•    the corporation alters its charter in a way which alters contractual rights, as expressly set forth in the charter, of any

Georgia law provides that holders of shares listed on a national securities exchange or held of record by more than 2,000 shareholders have dissenters’ rights in a merger, exchange of shares or other property, or amendment of the corporation’s articles of incorporation only where:

•    the plan governing the transaction provides that they are required to exchange their shares for something other than shares which are also either listed on a national exchange or held by more than 2,000 shareholders; or

•    the articles of incorporation or a board resolution approving the action provide that they have dissenters’ rights in the

	Cornerstone	Merry Land

outstanding stock and substantially adversely affects the shareholder’s rights, unless the right to do so is reserved by the charter of the corporation.

In order for a shareholder to perfect the shareholder’s dissenters’ rights, the shareholder must file with the corporation, prior to the vote, a demand in writing for the fair cash value of the shareholder’s shares, and of the shareholder’s intent to demand payment. Virginia law provides that the right to fair value does not apply, with specified exceptions, unless shareholders are required by the terms of an agreement to accept consideration other than, among other things, shares of any stock listed on a national securities exchange or cash or a combination thereof.

action.

Merry Land’s articles do not specifically provide for dissenters’ rights in an action.

If proposed corporate action creating dissenters’ rights is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for shares if the proposed action occurs.

Amendment of Articles of Incorporation

The Cornerstone articles of incorporation may be amended at any time upon the vote of a majority of the holders of outstanding common shares, with each share entitled to one vote. The Cornerstone articles provide that any amendment to the Cornerstone articles, which would adversely change any preferences, limitations, privileges, voting power or relative rights of the Series A convertible preferred shares or the Series B convertible preferred shares, requires the affirmative vote of a majority of the outstanding series affected. The articles further provide that the authorizations of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series A or Series B convertible preferred shares will not be considered an alteration or amendment of the Cornerstone articles adversely changing the rights of the Series A convertible preferred shares or Series B convertible preferred shares. As a result, such an alteration or amendment will not require the affirmative vote of a majority of the holders of those series of shares.

The Merry Land articles of incorporation do not address the issue of amendment. Georgia law provides, with specified exceptions and unless otherwise provided by a corporation’s articles of incorporation, that all amendments to the articles of incorporation must be approved by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment.

Board Committees

Virginia law and Cornerstone’s bylaws permit the Cornerstone board of directors to delegate to a committee composed of three or more directors any of its powers except the power:

•    to approve any action requiring shareholders’ approval;

•    to fill vacancies on the board of directors

Georgia law permits the board of directors of a Georgia corporation to delegate to a committee composed of one or more directors any of its powers except the power:

•    to approve or propose to shareholders actions that Georgia law requires to be approved by shareholders,

•    to fill vacancies on the board of directors

Cornerstone	Merry Land

on any of its committees;

•    to fix the compensation of directors for serving on the board or committees;

•    to amend, adopt or repeal the bylaws;

•    to approve a plan of merger not requiring shareholder approval;

•    to approve a distribution to shareholders or sale of shares, except in a range determined by the board of directors; and

•    to appoint other committees of the board or the members of those committees.

or on any of its committees,

•    to amend the articles of incorporation unless the articles state otherwise,

•    to amend, alter or repeal the bylaws or

•    to approve a plan of merger not requiring shareholder approval.

OTHER MATTERS

Shareholder Proposals for Merry Land Annual Meeting

If the merger is completed, there will be no 2003 annual meeting of Merry Land shareholders.

SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement for an annual meeting.

Other

As of the date of this proxy statement/prospectus, the Merry Land board of directors knows of no matters other than as described in this proxy statement/prospectus that are likely to be brought before the Merry Land special meeting. However, if any matters not now known come before the Merry Land special meeting, the persons named in the enclosed proxy are expected to vote the Merry Land common shares represented by that proxy on those matters in accordance with their best judgment.

LEGAL MATTERS

The validity of the Cornerstone common shares and Series B convertible preferred shares to be issued in connection with the merger will be passed upon by McGuireWoods LLP, counsel to Cornerstone. In addition, McGuireWoods LLP will also pass upon Cornerstone’s qualification as a REIT and certain federal income tax consequences of the merger. Piper Rudnick LLP will pass upon certain federal income tax consequences of the merger.

EXPERTS

Ernst & Young LLP, independent auditors, have audited the Cornerstone consolidated financial statements and schedule included in its Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. The Cornerstone consolidated financial statements and schedule are incorporated herein by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule incorporated in this proxy statement/prospectus by reference from Merry Land’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated January 23, 2003, and February 25, 2003 as to Note 13, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting method for discontinued operations to conform to the Statement of Financial Accounting Standards No. 144), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Cornerstone and Merry Land file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and also at the SEC’s public reference room in Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.” In addition, Cornerstone has filed a registration statement on Form S-4 to register with the SEC the Cornerstone common shares and Series B convertible preferred shares to be issued to Merry Land shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Cornerstone in addition to being a proxy statement of Merry Land. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the Registration statement.

The SEC allows Cornerstone and Merry Land to “incorporate by reference” information into this proxy statement/prospectus, which means that Cornerstone and Merry Land can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Cornerstone and Merry Land have previously filed with the SEC. These documents contain important information about Cornerstone and Merry Land.

Cornerstone SEC Filings (File Number: 001-12875)

•	Cornerstone’s Annual Report on Form 10-K for the year ended December 31, 2002;

•	Cornerstone’s Current Report on Form 8-K filed on February 26, 2003;

•	The description of Cornerstone’s common shares contained in Form 8-A filed on April 8, 1997 under Section 12(g) of the Securities Exchange Act of 1934; and

•	Any additional documents that Cornerstone files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Merry Land special meeting.

Merry Land SEC Filings (File Number: 000-29778)

•	Merry Land’s Annual Report on Form 10-K for the year ended December 31, 2002; and

•	Merry Land’s Current Report on Form 8-K filed on February 26, 2003.

This proxy statement/prospectus is accompanied by a copy of Merry Land’s Annual Report on Form 10-K for the year ended December 31, 2002.

Cornerstone has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Cornerstone. Merry Land has supplied all information contained or incorporated by reference in or accompanying this proxy statement/prospectus relating to Merry Land or Merry Land & Investment Company.

Documents of Cornerstone incorporated by reference are available from Cornerstone without charge, excluding all exhibits unless Cornerstone has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Cornerstone Realty Income Trust, Inc.

306 East Main Street

Richmond, Virginia 23219

Attention: Secretary

Telephone: (804) 643-1761

Documents of Merry Land incorporated by reference are available from Merry Land without charge, excluding all exhibits unless Merry Land has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Merry Land Properties, Inc.

209 Seventh Street, Suite 300

Augusta, Georgia 30901

Attention: Secretary

Telephone: (706) 722-6256

If you would like to request documents, please do so by                     , 2003 to receive them before the Merry Land special meeting.

You should rely on the information contained in, accompanying or incorporated by reference in this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                     , 2003. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date or that the information contained in documents accompanying or incorporated by reference into this proxy statement is accurate as of any date other than the date of such documents. Neither the distribution of this proxy statement/prospectus to shareholders nor the issuance of Cornerstone common shares and Series B convertible preferred shares in the merger shall create any implication to the contrary.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

BETWEEN

CORNERSTONE REALTY INCOME TRUST, INC.

CORNERSTONE MERGER SUB, INC.

AND

MERRY LAND PROPERTIES, INC.

Dated as of February 19, 2003

Page

ARTICLE I

THE MERGER

1.1	The Merger.	A-2
1.2	Newco Transactions.	A-2
1.3	Closing.	A-2
1.4	Effective Time.	A-2
1.5	Effects of Merger on Merger Sub’s Articles of Incorporation and Bylaws.	A-3
1.6	Effect on Shares and Options.	A-3
1.7	Conversion.	A-3
1.8	Exchange of Certificates.	A-4

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MERRY LAND

2.1	Organization, Standing and Power of Merry Land.	A-6
2.2	Merry Land Subsidiaries.	A-6
2.3	Capital Structure.	A-8
2.4	Other Interests.	A-9
2.5	Authority; Noncontravention; Consents.	A-9
2.6	SEC Documents; Financial Statements; Undisclosed Liabilities.	A-10
2.7	Absence of Certain Changes or Events.	A-11
2.8	Litigation.	A-11
2.9	Properties.	A-12
2.10	Environmental Matters.	A-15
2.11	Related Party Transactions.	A-16
2.12	Employee Benefits.	A-16
2.13	Employee Matters.	A-18
2.14	Taxes.	A-19
2.15	No Payments to Employees, Officers or Directors.	A-19
2.16	Brokers; Schedule of Fees and Expenses.	A-19
2.17	Compliance with Laws.	A-19
2.18	Contracts; Debt Instruments.	A-20
2.19	Opinion of Financial Advisor.	A-22
2.20	State Takeover Statutes.	A-22
2.21	Registration Statement.	A-22
2.22	Development Properties.	A-22
2.23	Investment Company Act of 1940.	A-23
2.24	Trademarks, Patents and Copyrights.	A-23
2.25	Insurance.	A-23
2.26	Definition of Knowledge of Merry Land.	A-23
2.27	Vote Required.	A-23
2.28	ESOP Accruals.	A-24

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CORNERSTONE

3.1	Organization, Standing and Power of Cornerstone.	A-24

3.2	Capital Structure.	A-24
3.3	Authority; Noncontravention; Consents.	A-26
3.4	SEC Documents; Financial Statements; Undisclosed Liabilities.	A-27
3.5	Absence of Certain Changes or Events.	A-28
3.6	Litigation.	A-28
3.7	Properties.	A-29
3.8	Environmental Matters.	A-30
3.9	Taxes.	A-30
3.10	Brokers; Schedule of Fees and Expenses.	A-31
3.11	Compliance with Laws.	A-31
3.12	Contracts; Debt Instruments.	A-31
3.13	State Takeover Statutes.	A-31
3.14	Registration Statement.	A-31
3.15	Investment Company Act of 1940.	A-31
3.16	Definition Of Knowledge of Cornerstone.	A-32
3.17	No Vote Required.	A-32
3.18	Employee Policies.	A-32
3.19	Merger Sub Operations.	A-32

ARTICLE IV
COVENANTS

4.1	Acquisition Proposals.	A-32
4.2	Conduct of Merry Land’s Business Pending Merger.	A-34
4.3	Conduct of Cornerstone’s Business Pending Merger.	A-37
4.4	Other Actions.	A-38
4.5	Filing of Certain Reports.	A-38
4.6	Compliance with the Securities Act.	A-39

ARTICLE V
ADDITIONAL COVENANTS

5.1	Preparation of the Registration Statement and the
	Proxy Statement; Merry Land Shareholders Meeting.	A-39
5.2	Access to Information: Confidentiality.	A-40
5.3	Best Efforts; Notification.	A-41
5.4	Costs of Transaction.	A-42
5.5	Tax Treatment.	A-42
5.6	Public Announcements.	A-42
5.7	Listing.	A-43
5.8	Letters of Accountants.	A-43
5.9	Benefit Plans and Other Employee Arrangements.	A-43
5.10	Indemnification.	A-45
5.11	Newco Documents.	A-46
5.12	Resignations.	A-46
5.13	Cornerstone Directors.	A-46

ARTICLE VI
CONDITIONS

6.1	Conditions to Each Party’s Obligation to Effect the Merger.	A-46

A-ii

6.2	Conditions to Obligations of Cornerstone.	A-47
6.3	Conditions to Obligations of Merry Land.	A-48

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1	Termination.	A-49
7.2	Certain Fees and Expenses.	A-51
7.3	Effect of Termination.	A-53
7.4	Amendment.	A-53
7.5	Extension; Waiver.	A-53

ARTICLE VIII
GENERAL PROVISIONS

8.1	Nonsurvival of Representations and Warranties.	A-53
8.2	Notices.	A-53
8.3	Interpretation.	A-54
8.4	Counterparts.	A-55
8.5	Entire Agreement; No Third-Party Beneficiaries.	A-55
8.6	Governing Law.	A-55
8.7	Assignment.	A-55
8.8	Waiver of Jury Trial and Certain Damages.	A-55
8.9	Enforcement.	A-55
8.10	Severability.	A-56
8.11	Incorporation.	A-56

EXHIBITS

Exhibit A	—	Certificate of Merger
Exhibit B	—	Purchase and Sale Agreement
Exhibit C	—	Newco Notes
Exhibit D	—	Development Agreements
Exhibit E	—	Articles of Amendment
Exhibit F	—	Bonus Program
Exhibit G	—	Affiliate Agreement
Exhibit H	—	Non-Competition Agreements
Exhibit I	—	REIT Opinion
Exhibit J	—	Piggy Back Registration Rights Agreement

A-iii

INDEX OF DEFINED TERMS

DEFINED TERM	SECTION
Acquisition Proposal	4.1(a)
Affiliate	2.11
Agreement	Preamble
AICPA Statement	5.8(a)
Articles of Merger	Recital B
Base Amount	7.2
Bonus Payments	5.9(b)
Break-Up Expenses	7.2
Break-Up Fee	7.2
Break-Up Fee Tax Opinion	7.2
Business day	1.3
Certificate of Merger	Recital B
Closing	1.3
Closing Date Closing Price	1.3 1.8(c)
Code	Recital D
Commission	1.4
Commitment	4.2(xvi)
Confidentiality Agreement	5.2
Controlled Group Member Controlled Subsidiary	2.12 2.6(a)
Cornerstone	Preamble
Cornerstone Certificates	1.8(a)
Cornerstone Acquisition Proposal	4.3(x)
Cornerstone Common Shares	1.7(a)
Cornerstone Disclosure Letter	Article 3
Cornerstone Dividend Reinvestment Plan	3.2(a)
Cornerstone Financial Statement Date	3.5
Cornerstone Material Adverse Change	3.5
Cornerstone Material Adverse Effect	3.5
Cornerstone Options	3.2(a)
Cornerstone Preferred Shares Cornerstone Series B Preferred Shares	3.2(a) 1.7
Cornerstone Properties	3.7(a)
Cornerstone SEC Documents	3.4
Cornerstone Series A Preferred Shares	3.2(a)
Cornerstone Subsidiaries	3.1
Debt Documents	2.18(b)
Development Agreements	1.2
Effective Time	1.4
Employee Plan	2.12
Employment Release	5.9(b)
Encumbrances	2.9(a)
Environmental Laws	2.10
ERISA	2.12
Excluded Subsidiaries	2.2(a)

A-iv

ESOP	2.3(b)
Exchange Act Exchange Agent	2.6 1.8(a)
Exchange Ratio	1.7(a)
Excluded Subsidiaries	2.2(a)
Fees	5.4
GAAP	2.6
GBCC	1.1
Governmental Entity	2.5(b)
Hart-Scott Act	2.5(d)
Hazardous Substances	2.10
Include, includes or including	8.3
Indebtedness	2.18(b)
Indemnified Parties	5.10(a)
IRS	2.12
Laws	2.5(b)
Liens	2.2(b)
Merger	Recital A
Merger Sub	Preamble
Merry Land	Preamble
Merry Land Capital Budget Merry Land Certificates	2.9(c) 1.8(a)
Merry Land Common Shares	Recital F
Merry Land Disclosure Letter	Article 2
Merry Land Environmental Reports	2.10
Merry Land Financial Statement Date	2.7
Merry Land Material Adverse Change	2.7
Merry Land Material Adverse Effect	2.1
Merry Land Management Incentive Plans	2.3(a)
Merry Land Preferred Shares	2.3(a)
Merry Land Properties	2.9(a)
Merry Land SEC Documents	2.6
Merry Land Shareholder Approval	2.5(a)
Merry Land Shareholder Meeting	5.1(c)
Merry Land Shares	2.3(a)
Merry Land Subsidiaries	2.2(a)
Merry Land Title Insurance Policy	2.9(b)
Newco	Recital C
Newco Documents	1.2
Newco Note	1.2
Newco Transaction	1.2
NYSE	1.7(c)
Operating Partnership Units	3.2(a)
Outside Property Management Agreements	2.18(f)
Payor	7.2
Pension Plan	2.12
Person	2.2(a)
Property Restrictions	2.9(a)
Proxy Statement	5.1
Purchase and Sale Agreement	Recital C
Qualifying Income	7.2

A-v

Recipient	7.2
Registration Statement	5.1(a)
REIT Requirements	7.2
Restricted Share Grants	2.3(b)
SEC	2.5(b)
Securities Act	2.6
Subsidiary	2.2(a)
Superior Acquisition Proposal	4.1(d)
Surviving Corporation	1.1
Takeover Statute	2.20
Taxes	2.14
Third Party Management Agreements	2.18(e)
Third Party Provisions	8.5
to the Knowledge of Cornerstone	3.17
to the Knowledge of Merry Land Trading Day	2.26 1.7(c)
Transferred Properties	1.2
VSCA	1.8(a)
Welfare Plan	2.12
1940 Act	2.23

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 19, 2003, among CORNERSTONE REALTY INCOME TRUST, INC., a Virginia corporation (“Cornerstone”), CORNERSTONE MERGER SUB, INC., a Georgia corporation and wholly-owned subsidiary of Cornerstone (“Merger Sub”) and MERRY LAND PROPERTIES, INC., a Georgia corporation (“Merry Land”).

R E C I T A L S:

A.    The Board of Directors of Cornerstone and the Board of Directors of Merry Land deem it advisable and in the best interests of their respective shareholders, subject to the conditions and other provisions contained herein, that Cornerstone and Merry Land shall combine their businesses by the merger of Merry Land with and into Merger Sub (the “Merger”).

B.    Upon the terms and conditions set forth herein, Merger Sub and Merry Land shall execute a Certificate of Merger in substantially the form attached hereto as Exhibit “A” (the “Certificate of Merger”) and shall file such certificate in accordance with Georgia law to effectuate the Merger.

C.    Immediately prior to the Merger, it is contemplated that Merry Land shall sell certain of its assets to Newco, a corporation or other entity to be formed (“Newco”), and that Newco, Cornerstone and Merry Land shall consummate the transactions, including, without limitation, the assumption of certain obligations of Merry Land and the development of certain properties by Newco, as provided in the Purchase and Sale Agreement in substantially the form attached hereto as Exhibit “B” (the “Purchase and Sale Agreement”) and the agreements and instruments contemplated thereby.

D.    For federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

E.    Merry Land has received a fairness opinion relating to the Merger, as more fully described herein.

F.    As a condition and inducement to the willingness of Cornerstone to enter into this Agreement, certain principal shareholders of Merry Land have entered into an agreement with Cornerstone pursuant to which such shareholders have (i) agreed, among other things, to vote their shares of Merry Land common stock, without par value (“Merry Land Common Shares”), in favor of the Merger and (ii) granted to Cornerstone an irrevocable proxy to vote their Merry Land Common Shares upon the terms and conditions set forth therein.

G.    Cornerstone, Merger Sub and Merry Land desire to make certain representations, warranties and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.     Upon the terms and subject to the conditions of this Agreement, and in accordance with the Georgia Business Corporation Code (the “GBCC”), at the Effective Time (as defined in Section 1.4), Merry Land shall be merged with and into Merger Sub, with Merger Sub as the surviving entity (the “Surviving Corporation”) and a wholly-owned subsidiary of Cornerstone.

1.2    Newco Transactions.     Prior to the Effective Time (as defined herein) Merry Land shall execute and deliver to Newco (i) the Purchase and Sale Agreement and shall consummate the transactions contemplated thereby (collectively, the “Newco Transaction”) to be consummated on or before the Effective Time including, without limitation, the sale and conveyance by Merry Land of certain properties, interests and assets set forth on Schedule 1.2 (the “Transferred Properties”), the issuance by Newco of certain promissory notes in substantially the forms attached hereto as Exhibit “C-1” and “C-2” (collectively, the “Newco Notes”) and (ii) the Development Agreements (the “Development Agreements”) between Newco and Merry Land in substantially the forms attached hereto as Exhibits “D-1” and “D-2” and the other documents and agreements contemplated by the Purchase and Sale Agreement. The Purchase and Sale Agreement and the agreements and instruments contemplated thereby, including the Newco Notes and the Development Agreements shall be collectively referred to herein as the “Newco Documents.”

1.3    Closing.     The closing of the Merger (“Closing”) will take place at 10:00 a.m. on the date to be specified by the parties, which (subject to satisfaction or waiver of the other conditions set forth in Article VI) shall be no later than the third “business day” (as defined in Rule 14(d)-1(g) under the Exchange Act (as hereinafter defined)) after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the “Closing Date”), at the offices of McGuireWoods LLP, One James Center, Richmond, Virginia 23219, unless another date or place is agreed to in writing by the parties hereto.

1.4    Effective Time.     As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, Merger Sub and Merry Land shall file the Certificate of Merger in accordance with Section 14-2-1105 of the GBCC, with the Secretary of State of Georgia, and shall make all other filings and recordings required under the GBCC. The Merger shall become effective (the “Effective Time”) on the date and at such time as shall be specified in the Certificate of Merger. The Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of the GBCC. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date. Without limiting the generality of the foregoing and subject to the terms of this Agreement, at the Effective Time, all of the property, rights, privileges, powers and franchises of Merry Land and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merry Land and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5    Effects of Merger on Merger Sub’s Articles of Incorporation and Bylaws.     The Articles of Incorporation and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall continue in full force and effect after the Merger until further amended in accordance with applicable Georgia law.

1.6    Effect on Shares and Options.    The Merger shall have no effect on the shares of capital stock and options to purchase shares of capital stock of Cornerstone or Merger Sub. The effect of the Merger on the shares and restricted share awards of Merry Land shall be solely as provided herein and in the Certificate of Merger.

1.7    Conversion.

(a)    At the Effective Time, each Merry Land Common Share issued and outstanding shall, without any action on the part of the holder thereof, be converted into the right to receive (“Exchange Ratio”) 1.818 shares of common stock, no par value, of Cornerstone (“Cornerstone Common Shares”) and .220 shares of Series B Convertible Preferred Shares, no par value of Cornerstone (the “Cornerstone Series B Preferred Shares”) for each Merry Land Common Share issued and outstanding immediately prior to the Effective Time; provided, however, in the event the Cornerstone Series B Preferred Shares would automatically convert into Cornerstone Common Stock at the Effective Time pursuant to clause (A)(i) or (ii) of Section 10.4(a) set forth in the Articles of Amendment (as hereinafter defined), the Exchange Ratio shall be revised to increase the number of Cornerstone Common Shares to 2.038 and to provide that no Cornerstone Series B Preferred Shares shall be issued. The Cornerstone Series B Preferred Shares shall have the rights, preferences, privileges, restrictions and characteristics set forth in the form of Articles of Amendment to the Articles of Incorporation of Cornerstone attached hereto as Exhibit “E” (the “Articles of Amendment”). Prior to the Effective Time, the Articles of Amendment shall be duly filed with, and a Certificate of Amendment with respect thereto issued by, the State Corporation Commission of the Commonwealth of Virginia.

(b)    If, from the date hereof until the Effective Time, Cornerstone (i) pays a dividend or makes a distribution on the Cornerstone Common Shares in Cornerstone Common Shares, (ii) subdivides the outstanding Cornerstone Common Shares into a greater number of Cornerstone Common Shares, or (iii) combines the outstanding Cornerstone Common Shares into a smaller number of Cornerstone Common Shares, the Exchange Ratio shall be adjusted to reflect the proportionate change in the number of outstanding Cornerstone Common Shares.

(c)    Notwithstanding any other provision hereof, no fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares shall be issued in connection with the Merger. Instead, each holder of outstanding Merry Land Common Shares having a fractional interest arising upon the conversion or exchange of such shares in connection with the Merger shall, at the time of surrender of its Merry Land Certificate (as hereinafter defined) or certificates, be paid an amount in cash equal to (i) the Closing Price (as hereinafter defined) multiplied by the fraction of Cornerstone Common Shares or Cornerstone Series B Preferred Shares to which such holder would otherwise be entitled. In the event that any one holder holds more than one certificate representing Merry Land Common Shares, the shares represented by all such certificates surrendered together for conversion or exchange shall be aggregated and one new certificate representing Cornerstone Common Shares shall be issued in respect of such certificates representing Merry Land Common Shares, insofar as is necessary to reduce the number of fractional interests in respect of Cornerstone Common Shares and Cornerstone Series B Preferred Shares which would otherwise arise. No such holder shall be entitled to dividends or other distributions, voting rights or any other shareholder rights in respect of any fractional share. For purposes of this Section 1.7(c), “Closing Price” shall mean the average closing price of a Cornerstone Common Share (as reported on the New York Stock Exchange (“NYSE”) Composite Transaction reporting system as published in the Wall Street Journal) for the five Trading Days immediately preceding the Effective Date, and “Trading Day” shall mean any day on which Cornerstone Common Shares are traded on the NYSE.

1.8    Exchange of Certificates.

(a)    As of the Effective Time, Cornerstone shall deposit, or shall cause to be deposited, with an exchange agent selected by Cornerstone and reasonably acceptable to Merry Land (the “Exchange Agent”), for the benefit of the holders of certificates representing Merry Land Common Shares (the “Merry Land Certificates”), for exchange in accordance with this Section 1.8, (i) certificates evidencing the Cornerstone Common Shares (the “Cornerstone Certificates”) to be issued pursuant to this Section 1.8, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.7(c). The Cornerstone Series B Preferred Shares shall be uncertificated.

(b)    Promptly after the Effective Time, Cornerstone shall cause the Exchange Agent to mail to each holder of record of Merry Land Common Shares a letter of transmittal which shall specify (i) that delivery shall be effected, and risk of loss and title to Merry Land Certificates shall pass, only upon delivery of such Merry Land Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Cornerstone may reasonably specify, and (ii) instructions for use in effecting the surrender of such Merry Land Certificates in exchange for Cornerstone Certificates, Cornerstone Series B Preferred Shares and cash in lieu of fractional Cornerstone Common Shares and Cornerstone Series B Preferred Shares. Upon surrender of one or more Merry Land Certificates for cancellation to the Exchange Agent, duly executed and completed in accordance with the instructions thereto, together with such letter of transmittal, the holder of such Merry Land Certificates so surrendered shall be entitled to receive in exchange therefor (x) a Cornerstone Certificate evidencing the number of whole Cornerstone Common Shares, (y) the written statement with respect to the number of whole Cornerstone Series B Preferred Shares contemplated by Section 13.1-648(b) of the Virginia Stock Corporation Act (the “VSCA”), and (z) a check representing the amount of cash in lieu of fractional Cornerstone Common Shares and Cornerstone Series B Preferred Shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of Section 1.7 in respect of the one or more Merry Land Certificates surrendered, after giving effect to any required withholding tax, and the one or more Merry Land Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares and unpaid dividends and distributions, if any, payable to holders of Merry Land Certificates. In the event of a transfer of ownership of Merry Land Common Shares which is not registered in the transfer records of Merry Land, Cornerstone Certificates evidencing the proper number of Cornerstone Common Shares and the written statement contemplated by Section 13.1-648(b) of the VSCA with respect to the proper number of Cornerstone Series B Preferred Shares, together with a check for the cash to be paid in lieu of fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to Section 1.7 in respect of the Merry Land Certificate so surrendered, after giving effect to any required withholding tax, may be issued to such a transferee if the Merry Land Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. All Merry Land Certificates so surrendered will be cancelled forthwith.

(c)    Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Cornerstone Common Shares shall be paid with respect to any Merry Land Common Shares represented by a Merry Land Certificate until such Merry Land Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Merry Land Certificate, there shall be paid to the holder of the Cornerstone Certificate issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cornerstone Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cornerstone Common Shares, less the amount of any withholding taxes which may be required thereon.

(d)    At and after the Effective Time, there shall be no transfers on the share transfer books of Merry Land of the Merry Land Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Merry Land Certificates are presented to Cornerstone, they shall be cancelled and exchanged for certificates evidencing Cornerstone Common Shares, uncertificated Cornerstone Series B Preferred Shares and cash in lieu of fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares, if any, and unpaid dividends and distributions deliverable in respect thereof in accordance with the procedures set forth in this Section 1.8.

(e)    Any portion of the Cornerstone Certificates made available to the Exchange Agent pursuant to Section 1.8(a) which remains unclaimed by the holders of Merry Land Shares for 180 days after the Effective Time shall be delivered to Cornerstone, upon demand of Cornerstone, and any former shareholders of Merry Land who have not theretofore complied with this Section 1.8 shall look only to Cornerstone for payment of their Cornerstone Common Shares, Cornerstone Series B Preferred Shares or cash in lieu of fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares and unpaid dividends and distributions on the Cornerstone Common Shares deliverable in respect of each share of Merry Land Common Shares such shareholder holds as determined pursuant to this Section 1.8 in each case, without any interest thereon.

(f)    None of Merry Land, Cornerstone, the Exchange Agent or any other person shall be liable to any former holder of Merry Land Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    In the event any Merry Land Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Cornerstone, the posting by such person of a bond in such reasonable amount as Cornerstone may direct as indemnity against any claim that may be made against it with respect to such Merry Land Certificate, the Exchange Agent or Cornerstone will issue in exchange for such lost, stolen or destroyed Merry Land Certificate the Cornerstone Common Shares, the Cornerstone Series B Preferred Shares and cash in lieu of fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares, if any, and unpaid dividends and distributions on the Cornerstone Common Shares, if any, as provided in this Section 1.8.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MERRY LAND

Except as set forth in the letter of even date herewith signed by the Chairman of the Board or President of Merry Land in his capacity as such and delivered to Cornerstone prior to the execution hereof (the “Merry Land Disclosure Letter”), Merry Land represents and warrants to Cornerstone and Merger Sub as follows:

2.1    Organization, Standing and Power of Merry Land.    Merry Land is a corporation duly organized and validly existing under the laws of Georgia and has the requisite power and authority to carry on its business as now being conducted. Merry Land is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Merry Land and the Merry Land Subsidiaries (as defined below) taken as a whole (a “Merry Land Material Adverse Effect”). Schedule 2.1 to the Merry Land Disclosure Letter sets forth each jurisdiction in which Merry Land is qualified or licensed to do business, as well as all assumed names under which Merry Land conducts business in such jurisdictions, excluding those jurisdictions in which the only properties held by Merry Land are Transferred Properties. Merry Land has previously delivered or made available to Cornerstone complete and correct copies of its Articles of Incorporation and Bylaws, in each case, as amended to the date of this Agreement.

2.2    Merry Land Subsidiaries.

(a)    Schedule 2.2 to the Merry Land Disclosure Letter sets forth (i) each Subsidiary of Merry Land (excluding those entities designated as “Excluded Subsidiaries” on such Schedule 2.2, the “Merry Land Subsidiaries”), (ii) the legal form of each Merry Land Subsidiary, including the state or country of formation, (iii) the ownership interest therein of Merry Land, if not wholly-owned by Merry Land, and if not wholly-owned, the identity and ownership interest of other owners of such Merry Land Subsidiary, and (iv) each apartment community and/or other real estate properties owned or under contract to be purchased by each Merry Land Subsidiary, and separately setting forth each apartment community currently under development other than developments on Transferred Properties, (v) each jurisdiction in which each Merry Land Subsidiary is qualified or licensed to do business and (vi) each assumed name under which each Merry Land Subsidiary conducts business in any jurisdiction. As used in this Agreement, “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity (other than an Excluded Subsidiary) of which such Person (either directly or through or together with another Subsidiary of such Person) owns any of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other legal entity. As used herein, a “Controlled Subsidiary” of any Person means (a) any Subsidiary of which such Person owns a sufficient number of shares of stock having ordinary voting power to elect a majority of the board of directors of such Subsidiary, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, and (b) any Subsidiary in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time; provided, however, that Merritt at Godley Station, LLC shall not be deemed to be a Controlled Subsidiary with respect to any covenant to the extent any matter requires the consent of or action by a majority of the members or for which unrelated members actually exercise control.

(b)    Except as set forth in Schedule 2.2 to the Merry Land Disclosure Letter, (i) all the outstanding shares of capital stock of each Merry Land Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by Merry Land or by another Merry Land Subsidiary, and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and (ii) all equity interests in each Merry Land Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Merry Land, by another Merry Land Subsidiary or by Merry Land and another Merry Land Subsidiary are owned free and clear of all Liens. Each Merry Land Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Merry Land Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Merry Land Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Merry Land Material Adverse Effect. True and correct copies of the Articles of Incorporation, Bylaws, partnership agreements, joint venture and operating agreements or similar organizational documents of each Merry Land Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Cornerstone.

2.3    Capital Structure.

(a)    As of February 19, 2003, the authorized shares of stock of Merry Land consists of 5,000,000 Merry Land Common Shares, of which 2,756,763 were issued and outstanding, and 2,000,000 shares of preferred stock, without par value (the “Merry Land Preferred Shares,” and, collectively with the Merry Land Common Shares, the “Merry Land Shares”), of which none were issued and outstanding. In addition, (i) 500,000 Merry Land Common Shares were reserved for issuance under the Merry Land 1998 Management Incentive Plan, (ii) 250,000 Merry Land Common Shares were reserved for issuance under the Merry Land 2000 Management Incentive Plan (together with the 1998 Merry Land Management Incentive Plan, the “Merry Land Management Incentive Plans”) and (iii) 25,000 Merry Land Common Shares were reserved for issuance under the Merry Land Directors Stock Compensation Plan. On the date hereof, except as set forth in this Section 2.3 or Schedule 2.3 of the Merry Land Disclosure Letter, no Merry Land Shares or other voting securities of Merry Land were issued, reserved for issuance or outstanding.

(b)    Set forth in Schedule 2.3 of the Merry Land Disclosure Letter is a true and complete list of the following: (i) each grant of Merry Land Shares to employees which as of the date hereof are subject to any risk of forfeiture (“Restricted Share Grants”) under the Merry Land Management Incentive Plans and a total thereof and (ii) all Merry Land Common Shares held by the trust established pursuant to Merry Land’s Employee Stock Ownership Plan (the “ESOP”). The Restricted Share Grants are included in the number of outstanding Merry Land Shares set forth in Section 2.3(a). For each Restricted Share Grant, Schedule 2.3 of the Merry Land Disclosure Letter sets forth the name of the grantee, the date of the grant and the number of Merry Land Shares granted. On the date of this Agreement, except as set forth in this Section 2.3 or Schedule 2.3 of the Merry Land Disclosure Letter, no Merry Land Shares or other voting securities of Merry Land were issued, reserved for issuance, or outstanding.

(c)    All outstanding Merry Land Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Merry Land, or assets of any other entities exchangeable into Merry Land Shares having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Merry Land may vote.

(d)    Except as set forth in this Section 2.3 or in Schedule 2.3 of the Merry Land Disclosure Letter, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Merry Land or any Merry Land Subsidiary is a party or by which such entity is bound, obligating Merry Land or any Merry Land Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Merry Land or any Merry Land Subsidiary or obligating Merry Land or any Merry Land Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

All dividends or distributions on Merry Land Shares which have been authorized or declared prior to the date of this Agreement have been paid in full.

2.4    Other Interests.    Except as set forth in Schedule 2.2 or 2.4 of the Merry Land Disclosure Letter and except for the Newco Notes, neither Merry Land nor any Merry Land Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business trust or entity (other than investments in short-term investment securities). With respect to such interests, except as set forth on Schedule 2.2 or 2.4, Merry Land and each such Merry Land Subsidiary is a partner, member or stockholder in good standing, and owns such interests free and clear of all Liens. Except as set forth on Schedule 2.2 or 2.4, neither Merry Land nor any of the Merry Land Subsidiaries is in breach in any material respect of any provision of any agreement, document or contract governing its rights in any such entity or to the interests owned or held by it, all of which agreements, documents and contracts are (a) set forth on the Merry Land Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of Merry Land (as defined in Section 2.26), the other parties to such agreements, documents or contracts are not in any material breach of any of their respective obligations under such agreements, documents or contracts, nor has Merry Land received any notice of any such material breach.

2.5    Authority; Noncontravention; Consents.

(a)    Merry Land has the requisite power and authority to enter into this Agreement and the Newco Documents to which it is a party and, subject to the affirmative vote of at least a majority of all of the votes entitled to be cast on the Merger and at least two-thirds (2/3) of the outstanding Merry Land Common Shares voting thereon to approve the Merger (the “Merry Land Shareholder Approval”), to consummate the transactions contemplated by this Agreement to which Merry Land or any Merry Land Subsidiary is a party. The execution and delivery of this Agreement and the Newco Documents to which it is a party by Merry Land and the consummation by Merry Land of the transactions contemplated by this Agreement and the Newco Documents to which Merry Land or any Merry Land Subsidiary is a party have been duly authorized by all necessary action on the part of Merry Land or such Merry Land Subsidiary, subject to the Merry Land Shareholder Approval. This Agreement has been duly executed and delivered by Merry Land and constitutes a valid and binding obligation of Merry Land, enforceable against Merry Land in accordance with its terms.

(b)    Except as set forth in Schedule 2.5 to the Merry Land Disclosure Letter, the execution and delivery of this Agreement and the Newco Documents to which it is a party by Merry Land do not, and the consummation of the transactions contemplated by this Agreement and the Newco Documents to which Merry Land or any Merry Land Subsidiary is a party and compliance by Merry Land with the provisions of this Agreement and the Newco Documents to which it is a party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Merry Land or any Merry Land Subsidiary under, (i) the Articles of Incorporation or the Bylaws of Merry Land or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Merry Land Subsidiary, in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Merry Land or any Merry Land Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to Merry Land or any Merry Land Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Merry Land Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.5 to the Merry Land Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to Merry Land or any Merry Land Subsidiary in connection with the execution and delivery of this Agreement by Merry Land or the consummation by Merry Land or any Merry Land Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (x) a proxy statement relating to the approval by Merry Land’s shareholders of the transactions contemplated by this Agreement, and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of Georgia, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5 to the Merry Land Disclosure Letter, (B) as may be required under (y) federal, state or local environmental laws, or (z) the “blue sky” laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Merry Land or any Merry Land Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Merry Land Material Adverse Effect.

(c)    For purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott Act”), Merry Land confirms that, except as set forth on Schedule 2.5, the only real property owned by Merry Land consists of office, commercial and residential properties and unproductive real property, as such terms are used in the Hart-Scott Act.

2.6    SEC Documents; Financial Statements; Undisclosed Liabilities.     Merry Land has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC (the “Merry Land SEC Documents”) since September 3, 1998 through the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Schedule 2.6 of the Merry Land Disclosure Letter contains a complete list of all Merry Land SEC Documents filed by Merry Land with the SEC since January 1, 2001 and on or prior to the date of this Agreement. All of the Merry Land SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Merry Land SEC Documents. None of the Merry Land SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Merry Land SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Merry Land included in the Merry Land SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Merry Land and its consolidated subsidiaries, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth on Schedule 2.6, Merry Land has no Merry Land Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Merry Land SEC Documents on Schedule 2.6 to the Merry Land Disclosure Letter or liabilities or obligations incurred in the ordinary course of business after the most recent balance sheet contained in the Merry Land SEC Documents, neither Merry Land nor any of the Merry Land Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Merry Land or in the notes thereto and which, individually or in the aggregate, would have a Merry Land Material Adverse Effect.

2.7    Absence of Certain Changes or Events.    Except as disclosed in the Merry Land SEC Documents or Schedule 2.7 to the Merry Land Disclosure Letter, since September 30, 2002 (the “Merry Land Financial Statement Date”) Merry Land and the Merry Land Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and sale of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Merry Land and the Merry Land Subsidiaries taken as a whole (a “Merry Land Material Adverse Change”), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Merry Land Material Adverse Change, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Merry Land Shares, (c) any split, combination or reclassification of any of Merry Land Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Merry Land Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Merry Land Material Adverse Effect, or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Merry Land or any Merry Land Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Merry Land SEC Documents or required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Merry Land and any officer or director of Merry Land.

2.8        Litigation.    Except as disclosed in the Merry Land SEC Documents, Schedule 2.8 or Schedule 2.9 to the Merry Land Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Merry Land and the Merry Land Subsidiaries which are covered by (a) adequate insurance or (b) for which all material costs and liabilities therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of Merry Land, threatened against or affecting Merry Land or any Merry Land Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Merry Land Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Merry Land or any Merry Land Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, a Merry Land Material Adverse Effect. Notwithstanding the foregoing, (i) Schedule 2.8 to the Merry Land Disclosure Letter sets forth each and every (A) uninsured claim involving a potential dollar cost to Merry Land in excess of $250,000, (B) equal employment opportunity claim and (C) claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Merry Land, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim and (ii) no claim is pending or has been made within the last five (5) years under any directors’ or officers’ liability insurance policy maintained at any time by Merry Land or any of the Merry Land Subsidiaries.

2.9    Properties.

(a)    Schedule 2.9 to the Merry Land Disclosure Letter identifies all real property owned by Merry Land or the Merry Land Subsidiaries (the “Merry Land Properties”). Schedule 2.9 identifies all real property leased by Merry Land or the Merry Land Subsidiaries. Except as provided in Schedule 2.9 of the Merry Land Disclosure Letter, Merry Land or the Merry Land Subsidiary set forth on Schedule 2.2 of the Merry Land Disclosure Letter owns fee simple title to each of the Merry Land Properties (other than the Transferred Properties), which are all of the real estate properties owned by them. All such properties (other than the Transferred Properties) are owned in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”) (except as provided below). Except as set forth in Schedule 2.2, Schedule 2.18 or Schedule 2.9 of the Merry Land Disclosure Letter, no other Person has any ownership interest in any of the Merry Land Properties, and any such ownership interest so scheduled does not materially detract from the value of (except solely as a result of the fact that Merry Land owns a minority interest in the Merry Land Subsidiary owning such Merry Land Property), or materially interfere with the present use of, any of the Merry Land Properties subject thereto or affected thereby. Except as set forth on Schedule 2.9, the Merry Land Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or other Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in the Merry Land Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Merry Land Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Cornerstone and listed in the Merry Land Disclosure Letter), which Encumbrances and Property Restrictions, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of the Merry Land Properties subject thereto or affected thereby (provided that Merry Land specifically represents and warrants that any Encumbrances identified on any existing title report as securing any Indebtedness, other than the Indebtedness identified on Schedule 2.18 of the Merry Land Disclosure Letter, has been released of record since the date of the title report in question) and (iv) mechanics’, carriers’, workmen’s, repairmen’s liens, other Encumbrances and Property Restrictions, if any, which, except as listed on Schedule 2.9, or mechanics liens disclosed on Schedule 2.8 or Annex 2.8, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Merry Land Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Merry Land and the Merry Land Subsidiaries. Except as provided in Schedule 2.9 of the Merry Land Disclosure Letter, no portion of any of the Merry Land Properties is located in a flood zone area “V.” Schedule 2.9 lists each of the Merry Land Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

(b)    Except as provided in Schedule 2.9 to the Merry Land Disclosure Letter, valid policies of title insurance (each a “Merry Land Title Insurance Policy”) have been issued insuring Merry Land’s or the applicable Merry Land Subsidiary’s fee simple title to the Merry Land Properties (other than the leased properties) in amounts at least equal to the purchase price thereof paid by Merry Land therefor, subject only to the matters disclosed above or on the Merry Land Disclosure Letter or other matters that do not materially detract from the value of, or materially interfere with the present use of the property, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. A true and correct copy of each Merry Land Title Insurance Policy has been previously delivered or made available to Cornerstone.

(c)    Except as provided in Schedule 2.9 to the Merry Land Disclosure Letter or in Merry Land’s capital budget attached to the Merry Land Disclosure Letter (the “Merry Land Capital Budget”), Merry Land has no Knowledge (as defined in Section 2.26) (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Merry Land Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Merry Land Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Merry Land Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the Merry Land Properties issued by any governmental authority; (iii) of any material structural defects relating to any Merry Land Property which costs more than $100,000 to repair; (iv) of any Merry Land Property whose building systems are not in working order in any material respect and costs more than $100,000 to repair; (v) of any physical damage to any Merry Land Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration; (vi) of any current renovation or uninsured restoration to any Merry Land Property the cost of which exceeds $250,000; or (vii) of items referred to in Section 2.9(c)(iii)-(vi) which aggregate for Merry Land and the Merry Land Subsidiaries more than $7,500,000.

(d)    Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, neither Merry Land nor any of the Merry Land Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Merry Land Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Merry Land Properties or by the continued maintenance, operation or use of the parking areas.

(e)    Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, all of the Merry Land Properties are managed by Merry Land or a wholly-owned Merry Land Subsidiary.

(f)    The Rent Roll for the Merry Land Properties as of December 20, 2002 has been previously delivered or made available to Cornerstone, and is complete and correct in all material respects as of the date thereof.

(g)    Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, all material work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Merry Land Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, the failure would not have a Merry Land Material Adverse Effect, and Merry Land has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Merry Land Properties delivered or made available to Cornerstone prior to the date hereof.

(h)    Merry Land and each of the Merry Land Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of Merry Land as of September 30, 2002, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such Encumbrances reflected on Schedule 2.18 or Schedule 2.9 to the Merry Land Disclosure Schedule or on the consolidated balance sheet of Merry Land as of September 30, 2002, and the notes thereto, and except for liens for current taxes not yet delinquent, and liens or encumbrances which are normal to the business of Merry Land and the Merry Land Subsidiaries and are not, in the aggregate, material in relation to the assets of Merry Land on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of Merry Land.

(i)    Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, no Merry Land Property is currently under development or subject to any agreement with respect to development.

2.10    Environmental Matters.     Merry Land has delivered or made available to Cornerstone a true and complete copy of the environmental reports listed on Schedule 2.10 of the Merry Land Disclosure Letter (the “Merry Land Environmental Reports”). To Merry Land’s Knowledge, the Merry Land Environmental Reports constitute all final environmental reports (including, without limitation, all final versions of environmental investigations and testing or analysis made by or on behalf of Merry Land or any of the Merry Land Subsidiaries) with respect to the Merry Land Properties in the possession of Merry Land or any Merry Land Subsidiary. Except as listed on Schedule 2.10 or in the Merry Land Environmental Reports, with respect to each Merry Land Property, except for any condition or activity that individually or in the aggregate would not be reasonably likely to have a Merry Land Material Adverse Effect, (i) no Hazardous Substances (as defined below) have been used, stored, manufactured, treated, processed or transported to or from any such Merry Land Property by Merry Land or, to the Knowledge of Merry Land, any third-party except as necessary to the conduct of business and in compliance with Environmental Laws (as defined below); (ii) there have been no spills, releases, discharges or disposal of Hazardous Substances on or from such Merry Land Property by Merry Land, or to the Knowledge of Merry Land, by any third party; (iii) such Merry Land Property and the business conducted thereon are not, and have not been, in violation of Environmental Laws by Merry Land, or to the Knowledge of Merry Land, by any third party; (iv) Merry Land and the Merry Land Subsidiaries have not received and do not reasonably expect to receive any notice of potential responsibility, letter of inquiry or notice of alleged liability arising under Environmental Laws from any Person regarding such Merry Land Property or the business conducted thereon. For the purposes of this Section 2.10 only, “Merry Land Properties” shall be deemed to include all property formerly owned, operated or leased by Merry Land or the Merry Land Subsidiaries; provided, however, that with respect to such formerly owned, operated or leased properties, the representations and warranties contained in this Section 2.10 shall pertain solely to the period of time when such property was so owned, operated, or leased by Merry Land or the Merry Land Subsidiaries.

“Environmental Laws” shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state or federal relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into the ambient environment; (ii) the treatment, storage, disposal, manufacture, transportation or shipment of Hazardous Substances; (iii) the regulation of storage tanks; or (iv) otherwise relating to pollution or the protection of human health or the environment.

“Hazardous Substances” shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely hazardous or toxic pursuant to any law, by any local, state or federal governmental authority, or with respect to which such a governmental authority requires environmental investigation, monitoring, reporting, or remediation: including, but not limited to,

(i)    all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes’ implementing regulations: the

Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et. seq., the Clean Water Act, 33 U.S.C. section 1251 et. seq., the Clean Air Act, 42 U.S.C. section 7401 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. section 11011 et. seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et. seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. section 136 et. seq., the Atomic Energy Act, 42 U.S.C. section 22011 et. seq., and the Hazardous Materials Transportation Act, 42 U.S.C. section 1801 et. seq.;

(ii)    petroleum and petroleum products including crude oil and any fractions thereof;

(iii)    natural gas, synthetic gas, and any mixtures thereof; and

(iv)    radon, radioactive substances, asbestos, urea formaldehyde and polychlorinated biphenyls.

2.11    Related Party Transactions.    Set forth in Schedule 2.11 to the Merry Land Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Merry Land or any of the Merry Land Subsidiaries under which continuing obligations exist with (i) any material consultant, (ii) any person who is an officer, director or Affiliate (as defined below) of Merry Land or any of the Merry Land Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (iii) any person who acquired Merry Land Shares in a private placement within the preceding three years. Such documents, copies of all of which have previously been delivered or made available to Cornerstone, are listed in Schedule 2.11 to the Merry Land Disclosure Letter. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

2.12    Employee Benefits.    As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder (“ERISA”) (“Pension Plan”), and any welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Merry Land or Merry Land Subsidiaries (each a “Controlled Group Member”) and covering any Controlled Group Member’s active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group

Member still maintains such Employee Plan). Each Employee Plan is listed on Schedule 2.12. With respect to the Employee Plans:

(a)    Except as disclosed in the Merry Land SEC Documents or in Schedule 2.12 to the Merry Land Disclosure Letter, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

(b)    Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (“IRS”) stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax exempt under Section 501(a) of the Code and no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed or are pending, Merry Land has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of Merry Land, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

(i)    all Controlled Group Members have filed or caused to be filed every material return, report, statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor) with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material liability in connection with such filings;

(ii)    all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material liability in connection with such deliveries;

(iii)    all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

(iv)    with respect to each such Employee Plan, to the extent applicable, Merry Land has previously delivered or made available to Cornerstone true and complete copies of (A) plan documents, or any and all other material documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Report (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan.

(c)    With respect to each Employee Plan, there has not occurred, and no person or entity is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(d) Except as disclosed in Schedule 2.12A, no Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. With respect to each Employee Plan set forth on Schedule 2.12A, Merry Land represents that each such Employee Plan has been completely terminated in accordance with all Code and ERISA requirements for a “standard termination” (as defined in 4041(b) of ERISA), as applicable on the termination date.

(e) With respect to each pension plan maintained by any Controlled Group Member, such Plans provide the Plan Sponsor the authority to amend or terminate the plan at any time, subject to applicable requirements of ERISA and the Code.

2.13    Employee Matters.     Schedule 2.13 of the Merry Land Disclosure Letter lists the employee handbooks of Merry Land and each of the Merry Land Subsidiaries currently in effect. A copy of each such employee handbook has previously been made available to Cornerstone. Except as set forth in Schedule 2.13 of the Merry Land Disclosure Letter, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of Merry Land and the Merry Land Subsidiaries. Neither Merry Land nor any of the Merry Land Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has Merry Land or any of the Merry Land Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of Merry Land’s employees. To the Knowledge of Merry Land there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Merry Land or any of the Merry Land Subsidiaries.

2.14    Taxes.    Each of Merry Land and the Merry Land Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or Merry Land has paid on its behalf) all Taxes (as defined below) required to be paid by it except (i) as set forth in Schedule 2.14 to the Merry Land Disclosure Letter, or (ii) taxes that are being contested in good faith by appropriate proceedings and for which Merry Land or the applicable Merry Land Subsidiary shall have set aside on its books adequate reserves. The most recent audited financial statements contained in the Merry Land SEC Documents reflect an adequate reserve for all Taxes payable or accrued by Merry Land and the Merry Land Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a “30-day letter” or notice of deficiency sent by the IRS or any state, local or foreign taxing authority, or, to the Knowledge of Merry Land, otherwise proposed, asserted or assessed against Merry Land or any of the Merry Land Subsidiaries. No waivers of the time to assess any such Taxes have been executed by Merry Land or any Merry Land Subsidiary and, to the Knowledge of Merry Land, no requests for such waivers are pending. As used in this Agreement, “Taxes” shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

2.15    No Payments to Employees, Officers or Directors.    Set forth in Section 5.9, Schedule 2.3 or Schedule 2.15 of the Merry Land Disclosure Letter is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which will become payable, accelerated or vested to or in each employee, officer or director of Merry Land or any Merry Land Subsidiary as a result of the Newco Transaction and the Merger. Except as described in Section 5.9, Schedule 2.3 or Schedule 2.15 to the Merry Land Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Merry Land or any Merry Land Subsidiary.

2.16    Brokers; Schedule of Fees and Expenses.    Except as disclosed in Schedule 2.16 to the Merry Land Disclosure Letter, no broker, investment banker, financial advisor or other person, other than Legg Mason Wood Walker, Incorporated and J.R. Goldman & Co., the fees and expenses of which have previously been disclosed to Cornerstone, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merry Land or any Merry Land Subsidiary.

2.17    Compliance with Laws.    Except as disclosed in the Merry Land SEC Documents or in Schedule 2.6 to the Merry Land Disclosure Letter, neither Merry Land nor any of the Merry Land Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have a Merry Land Material Adverse Effect.

2.18    Contracts; Debt Instruments.

(a)    To the Knowledge of Merry Land, except as disclosed in the Merry Land SEC Documents or in Schedule 2.18 to the Merry Land Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which Merry Land or any Merry Land Subsidiary may conduct its business. Neither Merry Land nor any Merry Land Subsidiary has received a written notice of termination of, or written notice that Merry Land or any Merry Land Subsidiary is in violation of or in default under (nor to the Knowledge of Merry Land does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, nor to the Knowledge of Merry Land does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Merry Land Material Adverse Effect.

(b)    Except for the Newco Notes or any of the following expressly identified in Merry Land SEC Documents, Schedule 2.18 to the Merry Land Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness of Merry Land or any Merry Land Subsidiary, other than Indebtedness payable to Merry Land or a Merry Land Subsidiary is outstanding or may be incurred (collectively, the “Debt Documents”), as well as the amount outstanding under each Debt Document as of December 31, 2002. For purposes of this Agreement, “Indebtedness” shall mean, to the extent any such item exceeds $50,000, (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other Person.

(c)    To the extent not set forth in response to the requirements of Section 2.18(b), Schedule 2.18 to the Merry Land Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Merry Land or any Merry Land Subsidiary is a party or an obligor with respect thereto.

(d)    Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, neither Merry Land nor any of the Merry Land Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Merry Land Properties.

(e)    Neither Merry Land nor any of the Merry Land Subsidiaries is a party to any agreement relating to the management of any of the Merry Land Properties except the agreements listed in Schedule 2.18 to the Merry Land Disclosure Letter (the “Third Party Management Agreements”) and, as of the date hereof, no notice of termination has been received with respect to any of the Third Party Management Agreements. True and complete copies of the Third Party Management Agreements have previously been delivered or made available to Cornerstone.

(f)    Neither Merry Land nor any of the Merry Land Subsidiaries is a party to any agreement pursuant to which Merry Land or any Merry Land Subsidiary manages any real properties other than Merry Land Properties, except for the agreements listed in Schedule 2.18 to the Merry Land Disclosure Letter (the “Outside Property Management Agreements”) and, as of the date hereof, no notice of termination has been received with respect to any of the Outside Property Management Agreements.

(g)    Except for budgeted construction disclosed in the Merry Land Capital Budget or in Schedule 2.22 of the Merry Land Disclosure Letter, Schedule 2.18 of the Merry Land Disclosure Letter lists all agreements entered into by Merry Land or any of the Merry Land Subsidiaries relating to the development or construction of, or additions or expansions to, any Merry Land Properties which are currently in effect and under which Merry Land or any of the Merry Land Subsidiaries currently has, or expects to incur, an obligation in excess of $250,000. True and correct copies of such agreements have previously been delivered or made available to Cornerstone.

(h)    Schedule 2.18 to the Merry Land Disclosure Letter lists all agreements entered into by Merry Land or any of the Merry Land Subsidiaries providing for the sale of, or option to sell, any Merry Land Properties or the purchase of, or option to purchase, any real estate which are currently in effect.

(i)    Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, neither Merry Land nor any Merry Land Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Merry Land or any Merry Land Subsidiary, except for standard indemnification provisions entered into in the normal course of business, (ii) to pay any additional purchase price for any of the Merry Land Properties, or (iii) to make any reprorations or adjustments to prorations involving an amount in excess of $25,000 (other than real estate taxes) that may previously have been made with respect to any property currently or formerly owned by Merry Land.

(j)    Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, neither Merry Land nor any Merry Land Subsidiary has entered into or is subject, directly or indirectly, to any “Tax Protection Agreements.” As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to any Merry Land Subsidiary that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of Merry Land or any Merry Land Subsidiary, (including, without limitation, requiring Merry Land or any Merry Land Subsidiary to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that Merry Land or any Merry Land Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Merry Land Properties, or (iii) requires that Merry Land or any Merry Land Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of Merry Land or any Merry Land Subsidiary.

(k)    Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, there are no material outstanding contractual obligations of Merry Land or any Merry Land Subsidiary to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Merry Land Subsidiary or any other Person.

(l)    Except as set forth on Schedule 2.18 to the Merry Land Disclosure Letter, the receivables of Merry Land relating to the sale of real property in Brothersville and New Zion (i) to the Knowledge of Merry Land, represent bona fide, legal, valid and binding claims enforceable in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity); (ii) are current as of the date hereof; (iii) to the Knowledge of Merry Land, have been or will be collectible in amounts not less than the amount thereof; and (iv) to the Knowledge of Merry Land, are not subject to any right of rescission, setoff, counterclaim or any other defense (including, without limitation, any defense arising out of any violation of any applicable law) of the obligors thereunder, other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity.

(m)    Merry Land is not in violation of or in default under (nor to the Knowledge of Merry Land does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any agreement listed on Schedule 2.18(m) to the Merry Land Disclosure Letter.

2.19    Opinion of Financial Advisor.    Merry Land has received the opinion of Legg Mason Wood Walker, Incorporated, dated February 16, 2003, satisfactory to Merry Land, and a signed copy of which has been provided to Cornerstone.

2.20    State Takeover Statutes.    Merry Land has taken all action necessary to exempt the transactions contemplated by this Agreement between Cornerstone and Merry Land and its Affiliates from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a “Takeover Statute”).

2.21    Registration Statement.    The information relating to Merry Land and the Merry Land Subsidiaries included in the Registration Statement (as defined in Section 5.1) will not, as of the effective date of the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.22    Development Properties.    Schedule 2.22 to the Merry Land Disclosure Letter lists all agreements entered into by Merry Land or any of the Merry Land Subsidiaries relating to the development or construction of, or additions or expansions to, any real properties which are currently in effect. As of the date hereof, Merry Land’s business plan to complete development of Merritt at Whitemarsh (Phase I) does not contemplate disbursement of funds to complete such development in addition to those provided through the loan for such development disclosed on Schedule 2.18(3) to the Merry Land Disclosure Letter.

2.23    Investment Company Act of 1940.    Neither Merry Land nor any of the Merry Land Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.24    Trademarks, Patents and Copyrights.    Except as set forth in Schedule 2.24 to the Merry Land Disclosure Letter, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Merry Land Material Adverse Effect, Merry Land and each Merry Land Subsidiary owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Merry Land and the Merry Land Subsidiaries as currently conducted or as contemplated to be conducted, and Merry Land has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Merry Land and the Merry Land Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Merry Land Material Adverse Effect. To Merry Land’s Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Merry Land or any Merry Land Subsidiary that individually or in the aggregate could have a Merry Land Material Adverse Effect.

2.25    Insurance.    Except as set forth on Schedule 2.25 to the Merry Land Disclosure Letter, each of Merry Land and the Merry Land Subsidiaries are, and has been continuously since October 15, 1998, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Merry Land and the Merry Land Subsidiaries during such time period. Except as set forth on Schedule 2.25 to the Merry Land Disclosure Letter, neither Merry Land nor any Merry Land Subsidiary has received any notice of cancellation or termination with respect to any material insurance policy of Merry Land or any Merry Land Subsidiary. To the Knowledge of Merry Land, the insurance policies of Merry Land and each Merry Land Subsidiary are valid and enforceable policies in all material respects.

2.26    Definition of Knowledge of Merry Land.    As used in this Agreement, the phrase “to the Knowledge of Merry Land” (or words of similar import) means the knowledge of those individuals identified in Schedule 2.26 of the Merry Land Disclosure Letter.

2.27    Vote Required.    Except for the Merry Land Shareholder Approvals and approvals by the equity holders of Merritt at Godley Station LLC and SG Cypress Cove Venture, LLC, no other vote or consent by the equity-holders of Merry Land or any Merry Land

Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement and the transactions contemplated hereby.

2.28    ESOP Accruals.    As of December 31, 2002, Merry Land has accrued a total of approximately $234,174 in contributions to the ESOP and, other than regular monthly accruals, and contributions of accrued amounts, has made no accruals to the ESOP during the previous 12 month period from the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CORNERSTONE

Except as set forth in the letter of even date herewith signed by the Chairman of the Board or the Chief Financial Officer and Executive Vice President of Cornerstone and delivered to Merry Land prior to the execution hereof (the “Cornerstone Disclosure Letter”), Cornerstone and Merger Sub represent and warrant to Merry Land as follows:

3.1    Organization, Standing and Power of Cornerstone.    Cornerstone is a corporation duly organized and validly existing under the laws of Virginia and has the requisite power and authority to carry on its business as now being conducted. Merger Sub is a corporation duly organized and validly existing under the laws of Georgia and has the requisite power and authority to carry on its business as now being conducted. Each of Cornerstone and Merger Sub are duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Cornerstone and the Subsidiaries of Cornerstone (“Cornerstone Subsidiaries”) taken as a whole (“Cornerstone Material Adverse Effect”). Cornerstone has previously delivered or made available to Merry Land complete and correct copies of its Amended and Restated Articles of Incorporation and Bylaws, in each case as amended or supplemented to the date of this Agreement. Merger Sub has previously delivered or made available to Merry Land complete and correct copies of its Articles of Incorporation, as amended or supplemented to the date of this Agreement.

3.2    Capital Structure.

(a)    As of January 31, 2003, the authorized shares of capital stock of Cornerstone consists of (i) 100,000,000 Cornerstone Common Shares of which 48,555,175 were issued and outstanding and (ii) 25,000,000 preferred shares, no par value (“Cornerstone Preferred Shares”), including 12,700,000 Series A Convertible Preferred Shares, no par value per share (the “Cornerstone Series A Preferred Shares”) of which 127,366 were issued and outstanding. In addition, (i) 1,939,191 Cornerstone Common Shares were reserved for issuance under the 1992 Incentive Plan, of which 102,470 Cornerstone Common Shares were issued as restricted Cornerstone Common Shares and 1,097,300 Cornerstone Common Shares were issuable upon exercise of outstanding share options thereunder (the “Cornerstone Options”), (ii) 837,477 Cornerstone Common Shares were reserved for issuance under the 1992 Non-Employee

Directors Stock Option Plan, of which 245,439 Cornerstone Common Shares were issuable upon exercise of outstanding share options thereunder, (iii) 3,239,120 Cornerstone Common Shares were reserved for issuance under Cornerstone’s Dividend Reinvestment and Share Purchase Plan (the “Cornerstone Dividend Reinvestment Plan”), (iv) 348,771 Cornerstone Common Shares were reserved for issuance under other outstanding share options and 2,694,270 Cornerstone Common Shares were reserved for issuance upon redemption of limited partnership interests in Cornerstone NC Operating Limited Partnership (“Operating Partnership Units”) for Cornerstone Common Shares pursuant to the Cornerstone Agreement of Limited Partnership, and (v) 201,531 Cornerstone Common Shares were reserved for issuance upon the conversion of the Cornerstone Series A Preferred Shares which are convertible into Cornerstone Common Shares. Upon the issuance of a Certificate of Amendment with respect to the Articles of Amendment by the State Corporation Commission of the Commonwealth of Virginia, 606,821 Cornerstone Common Shares will be reserved for issuance upon the conversion of the Cornerstone Series B Preferred Shares issuable pursuant to the Merger. On the date hereof, except as set forth in this Section 3.2 or Schedule 3.2 of the Cornerstone Disclosure Letter, no other voting securities of Cornerstone were issued, reserved for issuance or outstanding.

(b)    All outstanding shares of capital stock of Cornerstone are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, except that the shareholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by Cornerstone. There are no bonds, debentures, notes or other indebtedness of Cornerstone having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Cornerstone may vote.

(c)    Except (i) for the Cornerstone Options, (ii) for the Operating Partnership Units (which, subject to certain restrictions, may be redeemed by the holders thereof for either Cornerstone Common Shares on a one-for-one basis or, at Cornerstone’s option, cash), as are disclosed in Schedule 3.2 to the Cornerstone Disclosure Letter, (iii) for the Cornerstone Dividend Reinvestment Plan, (iv) for the Cornerstone Incentive Plan, or (v) as set forth in Schedule 3.2 to the Cornerstone Disclosure Letter, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cornerstone or any Cornerstone Subsidiary is a party or by which such entity is bound, obligating Cornerstone or any Cornerstone Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional Cornerstone Common Shares, voting securities or other ownership interests of Cornerstone or of any Cornerstone Subsidiary or obligating Cornerstone or any Cornerstone Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Cornerstone or a Cornerstone Subsidiary). Except as set forth on Schedule 3.2 to the Cornerstone Disclosure Letter or as required under the Cornerstone Limited Partnership Agreement, there are no outstanding contractual obligations of Cornerstone or any Cornerstone Subsidiary to repurchase, redeem or otherwise acquire any capital stock of Cornerstone or any capital stock, voting securities, or other ownership interests in any Cornerstone Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than a Cornerstone Subsidiary).

(d)    As of the date hereof, the authorized shares of capital stock of Merger Sub consist of 1,000 Merger Sub common shares of which 100 were issued and outstanding.

(e)    Cornerstone is the sole shareholder of Merger Sub. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Merger Sub.

(f)    As of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Merger Sub is a party or which Merger Sub is bound, obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, common shares of Merger Sub, voting securities or other ownership interests of Merger Sub or obligating Merger Sub to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

3.3    Authority; Noncontravention; Consents.

(a)    Each of Cornerstone and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and each agreement to which Cornerstone is a party, including, without limitation, the Newco Documents. The execution and delivery of this Agreement by Cornerstone and Merger Sub and the consummation by Cornerstone and Merger Sub of the transactions contemplated by this Agreement and each Newco Agreement to which Cornerstone is a party have been duly authorized by all necessary action on the part of Cornerstone and Merger Sub, respectively. This Agreement has been duly executed and delivered by Cornerstone and Merger Sub and constitutes a valid and binding obligation of Cornerstone and Merger Sub, enforceable against each of Cornerstone and Merger Sub in accordance with its terms.

(b)    Except as set forth in Schedule 3.3 to the Cornerstone Disclosure Letter, the execution and delivery of this Agreement and the Newco Documents, as applicable, by Cornerstone and Merger Sub does not, and the consummation of the transactions contemplated by this Agreement and each agreement to which Cornerstone is a party, including, without limitation, the Newco Documents, and compliance by Cornerstone with the provisions of this Agreement and the Newco Documents will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Cornerstone or any Cornerstone Subsidiary under, (i) the Amended and Restated Articles of Incorporation or Bylaws of Cornerstone or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other Cornerstone Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cornerstone or any Cornerstone Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Cornerstone or any Cornerstone Subsidiary or their respective properties or assets, other than, in the case of clause

(ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Cornerstone Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Cornerstone or any Cornerstone Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Cornerstone of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) a registration statement on appropriate forms under the Securities Act and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State, (iii) such filings as may be required in connection with the payment of any transfer and gains taxes and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.3 to the Cornerstone Disclosure Letter or (B) as may be required under (x) federal, state or local environmental laws or (y) the “blue sky” laws of various states to the extent applicable or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Cornerstone or any Cornerstone Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Cornerstone Material Adverse Effect.

(c)    For purposes of determining compliance with the Hart-Scott Act, Cornerstone confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its shareholders.

3.4    SEC Documents; Financial Statements; Undisclosed Liabilities.

Cornerstone has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1997 through the date hereof (the “Cornerstone SEC Documents”). Schedule 3.4 to the Cornerstone Disclosure Letter contains a complete list of all Cornerstone SEC Documents filed by Cornerstone under the Exchange Act since January 1, 2001 and on or prior to the date of this Agreement. All of the Cornerstone SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Cornerstone SEC Documents. None of the Cornerstone SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Cornerstone SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Cornerstone and the Cornerstone Subsidiaries included in the Cornerstone SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Cornerstone and the

Cornerstone Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth in the Cornerstone SEC Documents or in Schedule 3.6 to the Cornerstone Disclosure Letter, neither Cornerstone nor any Cornerstone Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Cornerstone or in the notes thereto and which, individually or in the aggregate, would have a Cornerstone Material Adverse Effect.

3.5    Absence of Certain Changes or Events.    Except as disclosed in the Cornerstone SEC Documents or in Schedule 3.5 to the Cornerstone Disclosure Letter, since September 30, 2002 (the “Cornerstone Financial Statement Date”), Cornerstone and the Cornerstone Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (i) any material adverse change in the business, financial condition or results of operations of Cornerstone and the Cornerstone Subsidiaries taken as a whole (a “Cornerstone Material Adverse Change”), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Cornerstone Material Adverse Change, (ii) except for regular quarterly distributions (in the case of Cornerstone) not in excess of $0.28 per Cornerstone Common Share, $0.5938 per Cornerstone Series A Preferred Share, in each case subject to rounding adjustments as necessary and with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Cornerstone Common Shares, (c) any split, combination or reclassification of Cornerstone Common Shares, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Cornerstone Material Adverse Effect, or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Cornerstone or any Cornerstone Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Cornerstone SEC Documents or required by a change in GAAP. Cornerstone is not in default in the payment of distributions on the Cornerstone Series A Preferred Shares.

3.6    Litigation.    Except as disclosed in the Cornerstone SEC Documents or in Schedule 3.6 to the Cornerstone Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Cornerstone and the Cornerstone Subsidiaries which are covered by (a) adequate insurance or (b) for which all material costs and liabilities therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of Cornerstone, threatened in writing against or affecting Cornerstone or any Cornerstone Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Cornerstone Material Adverse Effect, or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Cornerstone or any Cornerstone Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have a Cornerstone Material Adverse Effect.

3.7    Properties.

(a)    Cornerstone or one of the Cornerstone Subsidiaries owns fee simple title to each of the real properties listed in the Cornerstone SEC Filings as owned by it (the “Cornerstone Properties”), except where the failure to own such title would not have a Cornerstone Material Adverse Effect.

(b)    The Cornerstone Properties are not subject to any Encumbrances or Property Restrictions which could cause a Cornerstone Material Adverse Effect.

(c)    Valid policies of title insurance have been issued insuring Cornerstone’s or the applicable Cornerstone Subsidiaries’ fee simple title to the Cornerstone Properties in amounts at least equal to the purchase price thereof paid by Cornerstone or the applicable Cornerstone Subsidiaries therefor, except where the failure to obtain such title insurance would not have a Cornerstone Material Adverse Effect.

(d)    Cornerstone has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the Cornerstone Properties where such failure would have a Cornerstone Material Adverse Effect, or of any pending threat of modification or cancellation of any of the same which would have a Cornerstone Material Adverse Effect, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the Cornerstone Properties issued by any governmental authorities which would have a Cornerstone Material Adverse Effect, or (iii) of any structural defects relating to Cornerstone Properties, Cornerstone Properties whose building systems are not in working order, physical damage to any Cornerstone Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration, except such structural defects, building systems not in working order, physical damage, renovation and restoration which, in the aggregate, would not have a Cornerstone Material Adverse Effect.

(e)    Neither Cornerstone nor any of the Cornerstone Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Cornerstone Properties, or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Cornerstone Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, in the aggregate, would not have a Cornerstone Material Adverse Effect.

(f)    All work to be performed, payments to be made and actions to be taken by Cornerstone or the Cornerstone Subsidiaries prior to the date hereof pursuant to any agreement entered into with governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any Cornerstone Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), has been performed, paid or taken, as the case may be, except where the failure to do so would, in the aggregate, not have a Cornerstone Material Adverse Effect, and Cornerstone has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements which would have a Cornerstone Material Adverse Effect.

3.8    Environmental Matters.    None of Cornerstone, any of the Cornerstone Subsidiaries or, to Cornerstone’s Knowledge, any other Person has caused or permitted (i) the unlawful presence of any Hazardous Substances on any of the Cornerstone Properties or presence of Hazardous Substances under conditions that require investigation, monitoring or remediation under Environmental Laws, or (ii) any unlawful spills, releases, discharges or disposal of Hazardous Materials on or from the Cornerstone Properties which would, individually or in the aggregate, have a Cornerstone Material Adverse Effect; and in connection with the construction on or operation and use of the Cornerstone Properties, Cornerstone and the Cornerstone Subsidiaries have not failed to comply in any material respect with any applicable Environmental Law, except to the extent such failure to comply, individually or in the aggregate, would not have a Cornerstone Material Adverse Effect. Cornerstone has previously delivered or made available to Merry Land complete copies of all environmental investigations and testing or analysis made by or on behalf of Cornerstone or any of the Cornerstone Subsidiaries with respect to the environmental condition of the Cornerstone Properties, all of which are listed in the Cornerstone Disclosure Letter.

3.9    Taxes.

(a)    Each of Cornerstone and the Cornerstone Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or Cornerstone has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it except where the failure to file such tax returns or reports and failure to pay such Taxes would not have a Cornerstone Material Adverse Effect. The most recent audited financial statements contained in the Cornerstone SEC Documents reflect an adequate reserve for all material Taxes payable by Cornerstone and the Cornerstone Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Cornerstone Financial Statement Date, Cornerstone has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Cornerstone nor any Cornerstone Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Cornerstone. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a “30-day letter” or notice of deficiency sent by the IRS, or, to the Knowledge of Cornerstone, otherwise proposed, asserted or assessed against Cornerstone or any of the Cornerstone Subsidiaries. No waivers of the time to assess any such Taxes have been executed by Cornerstone or any Cornerstone Subsidiary and, to the Knowledge of Cornerstone, no such waivers are pending.

(b)    Cornerstone (i) for all taxable years commencing with 1993 through the most recent December 31, has been subject to taxation as a REIT within the meaning of Section 856 of the Code (“REIT”) and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 2002, and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by tenants to the Cornerstone Properties to be excluded from the definition of “rents from real property” under Section 856(d)(2) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and to

Cornerstone’s Knowledge, no such challenge is pending or threatened. Each Cornerstone Subsidiary which is a partnership, joint venture or limited liability company has been treated since its formation and continues to be treated for federal income tax purposes as a partnership, or ignored as a separate entity, as the case may be, and not as a corporation or as an association taxable as a corporation. Each corporation, trust or other entity taxable as an association which has merged with and into Cornerstone had been subject to taxation as a REIT at all times since its initial election of REIT status and had satisfied all requirements to qualify as a REIT for such years, except to the extent that a failure to satisfy such requirements would not have a Cornerstone Material Adverse Effect.

3.10    Brokers; Schedule of Fees and Expenses.    No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Cornerstone or any Cornerstone Subsidiary.

3.11    Compliance with Laws.    Except as disclosed in the Cornerstone SEC Documents, neither Cornerstone nor any of the Cornerstone Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have a Cornerstone Material Adverse Effect.

3.12    Contracts; Debt Instruments.    Neither Cornerstone nor any Cornerstone Subsidiary has received a written notice that Cornerstone or any Cornerstone Subsidiary is in violation of or in default under (nor to the Knowledge of Cornerstone does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Cornerstone does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not have a Cornerstone Material Adverse Effect, except as set forth in Schedule 3.12 to the Cornerstone Disclosure Letter.

3.13    State Takeover Statutes.    Cornerstone has taken all action necessary to exempt transactions between Cornerstone and Merry Land and its Affiliates from the operation of Takeover Statutes.

3.14    Registration Statement.    The information with respect to Cornerstone and the Cornerstone Subsidiaries included in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.15    Investment Company Act of 1940.    Neither Cornerstone nor any of the Cornerstone Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

3.16    Definition Of Knowledge of Cornerstone.     As used in this Agreement, the phrase “to the Knowledge of Cornerstone” (or words of similar import) means the knowledge of those individuals identified in Schedule 3.16 to the Cornerstone Disclosure Letter.

3.17    No Vote Required.    No vote or consent by the equity-holders of Cornerstone or any Cornerstone Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement or the transactions contemplated hereby.

3.18    Employee Policies.    Each employee plan or arrangement of Cornerstone is in material compliance with ERISA, to the extent subject to ERISA, and any other applicable law governing such employee plan or arrangement.

3.19    Merger Sub Operations.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated herein. As of the Effective Time, all of the outstanding capital stock or other outstanding equity interests of Merger Sub will be owned directly by Cornerstone.

ARTICLE IV

COVENANTS

4.1    Acquisition Proposals.    Prior to the Effective Time, Merry Land agrees that:

(a)    neither it nor any Controlled Subsidiary of Merry Land shall (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of (A) the assets of Merry Land and the Merry Land Subsidiaries, taken as a whole, (B) the equity securities of Merry Land or (C) the equity securities of the Merry Land Subsidiaries representing all or a significant portion of the value of Merry Land, and other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), (ii) engage in any negotiations concerning or provide any non-public information or data to, or afford access to the properties, books or records of Merry Land or its subsidiaries, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) enter into any agreement (other than a confidentiality agreement as contemplated by Section 4.1(d)), arrangement or understanding providing for or relating to an Acquisition Proposal (other than in a manner contemplated in this Section 4.1) or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of Merry Land securities;

(b)    it will use its best efforts not to permit any of its Subsidiaries which are not Controlled Subsidiaries, officers, directors, employees, financial advisors, attorneys, representatives or agents to engage in any of the activities described in Section 4.1(a);

(c)    it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing or that could reasonably be expected to lead to any Acquisition Proposal and will take the necessary steps to inform the individuals or entities referred to in Section 4.1(b) of the obligations undertaken in this Section 4.1;

(d)    it will notify Cornerstone immediately if Merry Land receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

(e)    neither its Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (ii) approve or recommend any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal;

provided that nothing contained in this Section 4.1 shall prohibit the Board of Directors of Merry Land from (i) furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal (provided that Merry Land has complied in all material respects with its obligations under this Section 4.1), if, and only to the extent that (A) the Board of Directors of Merry Land determines in good faith (after consultation with its outside legal counsel) that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Merry Land provides written notice to Cornerstone to the effect that it is furnishing information to, or entering into discussions with, such Person, and (C) subject to any confidentiality agreement with such Person (which Merry Land determined in good faith was required to be executed in order for the Board of Directors to comply with its duties to shareholders imposed by law), Merry Land keeps Cornerstone informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 4.1 shall (x) permit Merry Land to terminate this Agreement (except as specifically provided in Article VII hereof), (y) permit Merry Land to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Merry Land shall not enter into an agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)) or (z) affect any other obligation of Merry Land under this Agreement; provided that the Board of Directors of Merry Land may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, “Superior Acquisition Proposal” means a bona fide written Acquisition Proposal made by a third party which a majority of the members of the Board of Directors of Merry Land determines in good faith (after consultation with an independent investment adviser) to be more favorable to Merry Land’s shareholders (in their capacity as shareholders) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the Merger and which the Board of Directors of Merry Land determines is reasonably capable of being consummated.

Immediately following the execution of this Agreement, Merry Land shall request each Person which has heretofore executed a confidentiality agreement in connection with such

Person’s consideration of acquiring Merry Land or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of Merry Land) all confidential information heretofore furnished to such Person by or on its behalf.

4.2    Conduct of Merry Land’s Business Pending Merger.    Prior to the Effective Time, except as (i) contemplated by this Agreement or the Newco Documents, (ii) set forth in Schedule 4.2 to the Merry Land Disclosure Letter or (iii) consented to in writing by Cornerstone, Merry Land shall, and shall cause each of the Controlled Subsidiaries of Merry Land to, and shall use its reasonable best efforts to cause each of the Merry Land Subsidiaries which are not Controlled Subsidiaries of Merry Land to, conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore, and, irrespective of whether or not in the ordinary course of business, Merry Land shall, shall cause each of the Controlled Subsidiaries of Merry Land and shall use its reasonable best efforts to cause each of the Merry Land Subsidiaries which are not Controlled Subsidiaries of Merry Land to:

(i)    use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

(ii)    confer on a regular basis with one or more representatives of Cornerstone to report operational matters of materiality and, subject to Section 4.1, any proposals to engage in material transactions;

(iii)    promptly notify Cornerstone of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(iv)    use its reasonable best efforts to keep in effect each of the existing management agreements identified on Schedule 2.18 to the Merry Land Disclosure Letter and to promptly notify Cornerstone of any notice of termination received with respect to any of such agreements;

(v)    promptly deliver to Cornerstone true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

(vi)    maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

(vii)    duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Merry Land notifies Cornerstone that it is availing itself of such extensions;

(viii)    not make or rescind any express or deemed election relative to Taxes;

(ix)    other than as provided in the development agreements (excluding development agreements relating to the Transferred Properties) set forth in Schedule 2.22 to the Merry Land Disclosure Letter (including the amount of indebtedness currently contemplated by such agreements), not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct other real estate projects;

(x)    not amend its Articles of Incorporation, Bylaws, code of regulations or partnership agreement or comparable charter or organizational document or the articles of incorporation, Bylaws, partnership agreement, joint venture agreement or comparable charter or organization document of any Merry Land Subsidiary without Cornerstone’s prior written consent, which shall not be unreasonably withheld or delayed;

(xi)    issue no, and make no change in the number of, shares of capital stock, membership interests or units of limited partnership interest issued and outstanding or reserved for issuance, other than pursuant to those items disclosed in Schedule 2.3 to the Merry Land Disclosure Letter;

(xii)    grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors;

(xiii)    except in connection with the use of Merry Land Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (x) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its beneficial interest or capital stock, or (y) directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest, shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, shares of capital stock, membership interests, or units of partnership interest;

(xiv)    not sell, lease, mortgage, subject to Lien or otherwise dispose of any assets, except in the ordinary course of business or as contemplated by the Purchase and Sale Agreement;

(xv)    not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to wholly-owned Merry Land Subsidiaries in existence on the date hereof (other than Newco as contemplated by the Newco Documents);

(xvi)    not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Cornerstone or incurred in the ordinary course of business consistent with past practice;

(xvii)    except as reflected in the Merry Land Capital Budget, not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a “Commitment”) other than (A) Commitments which have been approved by Cornerstone (which approval shall not be unreasonably withheld or delayed), or (B) Commitments relating to repair of insured casualty losses, or (C) operating expenses incurred in the usual, regular and ordinary course of business and in substantially the same manner as heretofore;

(xviii)    not incur any indebtedness, or guarantee the indebtedness of another Person (including Newco), enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(xix)    not enter into or amend any Commitment with any officer, director, consultant (except consultants performing services related to the development activities described in the Development Agreements or as contemplated in Schedule 2.18(7) to the Merry Land Disclosure Letter) or Affiliate of Merry Land or any of the Merry Land Subsidiaries other than Commitments with consultants involving payments of less than $10,000 per annum and other than as contemplated by Section 5.9;

(xx)    not increase any compensation or enter into or amend any employment agreement or other arrangement with any of its officers or directors, or employees earning more than $75,000 per annum as of the date hereof, other than waivers by employees of benefits under such agreements, or enter into any employment agreement or arrangement with any other Person not currently an employee of Merry Land or a Merry Land Subsidiary, providing for compensation in excess of $75,000 per annum;

(xxi)    except as otherwise provided in Sections 5.9(b) through (e), not adopt any new employee benefit plan or amend any existing plans, options or rights, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect;

(xxii)    not settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

(xxiii)    not change the ownership of any of the Merry Land Subsidiaries except pursuant to the Newco Documents;

(xxiv)    not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the persons that are affiliates, or as of the date hereof, all officers, directors or employees, of Merry Land or any Merry Land Subsidiary;

(xxv)    not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any Person;

(xxvi)    not purchase any property nor conduct any business or operations on behalf of or for the benefit of Newco;

(xxvii)    maintain insurance in such amounts and against such risks and losses as in effect on the date hereof.

For purposes of this Section 4.2 only, any contract, transaction or other event shall be deemed to be material and to be subject to the terms hereof if it would result or is expected to result in a net impact on Merry Land’s consolidated income statement in excess of $250,000, or on Merry Land’s consolidated balance sheet in excess of $250,000.

4.3    Conduct of Cornerstone’s Business Pending Merger.    Prior to the Effective Time, except as (i) contemplated by this Agreement, or (ii) consented to in writing by Merry Land, Cornerstone shall, and shall cause each of the Cornerstone Subsidiaries to:

(i)    use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

(ii)    confer on a regular basis with one or more representatives of Merry Land to report operational matters of materiality which would have a Cornerstone Material Adverse Effect;

(iii)    promptly notify Merry Land of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(iv)    promptly deliver to Merry Land true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

(v)    not (i) declare or pay any dividends or distributions in respect of any of its shares of capital stock other than (A) Cornerstone’s distributions required to be paid on Cornerstone’s Preferred Shares in accordance with their terms, (B) regular quarterly distributions on Cornerstone’s Common Shares with usual record and payment dates not, during any period of any fiscal year in excess of the quarterly distribution most recently declared on such Common Shares as of the date hereof, and (C) distributions necessary to maintain Cornerstone’s status as a REIT under the Code;

(vi)    maintain its books and records in accordance with GAAP consistently applied;

(vii)    duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

(viii)    use its reasonable best efforts to continue to qualify as a REIT prior to the Effective Time and not enter into any prohibited transaction, as defined in Section 857(b)(6) of the Code; and

(ix)    except as contemplated by this Agreement, issue no, and make no change in the number of shares of capital stock of Cornerstone, other than pursuant to those items disclosed in Section 3.2 or on Schedule 3.2 to the Cornerstone Disclosure Letter.

For purposes of this Section 4.3 only, an emergency, change, complaint, investigation or hearing shall be deemed material if it would reasonably be expected to have a Cornerstone Material Adverse Effect.

4.4    Other Actions.    Each of Merry Land on the one hand and Cornerstone on the other hand shall not, and shall use its reasonable best efforts to cause their respective Controlled Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any “knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any “knowledge” qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.1, any of the conditions to the Merger set forth in Article VI not being satisfied.

4.5    Filing of Certain Reports.    Cornerstone shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Merry Land may reasonably request, all to the extent required from time to time to enable such Affiliate to sell Cornerstone Common Shares and/or Cornerstone Series B Preferred Shares received by such Affiliate in the Merger (including any Cornerstone Common Shares issuable on conversion of the Cornerstone B Series Preferred Shares) without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such Rule may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

4.6    Compliance with the Securities Act.    Prior to the Effective Time, Merry Land shall promptly cause to be prepared and delivered to Cornerstone a list (reasonably satisfactory to counsel for Cornerstone) identifying all persons who, at the time of the Merry Land Shareholders Meeting, may be deemed to be “affiliates” of Merry Land as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. Merry Land shall use its reasonable best efforts to cause each person who is identified as an affiliate in such list to deliver to Merry Land on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such affiliate will not sell, pledge, transfer or otherwise dispose of any Cornerstone Common Shares issued to such affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145. Cornerstone shall be entitled to place legends as specified in such written agreements on the certificates representing any Cornerstone Common Shares to be received by such affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Cornerstone Common Shares, consistent with the terms of such agreements.

ARTICLE V

ADDITIONAL COVENANTS

5.1    Preparation of the Registration Statement and the Proxy Statement; Merry Land Shareholders Meeting.

(a)    Merry Land and Cornerstone shall use their reasonable best efforts to prepare and Cornerstone shall file with the SEC a registration statement on Form S-4 or such other appropriate form of registration (the “Registration Statement”) under the Securities Act, with respect to the Cornerstone Common Shares and Cornerstone Series B Preferred Shares issuable in the Merger (and the Cornerstone Common Shares issuable on conversion of the Cornerstone Series B Preferred Shares), in form and substance satisfactory to each of Cornerstone and Merry Land as soon as practicable following the date of this Agreement. A portion of the Registration Statement shall also serve as a proxy statement/prospectus with respect to the meeting of shareholders of Merry Land in connection with the Merger (the “Proxy Statement”). Each of Merry Land and Cornerstone shall promptly use its reasonable best efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and Exchange Act and the rules and regulations promulgated under such acts as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Merry Land will use its reasonable best efforts to cause the Proxy Statement to be mailed to Merry Land’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will notify the other promptly of the receipt of any comments from the

SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Cornerstone or Merry Land, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of Merry Land such amendment or supplement to the Proxy Statement. Cornerstone also shall take any action required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of Cornerstone Common Shares and Cornerstone Series B Preferred Shares pursuant to the Merger (and the Cornerstone Common Shares issuable on conversion of the Cornerstone Series B Preferred Shares), and Merry Land shall furnish all information concerning Merry Land and the holders of Merry Land Shares and rights to acquire Merry Land Shares as may be reasonably requested in connection with any such action.

(b)    Merry Land will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Merry Land), duly call, give notice of, convene and hold a meeting of its shareholders (the “Merry Land Shareholders Meeting”), for the purpose of obtaining Merry Land Shareholder Approval. Merry Land will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement; provided, that prior to the Merry Land Shareholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a Superior Acquisition Proposal, the Board of Directors of Merry Land determines in good faith that such withdrawal, modification or amendment is appropriate.

(c)    Merry Land shall use its reasonable best efforts to hold its shareholders meeting on a day, which subject to the provisions of Sections 5.1(b), shall be a day not later than 35 days after the date the Proxy Statement is mailed.

(d)    If on the date for the Merry Land Shareholders Meeting established pursuant to Section 5.1(c) of this Agreement, Merry Land has not received a sufficient number of proxies to approve the Merger (but less than a majority of all of the votes entitled to be cast on the Merger and less than one-third of the outstanding Merry Land Common Shares voting, voted against the Merger), then Merry Land shall adjourn its shareholders meeting until the first to occur of (i) the date ten (10) days after the originally scheduled date of the shareholders meeting or (ii) the date on which the requisite number of proxies approving the Merger has been obtained or proxies have been received representing more than a majority of all of the votes entitled to be cast and more than one-third of the Merry Land Common Shares voting, voted against the Merger.

5.2    Access to Information: Confidentiality.    Subject to the requirements of confidentiality agreements with third parties, each of Merry Land and Cornerstone shall, and shall cause each of the Controlled Subsidiaries of Merry Land and Cornerstone Subsidiaries,

respectively, and Merry Land shall use its reasonable best efforts to cause each of the Merry Land Subsidiaries which are not Controlled Subsidiaries, to afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Merry Land and Cornerstone shall, and shall cause each of the Controlled Subsidiaries of Merry Land and the Cornerstone Subsidiaries, and Merry Land shall use its reasonable best efforts to cause each of the Merry Land Subsidiaries which are not Controlled Subsidiaries, to furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Merry Land and Cornerstone shall, and shall cause the Controlled Subsidiaries of Merry Land and Cornerstone Subsidiaries, respectively, and Merry Land shall use its reasonable best efforts to cause each of the Merry Land Subsidiaries which are Controlled Subsidiaries, to use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of October 7, 2002 between Merry Land and Cornerstone (the “Confidentiality Agreement”).

5.3    Best Efforts; Notification.

(a)    Subject to the terms and conditions herein provided, Merry Land, Cornerstone and Merger Sub shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger (including (I) the payment by Cornerstone of the fees required pursuant to the loan agreements (other than fees relating to the loans from Regions Bank) set forth in Schedule 2.5A to the Merry Land Disclosure Letter in connection with such consents, and (II) other reasonable financial accommodations by Cornerstone, including an unconditional guaranty, necessary to obtain consents for the loan disclosed on Schedule 2.5A to the Merry Land Disclosure Letter for the James Island Apartment Project) such consents to be in form reasonably satisfactory to Merry Land and Cornerstone; and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Merry Land, Cornerstone and the Surviving Corporation shall take all such necessary action.

(b)    Merry Land shall give prompt notice to Cornerstone, and Cornerstone shall give prompt notice to Merry Land, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.4    Costs of Transaction.

(a)    In the event that the Merger is not consummated, each of Cornerstone and Merry Land shall pay their own costs and expenses relating to the Merger and the other transactions contemplated by this Agreement; provided that all printing costs and SEC filing fees in connection with the Merger shall be paid 50% by Merry Land and 50% by Cornerstone and, provided further, that this Section 5.4 shall in no way affect the rights and obligations of the parties hereto under Article VII.

(b)    Cornerstone shall pay or cause to be paid, directly to the party entitled to payment of such amounts, the reasonable and customary fees and expenses incurred by Merry Land and Newco and billed to Merry Land or Newco by detailed invoice in connection with the negotiation, execution and consummation of this Agreement, the Newco Documents, the organization of Newco, the Merger and the transactions contemplated by this Agreement and the Newco Documents, respectively, including, without limitation, the reasonable and customary fees and expenses of Legg Mason Wood Walker, Incorporated, J.R. Goldman & Co., Deloitte & Touche LLP, Hull, Towill, Norman, Barrett & Salley, P.C., and Piper Rudnick LLP (collectively, the “Fees”); provided, however, the Fees shall not include Fees of Newco related to performance under any of such agreements following the Effective Time. Cornerstone shall use its reasonable best efforts to pay any Fees not previously paid immediately prior to the consummation of the Merger. The Fees (exclusive of any fees, costs or expenses payable to lenders or their counsel in connection with any assumption of indebtedness or obtaining any consents or waivers, expenses for property transfers, printer’s fees or the termination of the ESOP, but including any Fees paid by Merry Land or Newco before the Effective Time), are currently estimated by Merry Land to be not more than $2 million as set forth on Schedule 5.4 to the Merry Land Disclosure Letter. Merry Land shall use its reasonable best efforts to keep such Fees within the amounts set forth on Schedule 5.4 to the Merry Land Disclosure Letter and Cornerstone shall cooperate with Merry Land in such efforts. Merry Land may pay such Fees before the Effective Time upon approval thereof by Cornerstone, which approval shall not be unreasonably withheld or delayed.

5.5    Tax Treatment.    Each of Cornerstone and Merry Land shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(e).

5.6    Public Announcements.    Cornerstone and Merry Land will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

5.7    Listing.    Cornerstone shall use its reasonable best efforts to (i) prior to the Effective Time, have the NYSE approve for listing, upon official notice of issuance, the Cornerstone Common Shares to be issued in the Merger (and the Cornerstone Common Shares issuable on conversion of the Cornerstone Series B Preferred Shares), and (ii) list such shares on the NYSE on and after the Effective Time.

5.8    Letters of Accountants.

(a)    Merry Land shall use its reasonable best efforts to cause to be delivered to Cornerstone on or before the date of the mailing of the Registration Statement, the “comfort” letter of Deloitte & Touche LLP, Merry Land’s independent public accountants, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the “AICPA Statement”), dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Cornerstone, in form and substance reasonably satisfactory to Cornerstone and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

(b)    Cornerstone shall use its reasonable best efforts to cause to be delivered to Merry Land on or before the date of the mailing of the Registration Statement, the “comfort” letter of Ernst & Young LLP, Cornerstone’s independent public accountants, of the kind contemplated by the AICPA Statement, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Merry Land, in form and substance reasonably satisfactory to Merry Land and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

5.9    Benefit Plans and Other Employee Arrangements.

(a)    Benefit Plans.    After the Effective Time, all employees of Merry Land who are employed by Cornerstone shall, at the option of Cornerstone, either continue to be eligible to participate in an “employee benefit plan,” as defined in Section 3(3) of ERISA, currently maintained by Merry Land which is, at the option of Cornerstone, continued by Cornerstone, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Cornerstone in any “employee benefit plan,” as defined in Section 3(3) of ERISA, sponsored or maintained by Cornerstone for similarly situated employees after the Effective Time. With respect to each such employee benefit plan, service with Cornerstone or any Cornerstone Subsidiary or with Merry Land or any Merry Land Subsidiary (as applicable) shall be included for purposes of determining eligibility to participate and vesting (if applicable).

With respect to medical benefits provided by Cornerstone on and after the Closing Date, coverage that would otherwise be denied due to a preexisting illness shall be provided to those employees who had such coverage under a plan sponsored by Merry Land or any Merry Land Subsidiaries before the Closing Date.

(b)    Bonus Program.    Prior to the Effective Time, Merry Land shall adopt a bonus program (the “Bonus Program”) attached hereto as Exhibit “F.” The Bonus Program shall allow for the one-time payment of bonus payments (“Bonus Payments”) in the amounts and to the employees of Merry Land and the Merry Land Subsidiaries, as set forth on Schedule 5.9(b). Such Bonus Payments shall not be in lieu of any bonus, ESOP, or other compensation accrued in the ordinary course of business with respect to services rendered in 2002 and 2003 to the Effective Time, all in accordance with past practice, as compensation for remaining employed by Merry Land or a Merry Land Subsidiary until the Effective Time; however, except as contemplated by this Section 5.9, Merry Land has no severance payments due to any employee of Merry Land or the Merry Land Subsidiaries in connection with the Merger. Cornerstone shall maintain the Bonus Program in accordance with the terms thereof. In no event shall Merry Land adopt or agree to any other severance or retention and severance program in addition to the Bonus Program. Neither the Bonus Program nor any other term of this Agreement shall require Cornerstone to continue the employment of any employee of Merry Land after the Effective Time.

(c)    Restricted Stock.    Merry Land shall cause all Restricted Share Grants to vest at or prior to the Effective Time, subject to approval by the holders of Merry Land Common Shares, if required.

(d)    ESOP.    With respect to the ESOP, Merry Land and the Surviving Corporation each shall, in accordance with ERISA and any other applicable law, (i) take all actions necessary to terminate the ESOP effective as of the Effective Time, (ii) use its reasonable best efforts to enable the satisfaction of the ESOP’s outstanding acquisition loans by selling on the open market Cornerstone Common Shares (which will be received for Merry Land Common Shares in accordance with Section 1.7 of the Agreement) held in the ESOP’s unallocated account, and (iii) cause the ESOP to provide that any unallocated shares remaining in the ESOP following satisfaction of the acquisition loan shall be allocated to participants in the ESOP as of the Effective Time as earnings. Prior to the Effective Time, Merry Land shall make no accruals, contributions or other payments to the ESOP in excess of $30,000 per month, or as otherwise contemplated by this Section 5.9(d). Notwithstanding anything in this Agreement to the contrary, Merry Land or the Surviving Corporation shall adopt any amendments to the ESOP (subject to the prior written approval by Cornerstone) which it reasonably determines are necessary to obtain a favorable determination letter from the IRS with respect to the application for a determination letter currently pending with respect to the ESOP. After the Effective Time, Cornerstone and the Surviving Corporation (x) each shall use their reasonable best efforts to obtain a determination letter from the IRS approving the termination of the ESOP and to cause the distribution of all benefits to ESOP participants as soon as practicable, and (y) shall not remove the Trustee of the ESOP except as may be required by ERISA or other applicable law.

(e)    Tax Indemnification.    If the compensation, benefits, payment accelerations or other payments received by an employee of Merry Land will be subject to the excise tax imposed by Section 4999 of the Code and any successor provision, or any comparable provision of state or local tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax will be incurred by such persons with respect to such excise tax (such excise tax, together with any such interest, penalty or addition to tax being referred to herein as the “Excise Tax”), then, those employees of Merry Land who will receive such compensation, benefits, payment acceleration or other payments shall receive an additional cash payment (a “Gross-Up Payment”) in an amount such that after the payment by such employee of Merry Land of all taxes, interest, penalties, and additions to tax imposed with respect to the Gross-Up Payment (including, without limitation, any income tax, employment tax payable by the employee and Excise Tax imposed upon the Gross-Up Payment), such employee of Merry Land retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such compensation, benefits, payment acceleration or other payments. In calculating the Gross-Up Payment, each Gross-Up Payment recipient will be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation as of the year in which the Gross-Up Payment is to be made and state and local taxes at the highest marginal rate of taxation in the state or locality of the Gross-Up Payment recipient’s state of residence as of the date the Effective Time occurs.

5.10    Indemnification.

(a)    From and after the Effective Time, the Surviving Corporation shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Merry Land or any Merry Land Subsidiary (including W. Tennent Houston, in his capacity as trustee under the ESOP) (the “Indemnified Parties”) which is the same as the exculpation and indemnification provided to the Indemnified Parties by Merry Land (including advancement of expenses, if so provided) immediately prior to the Effective Time in its Articles of Incorporation and Bylaws, the ESOP or any other Employee Plan as in effect at the close of business on the date hereof, which exculpation and indemnification shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of individuals who were, at any time prior to the Effective Time, directors, officers or employees of Merry Land; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. The Surviving Corporation shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof “run-off” directors and officers liability insurance with a coverage amount and other terms and conditions comparable to Merry Land’s current directors and officers liability insurance policy covering the directors and officers of Merry Land with respect to their service as such prior to the Effective Time. If Cornerstone has directors’ and officers’ insurance, such insurance shall apply to all directors and officers of Cornerstone serving as such during the period such coverage is in effect.

(b)    The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Cornerstone, the Surviving Corporation and Merry Land. Cornerstone agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of

Cornerstone under this Section 5.10. The provisions of this Section 5.10 shall survive the Merger and are in addition to any other rights to which an Indemnified Party may be entitled.

(c)    In the event that Cornerstone, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.10, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

5.11    Newco Documents.    Merry Land shall use its commercially reasonable efforts to obtain all material consents required to be obtained by Merry Land and the Merry Land Subsidiaries from third parties in order to perform its obligations under the Purchase and Sale Agreement and the other Newco Documents contemplated thereby to which Merry Land is a party. Merry Land shall keep Cornerstone currently apprised of its progress in obtaining such consents. Merry Land shall inform Cornerstone promptly if it appears unlikely that any given consent will be obtained. Merry Land shall cooperate with Cornerstone in taking any action to either obtain such consents or to put Merry Land and the Merry Land Subsidiaries in a position so that such consents are no longer required.

5.12    Resignations.    On the Closing Date, if requested by Cornerstone, Merry Land shall cause the directors and officers of Merry Land and each of the Merry Land Subsidiaries to submit their resignations from such positions, effective as of the Effective Time.

5.13    Cornerstone Directors.    Promptly following the Closing Cornerstone shall take the necessary action to cause one of W. Tennent Houston or Michael N. Thompson to be elected a director of Cornerstone.

ARTICLE VI

CONDITIONS

6.1    Conditions to Each Party’s Obligation to Effect the Merger.    The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)    Merry Land Shareholder Approval.    This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the Merry Land Shareholder Approval.

(b)    Listing of Shares.    The NYSE shall have approved for listing the Cornerstone Common Shares to be issued in the Merger and the Cornerstone Common Shares issuable on conversion of the Cornerstone Series B Preferred Shares, upon official notice of issuance.

(c)    Registration Statement.    The Registration Statement shall have become effective under the Securities and Exchange Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

(d)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

(e)    Blue Sky Laws.    Cornerstone shall have received all state securities or “blue sky” permits and other authorizations necessary to issue Cornerstone Common Shares to the shareholders of Merry Land.

6.2    Conditions to Obligations of Cornerstone.    The obligations of Cornerstone to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived in writing by Cornerstone:

(a)    Representations and Warranties.    The representations and warranties of Merry Land set forth in this Agreement shall be true and correct as of the Closing Date (other than changes thereto which occurred solely by reason of transactions contemplated by this Agreement or the Purchase and Sale Agreement), as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Cornerstone shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Merry Land contained herein are so qualified) signed on behalf of Merry Land by the chief executive officer or the chief financial officer of Merry Land, in such capacity, to such effect. For the purposes of Section 6.2(a), the representations and warranties of Merry Land shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Merry Land Material Adverse Effect.

(b)    Performance of Obligations of Merry Land.    Merry Land shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Cornerstone shall have received a certificate signed on behalf of Merry Land by the chief executive officer or the chief financial officer of Merry Land, in such capacity, to such effect.

(c)    Material Adverse Change.    Since the date of this Agreement, there shall have been no Merry Land Material Adverse Change and Cornerstone shall have received a certificate of the chief executive officer or chief financial officer of Merry Land, in such capacity, certifying to such effect.

(d)    Tax Opinion.    Cornerstone shall have received an opinion dated the Closing Date from McGuireWoods LLP or Deloitte & Touche LLP, based upon customary certificates and representation letters, and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

(e)    Comfort Letter.    Cornerstone shall have received the letter from the accountants for Merry Land required by Section 5.8 hereof.

(f)    Consents.    Except as set forth on Schedule 6.2 to the Merry Land Disclosure Letter, all consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Cornerstone Material Adverse Effect or a Merry Land Material Adverse Effect.

(g)    Newco Documents.    Newco and Merry Land shall have executed and delivered the applicable Newco Documents and the transactions contemplated thereby to be consummated on or before the Closing Date shall have been consummated.

(h)    Affiliate Agreements.    Cornerstone shall have received the Affiliate agreements duly executed by each Affiliate of Merry Land, substantially in the form of Exhibit “G,” as provided in Section 4.6.

(i)    Non-Competition Agreements.    Newco and the individuals listed on Schedule 6.2(i) to the Merry Land Disclosure Letter shall have executed and delivered the Non-Competition Agreements, substantially in the form of Exhibit “H-1” or “H-2” as applicable.

6.3    Conditions to Obligations of Merry Land.    The obligation of Merry Land to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by Merry Land:

(a)    Representations and Warranties.    The representations and warranties of Cornerstone set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Merry Land shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Cornerstone contained herein are so qualified) signed on behalf of Cornerstone by the chief executive officer and the chief financial officer of such party to such effect. For the purposes of this Section 6.3(a), the representations and warranties of Cornerstone shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Cornerstone Material Adverse Effect.

(b)    Performance of Obligations of Cornerstone.    Cornerstone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Merry Land shall have received a certificate of Cornerstone signed on behalf of Cornerstone by the chief executive officer or the chief financial officer of Cornerstone, in such capacity, to such effect.

(c)    Material Adverse Change.    Since the date of this Agreement, there shall have been no Cornerstone Material Adverse Change and Merry Land shall have received a certificate of the chief executive officer or chief financial officer of Cornerstone, in such capacity, certifying to such effect.

(d)    Comfort Letter.    Merry Land shall have received the letter from the accountants for Cornerstone required by Section 5.8 hereof.

(e)    Tax Opinion.    Merry Land shall have received an opinion dated the Closing Date from Piper Rudnick LLP, based upon customary certificates and representation letters and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

(f)    Consents.    All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Cornerstone Material Adverse Effect or a Merry Land Material Adverse Effect.

(g)    REIT Opinion.    Merry Land shall have received an opinion from McGuireWoods LLP, dated as of such date, reasonably satisfactory to Merry Land that, for its taxable years ended December 31, 1993 through December 31, 2001, Cornerstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and from January 1, 2002 through the date thereof, Cornerstone’s proposed method of operation will enable Cornerstone to continue to meet the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations). Merry Land agrees that the form of opinion attached hereto as Exhibit “I” shall be acceptable to Merry Land.

(h)    Newco Transaction.    Cornerstone shall have executed and delivered to Newco the applicable Newco Documents and the transactions contemplated thereby to be consummated on or before the Closing Date shall have been consummated.

(i)    Piggyback Registration Rights Agreement.    Cornerstone shall have executed and delivered the Piggyback Registration Rights Agreement, substantially in the form of Exhibit “J.”

(j)    Cornerstone Series B Preferred Shares.    The Articles of Amendment shall have been filed with, and a Certificate of Amendment issued by, the State Corporation Commission of the Commonwealth of Virginia.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination.    This Agreement may be terminated at any time prior to the filing of the Certificate of Merger, whether before or after the Merry Land Shareholder Approval is obtained:

(i)    by mutual written consent duly authorized by both the Board of Directors of Cornerstone and Board of Directors of Merry Land;

(ii)    by Cornerstone, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Merry Land set forth in this Agreement, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by September 30, 2003 (or as otherwise extended);

(iii)    by Merry Land, upon a breach of any representation, warranty, covenant obligation or agreement on the part of Cornerstone set forth in this Agreement, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by September 30, 2003 (or as otherwise extended);

(iv)    by either Cornerstone or Merry Land, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(v)    by either Cornerstone or Merry Land, if the Merger shall not have been consummated before September 30, 2003; provided, in the case of termination pursuant to this clause (v), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section;

(vi)    by either Cornerstone or Merry Land if, upon a vote at a duly held Merry Land Shareholders Meeting or any adjournment thereof, the Merry Land Shareholder Approval shall not have been obtained as contemplated by Section 5.1;

(vii)    by Merry Land if the closing price per Cornerstone Common Share, as reported on the NYSE Composite Transactions reporting system as published in the Wall Street Journal, is below $6.50 per share for 10 or more days during any 30 consecutive Trading Days.

(viii)    by Merry Land, if prior to the Merry Land Shareholders Meeting, the Board of Directors of Merry Land by written notice to Cornerstone, if a Superior Acquisition Proposal is received by Merry Land and the Board of Directors of Merry Land reasonably determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Acquisition Proposal to comply with its fiduciary duties under applicable law; provided that Merry Land may not terminate this Agreement pursuant to this clause (viii) unless and until (i) five business days have elapsed following delivery to Cornerstone of a written notice of such determination by the Board of Directors of Merry Land and during such five business day period Merry Land has fully cooperated with Cornerstone, including, without limitation, informing Cornerstone of the terms and conditions of such Superior Acquisition Proposal, and the identity of the Person making such Superior Acquisition Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (ii) at the end of such five business day period the Acquisition Proposal continues to constitute a Superior Acquisition Proposal and the Board of Directors of Merry Land confirms its determination (after receiving the advice of outside legal counsel) that it is necessary to terminate this Agreement and to enter into an agreement to effect the Superior Acquisition Proposal to comply with its fiduciary duties under applicable law; and (iii) (x) at or prior to such termination, Cornerstone has received all amounts set forth in Section 7.2 hereof by wire transfer in same day funds and (y) promptly following such termination Merry Land enters into a definitive acquisition, merger or similar agreement to effect the Superior Acquisition Proposal; and

(ix)    by Cornerstone if (A) prior to the Merry Land Shareholders Meeting, the Board of Directors of Merry Land shall have withdrawn or modified in any manner adverse to Cornerstone its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or (B) Merry Land shall have entered into a definitive agreement with respect to any Acquisition Proposal.

7.2    Certain Fees and Expenses.    If this Agreement shall be terminated (i) pursuant to clause (viii) or (ix) of Section 7.1, then Merry Land will pay Cornerstone (provided Merry Land was not entitled to terminate this Agreement pursuant to clause (iii) of Section 7.1 at the time of such termination) a fee equal to the Break-Up Fee (as defined below), or (ii) pursuant to clause (ii) or (vi) of Section 7.1, then Merry Land will pay Cornerstone (provided Merry Land was not entitled to terminate this Agreement pursuant to clause (iii) of Section 7.1 at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated pursuant to clause (iii) of Section 7.1, then Cornerstone will pay Merry Land (provided Cornerstone was not entitled to terminate this Agreement pursuant to clause (ii) of Section 7.1 at the time of such termination), an amount equal to the Break-Up Expenses. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to clauses (i) or (iv) of Section 7.1, by Merry Land pursuant to clause (iii) or (vii) of Section 7.1, or by Cornerstone pursuant to clause (v) of Section 7.1, and at the time of the termination of this Agreement an Acquisition Proposal has been received by Merry Land (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn), and either prior to the termination of this Agreement or within 12 months thereafter Merry Land or any Merry Land Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Merry Land shall pay the Break-Up Fee to Cornerstone. The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by Cornerstone as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of the Break-Up Fee. The Break-Up Fee shall be paid by Merry Land to Cornerstone, or the Break-Up Expenses shall be paid by Merry Land to Cornerstone or Cornerstone to Merry Land (as applicable), in immediately available funds within 15 days after the date of the event giving rise to the obligation to make such payment occurred. As used in this Agreement, “Break-Up Fee” shall be an amount equal to the lesser of (i) $1,250,000 plus Break-Up Expenses (the “Base Amount”) and (ii) the sum of (A) the maximum amount that can be paid to Cornerstone without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by independent accountants to Cornerstone, and (B) in the event Cornerstone receives a letter from outside counsel (the “Break-Up Fee Tax Opinion”) indicating that Cornerstone has received a ruling from the IRS holding that Cornerstone’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) or that the receipt by Cornerstone of the excess of the Base Amount over the amount payable in clause (A) following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. In the event that Cornerstone is not able to receive the full Base Amount, Merry Land shall place the unpaid amount in escrow and shall not release any portion thereof to Cornerstone unless and until Merry Land receives any one or combination of the following: (i) a letter from Cornerstone’s independent accountants indicating the maximum amount that can be paid at that time to Cornerstone without causing Cornerstone to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event Merry Land shall pay to Cornerstone the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. Merry Land’s obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement, provided that Merry Land’s obligation to pay any amounts under this Section 7.2 shall have accrued within the applicable time period set forth in this Section 7.2. The “Break-Up Expenses” payable to Cornerstone or Merry Land, as the case may be (the “Recipient”), shall be an amount equal to the lesser of (i) $750,000, (ii) the Recipient’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses) (the lessor of (i) or (ii) being referred to as the “Expense Fee”) and (iii) in the case of an amount payable to Cornerstone, the sum of (A) the maximum amount that can be paid to Cornerstone without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Cornerstone, and (B) in the event Cornerstone receives a Break-Up Fee Tax Opinion indicating that Cornerstone has received a ruling from the IRS holding that Cornerstone’s receipt of the Expense Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by Cornerstone of the excess of the Expense Fee over the amount payable under clause (A) following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee less the amount payable under clause (A) above. In the event that Cornerstone is not able to receive the full Expense Fee, Merry Land shall place the unpaid amount in escrow and shall not release any portion thereof to Cornerstone unless and until Merry Land receives any one or combination of the following: (i) a letter from Cornerstone’s independent accountants indicating the maximum amount that can be paid at that time to Cornerstone without causing Cornerstone to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event Merry Land shall pay to Cornerstone the lesser of the unpaid Expense Fee or the maximum amount stated in the letter referred to in (i) above. The obligation of Cornerstone or Merry Land, as applicable (“Payor”), to pay any unpaid portion of the Break Up Expenses shall terminate three years from the date of this Agreement.

7.3    Effect of Termination.    In the event of termination of this Agreement by either Merry Land or Cornerstone as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Cornerstone, Merger Sub or Merry Land, other than the last sentence of Section 5.2, Section 5.4, Section 5.6, Section 7.2, this Section 7.3 and Article VIII; provided that (i) if this Agreement is terminated by Cornerstone pursuant to clause (ii) of Section 7.1, Merry Land shall not be entitled to any of the benefits of Section 7.2, or (ii) if this Agreement is terminated by Merry Land pursuant to clause (iii) of Section 7.1, Cornerstone shall not be entitled to any of the benefits of Section 7.2.

7.4    Amendment.    This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Merry Land Shareholder Approval is obtained and prior to the filing of the Certificate of Merger with the Secretary of State; provided, however, that, after the Merry Land Shareholder Approval is obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval.

7.5    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	if to Cornerstone, to:

Cornerstone Realty Income Trust, Inc.

306 East Main Street

Richmond, Virginia 23219

attn: Stanley J. Olander, Jr.

Telecopy: (804) 782-9302

with a copy to:

McGuireWoods LLP

901 East Cary Street

Richmond, Virginia 23219

Attn: Leslie A. Grandis, Esq.

Telecopy: (804) 698-2069

(b)	If to Merry Land, to:

Merry Land Properties, Inc.

P.O. Box 1417

Augusta, Georgia 30903

Attn: Dorrie E. Green

Telecopy: (706) 722-0002

with a copy to:

Hull, Towill, Norman, Barrett & Salley

P.O. Box 1564

Augusta, Georgia 30903-1564

Attn: Mark S. Burgreen

Telecopy: (706) 722-9779

and

Piper Rudnick LLP

6225 Smith Avenue

Baltimore, Maryland 21209

Attn: R. W. Smith, Jr.

Telecopy: (410) 580-3881

All notices shall be deemed given only when actually received.

8.3    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

8.5    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Merry Land Disclosure Letter, the Cornerstone Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the Merger (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.10 (“Third Party Provisions”), are not intended to confer upon any person other than the parties hereto any rights or remedies. The Third Party Provisions may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by the directors of Merry Land who had been directors of Merry Land prior to the Effective Time.

8.6    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

8.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.8    Waiver of Jury Trial and Certain Damages.    Each party to this Agreement waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (ii) without limitation to Section 7.2, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

8.9    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Virginia or the State of Georgia or in any Virginia or Georgia State court located in Virginia or Georgia, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or the State of Georgia or any Virginia or Georgia State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The remedies provided in this Section 8.9 shall be in addition to and not in limitation of any other remedies available to the parties.

8.10    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.11    Incorporation.    The Merry Land Disclosure Letter and the Cornerstone Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

IN WITNESS WHEREOF, Cornerstone, Merger Sub and Merry Land have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

MERRY LAND PROPERTIES, INC.

By:	/s/ Dorrie E. Green
Dorrie E. Green Senior Vice President; Chief Financial Officer

CORNERSTONE REALTY INCOME TRUST, INC.

By:	/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr. Executive Vice President

CORNERSTONE MERGER SUB, INC.

By:	/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr. Vice President

Annex B

CORNERSTONE REALTY INCOME TRUST, INC.

ARTICLES OF AMENDMENT TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

Designating the

SERIES B CONVERTIBLE PREFERRED SHARES

1.    Name.    The name of the Corporation is Cornerstone Realty Income Trust, Inc.

2.    The Amendment.    The amendment, a copy of which is attached hereto, adds Article X to the Amended and Restated Articles of Incorporation which creates a series of Preferred Shares (the Series B Convertible Preferred Shares), states the designation and number of Shares in the series and fixes the preferences, limitations and relative rights thereof.

3.    Board Action.    At a meeting held on the     th day of                 , 2003, the Board of Directors of the Corporation found the amendment to the Amended and Restated Articles of Incorporation to be in the best interests of the Corporation. Shareholder approval is not required.

Dated:             , 2003

CORNERSTONE REALTY INCOME

TRUST, INC.

Glade M. Knight, Chairman

ARTICLE X

SERIES B CONVERTIBLE PREFERRED SHARES

10.1    Designation, Number and Rank.

                                          (                ) authorized but unissued Preferred Shares (no par value) are hereby designated as a series of Preferred Shares to be called the Series B Convertible Preferred Shares (the “Series B Preferred Shares”). The Series B Preferred Shares shall, with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Shares and to all equity securities issued by the Corporation the terms of which provide that such equity securities shall rank junior to such Series B Preferred Shares; (b) on a parity with all equity securities issued by the Corporation the terms of which provide that such equity securities shall rank on a parity with the Series B Preferred Shares; and (c) junior to the Corporation’s Series A Convertible Preferred Shares and to all other equity securities issued by the Corporation. The Corporation retains the power and authority to issue Preferred Shares that rank senior to or on parity with the Series B Preferred Shares as to dividends or as to rights in liquidation.

10.2    Dividends.

The holders of outstanding Series B Preferred Shares shall not be entitled to receive dividends.

10.3    Voting Rights.

(a)    The holders of the outstanding Series B Preferred Shares shall be entitled (i) except to the extent otherwise provided by law, to vote together with the Common Shares on any matter, with each Series B Preferred Share having a number of votes equal to the number of Common Shares into which such Series B Preferred Share would be convertible pursuant to Section 10.4, immediately after the close of business on the record date fixed for the meeting called to consider such matter, and (ii) to receive notice of, or to otherwise participate in, any meeting of shareholders of the Corporation at which the holders of Common Shares are entitled to vote.

(b)    The affirmative vote of the holders of a majority of the outstanding Series B Preferred Shares, voting as a separate voting group, shall be required (i) on any matter with respect to which the holders of the outstanding Series B Preferred Shares are entitled to vote as a separate voting group, as provided for under the Virginia State Corporation Act (or any successor thereto) or (ii) for the adoption of any amendment, alteration or repeal of any provision of these Articles of Amendment, or of any provision of the Articles of Incorporation of the Corporation, whether by merger, consolidation or otherwise, that adversely changes any preferences, limitations, privileges, voting power or relative rights of the Series B Preferred Shares or the holders thereof, it being understood that the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series B Preferred Shares as to dividends or rights in liquidation and the designation of the preferences, limitations, privileges, voting power and relative rights of any such class is not such an adverse change.

(c)    Whenever the holders of Series B Preferred Shares are entitled to vote as a separate voting group on any matter pursuant to the provisions of paragraph (b) of this Section 10.3, the vote required to approve such matter shall be the affirmative vote of a majority of all the votes entitled to be cast by the respective voting group, with each share having one vote.

10.1    Conversion.

(a)    Each Series B Preferred Share shall convert automatically into one Common Share (as the same may be adjusted from time to time pursuant to this Section 10.4, the “Conversion Ratio”) upon: (A) the earlier to occur of (i) the first day of the calendar quarter which is after both of the following have occurred (x) the 214 unit apartment complex in Chatham County, Georgia known as “The Merritt at Whitemarsh – Phase I” (the “Project”) receives permanent unconditional certificates of occupancy on all buildings constructed pursuant to the construction agreement related thereto dated January 11, 2001 (the “Construction Agreement”) and (y) 80% of the apartment units in the Project are occupied by tenants pursuant to written leases; (ii) the first day of the calendar quarter which is at least six months after the receipt of the permanent unconditional certificate of occupancy for the last building constructed at the Project; (iii) the sale of the Project; or (iv) the date on which the Company owns, directly or indirectly, less than 100% of the ownership interest in the corporation, partnership, limited liability company or other legal entity owning the Project, or (B) at any time at the election by the Company by delivery of written notice thereof to the transfer agent or registrar for the Series B Preferred Shares.

(b)    Notice of conversion shall be given by the Corporation (i) by first class mail, postage prepaid, not more than 30 days after the date upon which conversion automatically occurs pursuant to Section 10.4 (the “Conversion Date”) to each holder of record of Series B Preferred Shares, notifying such holder of the conversion of such shares and (ii) as soon as practicable by filing a current report on Form 8-K with the Securities and Exchange Commission reporting that such automatic conversion has occurred and the Conversion Date. Such notice shall be mailed to such holder’s address as the same appears on the Corporation’s stock records. The date such notice is mailed shall be the “Conversion Notice Date.” No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the conversion of any Series B Preferred

Shares. In addition to any information required by law, such notice shall state: (i) the Conversion Date; (ii) the place or places where certificates for such shares, if any, are to be surrendered; and (iii) that such shareholder’s rights as a holder of the Corporation’s Common Shares began on such Conversion Date. The Corporation shall issue and deliver to such holder the number of Common Shares to which he is entitled[, along with a check for any cash in lieu of fractional shares to which such holder is entitled pursuant to Section 10.4(c)]. The person in whose name the Common Shares are to be issued shall be deemed to have become a shareholder of record with respect to such Common Shares on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open.

(c)    Notwithstanding any other provision herein, the Corporation shall not issue any fractional Common Shares upon conversion of the Series B Preferred Shares. Instead, each holder of outstanding Series B Preferred Shares having a fractional interest arising upon the conversion of such shares shall, at the time of conversion, be paid an amount in cash equal to the Closing Price (as hereinafter defined) multiplied by the fraction of Common Shares to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other distributions, voting rights or any other shareholder rights in respect of any fractional share. For purposes of this Section 10.4(c), “Closing Price” shall mean the average closing price of a Common Share (as reported on the New York Stock Exchange (“NYSE”) Composite Transaction reporting system as published in The Wall Street Journal) for five Trading Days immediately preceding the Conversion Date. “Trading Day” shall mean any day on which Common Shares are traded on the NYSE.

(d)    The issuance of Common Shares on conversion of outstanding Series B Preferred Shares shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Shares, but the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in any name other than that of the holder of record on the books of the Corporation of the outstanding Series B Preferred Shares converted, and the Corporation shall not be required to issue any Common Shares unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e)    If the Corporation shall (A) pay a dividend on its outstanding Common Shares in Common Shares or subdivide or otherwise split its outstanding Common Shares into a larger number of shares, (B) combine its outstanding Common Shares into a smaller number of shares, or (C) reclassify its Common Shares, the Conversion Ratio in effect at the time of the record date for the happening of such event shall be adjusted so that the holder of any Series B Preferred Shares converted after such record date shall be entitled to receive the same aggregate number of Common Shares that such holder would have owned or have been entitled to receive after the happening of such event had such Series B Preferred Shares been converted immediately prior to such record date. An adjustment made pursuant to this subparagraph (e) shall become effective immediately upon the opening of business on the day next following the record date in the case of a dividend and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(f)    If any Series B Preferred Shares are converted into Common Shares after the record date for the happening of any of the events described in Section 10.4(e) but before the happening of such event, the Corporation may defer for a reasonable period of time, until the happening of such event, issuing to the holder of Series B Preferred Shares so converted the additional Common Shares to which he is entitled by reason of the adjustment required pursuant to any such subparagraph.

(g)    Whenever the Conversion Ratio is adjusted pursuant to this Section 10.4, the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent for the Series B Preferred Shares, if any, a statement, signed by the Chairman or President of the Corporation and by its Treasurer, setting forth the Conversion Ratio after such adjustment and setting forth in detail the facts requiring such adjustment, and shall make such statement available for inspection by shareholders of the Corporation, and (ii) as soon as practicable cause a notice to be mailed first class mail, postage prepaid to each holder of record of outstanding Series B Preferred Shares stating that such adjustment has been made and setting forth the adjusted Conversion Ratio and the date on which such adjustment becomes effective. Such notice shall be mailed to such holder’s address as the same appears on the Corporation’s stock records.

(h)    In the event of any reclassification or recapitalization of the outstanding Common Shares (except a change in par value or from no par value to par value or from par value to no par value, or subdivision or other split or combination of shares), or in case of any consolidation or merger to which the Corporation is a party, (except a merger in which the Corporation is the surviving corporation and which does not result in any such reclassification or recapitalization), or in case of any sale or conveyance to a person or another business entity of all or substantially all of the property of the Corporation, in each case as a result of which Common Shares generally shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), effective provision shall be made by the Corporation or by the successor or purchasing business entity (i) that the holder of each Series B Preferred Share then outstanding shall thereafter have the right to convert such share into the kind and amount of stock and other securities and property receivable, upon such reclassification, recapitalization, consolidation, merger, sale or conveyance, by a holder of the number of Common Shares of the Corporation into which such Series B Preferred Shares might have been converted immediately prior thereto, and (ii) that there shall be subsequent adjustments of the Conversion Ratio which shall be equivalent, as nearly as practicable, to the adjustments provided for in this Section 10.4. The provisions of this paragraph (h) of this Section 10.4 shall similarly apply to successive reclassifications, recapitalizations, consolidations, mergers, sales or conveyances.

(i)    Common Shares issued on conversion of Series B Preferred Shares shall be issued as fully paid shares and shall be nonassessable by the Corporation. The Corporation shall, at all times, reserve and keep available for the purpose of effecting the conversion of the outstanding Series B Preferred Shares such number of its duly authorized but unissued Common Shares as shall be sufficient to effect the conversion of all of the outstanding Series B Preferred Shares.

(j)    Series B Preferred Shares converted as provided herein shall become authorized and unissued Preferred Shares that may be designated as shares of any other series. No additional Preferred Shares, however, may be classified as Series B Preferred Shares.

10.2    Liquidation.

In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the outstanding Series B Preferred Shares shall be entitled to be paid in cash out of the assets of the Corporation a liquidation payment of $.01 before any distribution or payment shall be made to the holders of Common Shares or any other shares of the Corporation ranking junior to the Series B Preferred Shares as to rights in liquidation. For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation, partnership, limited liability company, trust or other entity, nor the sale, lease or other disposition of all or substantially all of the Corporation’s properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation legally available for distribution to its shareholders are insufficient to pay to the holders of the Series B Preferred Shares the full amounts to which they are respectively entitled, such assets of the Corporation shall be distributed ratably to the holders of the Series B Preferred Shares and the holders of other Preferred Shares, if any, ranking on a parity with the Series B Preferred Shares as to rights in liquidation in proportion to the full amounts to which they are respectively entitled. After payment of the full liquidation preference of the Series B Convertible Preferred Shares, and any other shares of the Corporation ranking senior to the Common Shares, the remaining assets of the Corporation, if any, shall be distributed ratably to the holders of Common Shares and the Series B Convertible Preferred Shares, on an as-if-converted to Common Shares basis. Written notice of such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amount distributable in such circumstances shall be payable, shall be given by the Corporation by press release or announcement in a newspaper or periodical with national distribution (such as the Wall Street Journal) not less than 30 days nor more than 60 days before the payment date stated therein.

10.3    Share Rankings.

For the purpose of these Articles of Amendment the shares of any class of the Corporation of any class or series shall be deemed to rank as follows:

(a)    senior to the Series B Preferred Shares, either as to dividends or as to rights in liquidation, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of Series B Preferred Shares;

(b)    on a parity with the Series B Preferred Shares, either as to dividends or as to rights in liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Shares, if the holders of Series B Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such shares; and

(c)    junior to the Series B Preferred Shares, either as to dividends or as to rights in liquidation, if such shares shall be Common Shares or if the holders of the Series B Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of such shares.

Annex C

[Legg Mason Wood Walker, Incorporated Letterhead]

February 16, 2003

Independent Committee of the Board of Directors of

Merry Land Properties, Inc.

209 Seventh Street, Suite 300

Augusta, GA 30901

To the Independent Committee

We have been advised that Merry Land Properties, Inc. (“Merry Land” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Agreement”) with Cornerstone Realty Income Trust, Inc. (“Cornerstone”), pursuant to which the Company will be merged with and into a subsidiary of Cornerstone and each outstanding share of common stock of the Company (each a “Share”) will be converted into the right to receive: (i) 1.818 shares of common stock, no par value of Cornerstone (“Stock Consideration”) and (ii) 0.220 shares of Series B Convertible Preferred Shares (“Preferred Stock Consideration”), of Cornerstone (such transaction shall be referred to as the “Merger”). The combination of Stock Consideration and Preferred Consideration to be paid by Cornerstone pursuant to the Agreement is referred to as the “Merger Consideration.” Simultaneously with and in connection with the Merger, the Company will transfer certain assets (the “Sale Assets”) to Merry Land & Investment Company LLC (the “Purchaser”) in exchange for 2 promissory notes written by the Purchaser in the aggregate face amount of $6,420,500 for the benefit of the Company (the “Notes”; such transaction shall be referred to as the “Sale Transaction”, and collectively with the Merger, the “Transactions”). The Notes will effectively be transferred to Cornerstone along with all other remaining assets of the Company upon consummation of the Merger. All capitalized terms set forth herein and not otherwise defined shall have the meanings attributed to such terms set forth in the Agreement.

You have requested our opinion, as investment bankers, as to whether the Merger Consideration to be received by the holders of the Shares in the Transactions is fair to such holders (other than the Purchaser, or holders of shares who are investors in the Purchaser), from a financial point of view.

For purposes of rendering this opinion, we have, among other things:

(i)	reviewed and analyzed the February 14, 2003 draft copy of the Agreement presented to the Independent Committee of the Board of Directors of the Company (the “Independent Committee”);

Independent Committee of the Board of Directors of

Merry Land Properties, Inc.

February 16, 2003

(ii)	reviewed and analyzed the February 11, 2003 draft copy of the Purchase and Sale Agreement (the “Sale Agreement”) between the Company and the Purchaser presented to the Independent Committee;

(iii)	reviewed and analyzed the draft copy that we received on February 15, 2003 of the Development Agreement between Cornerstone and the Purchaser presented to the Independent Committee;

(iv)	reviewed and analyzed the audited consolidated financial statements of the Company contained in its Form 10-K for the fiscal year ended December 31, 2001 and the unaudited consolidated internal financial statements of the Company for the year ended December 31, 2002.

(v)	reviewed and analyzed the audited consolidated financial statements of Cornerstone contained in its Form 10-K for the fiscal year ended December 31, 2001 and unaudited consolidated financial statements of Cornerstone contained in its Form 10-Q for the quarter ended September 30, 2002;

(vi)	reviewed the reported prices and trading activity of the publicly-traded securities of Merry Land and Cornerstone;

(vii)	reviewed and analyzed certain other publicly available information concerning Merry Land and Cornerstone;

(viii)	reviewed certain non-publicly available information concerning Merry Land and Cornerstone furnished to us by the senior management of Merry Land and Cornerstone;

(ix)	held meetings and discussions with members of senior management of Merry Land regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the operations, financial condition and future prospects of the Company;

(x)	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our inquiry;

(xi)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our inquiry, and

(xii)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

Independent Committee of the Board of Directors of

Merry Land Properties, Inc.

February 16, 2003

In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Merry Land and Cornerstone or publicly available, and we assume no responsibility for the independent verification of such information. We have further relied upon the assurances of management of Merry Land that they are unaware of any facts that would make such information incomplete or misleading. We also have relied upon the management of Merry Land as to the reasonableness and achievability of any financial projections (and the assumptions and bases therein) furnished to us by Merry Land and we have assumed that any such projected financial information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Merry Land. Such projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitations, facts related to general economic and economic conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

We have not been requested to make, and have not made, an independent appraisal of the assets, properties or liabilities of Merry Land, and we have not been furnished with any such appraisals or evaluations other than appraisals for: the Dorchester Tract dated April 5, 2002; Cherry Creek dated April 29, 2002; Sun City dated March 22, 2002 and the Merritt at Whitemarsh dated October 24, 2000. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. Further, our opinion is based upon prevailing market conditions and other circumstances and conditions existing and disclosed to us on the date hereof. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have assumed that the Merger and the Sale Transaction will be consummated substantially on the terms and conditions described in the Agreement or the Sale Agreement, respectively, without any waiver of material terms or conditions by the parties thereto. In addition, we have assumed that the definitive Agreement and Sale Agreement will not differ materially from the drafts we reviewed. Our opinion addresses only the fairness of the consideration to be received by holders of Shares in the Transactions, considered together, and does not separately address the fairness of the consideration to be received by the Company in the Sale Transaction. Furthermore, our opinion does not address the fairness of the consideration to be received by any holders of Shares who are also investors in, or owners of, the Purchaser because those shareholders, as a result of their relationships with the Purchaser, have different interests in the Transactions than the other shareholders of the Company.

We have assumed that in connection with the receipt of all the necessary regulatory and other approvals for the Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not

Independent Committee of the Board of Directors of

Merry Land Properties, Inc.

February 16, 2003

expressing any opinion herein as to the prices or volume at which any securities of Cornerstone will trade following the announcement or consummation of the Merger.

We have acted as financial advisor to the Independent Committee and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. It is understood that this letter is for the information of, and directed to, the Independent Committee in its evaluation of the Merger and the opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Transactions. In addition, this letter does not constitute a recommendation of or compare the merits of the Merger or Sales Transaction over any other alternative transaction or business strategy that may be available to the Company and does not address the underlying business decision of the Independent Committee to proceed with or effect the Merger or Sales Transactions. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without the prior written consent of Legg Mason; provided that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Transactions.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Shares in the Transactions is fair to such holders (other than the Purchaser or holders of shares who are investors in or owners of the Purchaser), from a financial point of view.

Very truly yours,

/s/    Legg Mason Wood Walker, Incorporated

LEGG MASON WOOD WALKER, INCORPORATED

ANNEX D

DISSENTERS’ RIGHTS STATUTE

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

CODE OF GEORGIA

Title 14.     Corporations, Partnerships and Associations

Chapter 2.     Business Corporations

Article 13.     Dissenters’ Rights

§ 14-2-1301.    Definitions

As used in this article, the term:

(1)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)	“Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)	“Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)	“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)	“Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302.    Right to dissent.

(a)	A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation is a party:

(A)	If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B)	If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)	Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)	An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A)	Alters or abolishes a preferential right of the shares;

(B)	Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C)	Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D)	Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

(E)	Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(F)	Cancels, redeems, or repurchases all or part of the shares of the class; or

(5)	Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)    A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)    Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)	In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)	The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303.    Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

§ 14-2-1320.    Notice of dissenters’ rights.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)    If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321.    Notice of intent to demand payment.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)	Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)	Must not vote his shares in favor of the proposed action.

(b)    A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322.    Dissenters’ notice.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)    The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)	Be accompanied by a copy of this article.

§ 14-2-1323.    Duty to demand payment.

(a)	A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)	A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)	A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324.    Share restrictions.

(a)	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325.    Offer of payment.

(a)    Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)    The offer of payment must be accompanied by:

(1)	The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	A statement of the corporation’s estimate of the fair value of the shares;

(3)	An explanation of how the interest was calculated;

(4)	A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)	A copy of this article.

(c)    If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326    Failure to take action.

(a)    If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)    If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327.    Procedure if shareholder dissatisfied with payment or offer.

(a)    A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)	The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)    A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)    If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)	The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)	The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§ 14-2-1330.    Court action.

(a)    If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)    The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)    The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)    The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)    Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331.    Court costs and counsel fees.

(a)    The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)    The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)    If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332.    Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PART II:    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Virginia law and Cornerstone’s Articles of Incorporation provide that its directors and officers shall have no liability to Cornerstone or its shareholders in any proceeding by or in the right of Cornerstone or its shareholders, unless such officer or director has engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

Cornerstone’s Articles of Incorporation provide that Cornerstone will indemnify any individual or entity who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of the Cornerstone or by or on behalf of its shareholders) because such individual or entity is or was a director, officer or affiliate of Cornerstone or of any legal entity controlled by Cornerstone, or is or was a fiduciary of any employee benefit plan established at the direction of Cornerstone, against all liabilities and reasonable expenses incurred by him or it on account of the proceeding, provided that Cornerstone’s directors (excluding the indemnified party) determine in good faith that his or its course of conduct which caused the loss or liability was undertaken in good faith within what he or it reasonably believed to be the scope of his or its authority and for a purpose which he or it reasonably believed to be in the best interests of Cornerstone or its shareholders, and further that such liabilities and expenses were not incurred because of his or its misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law.

Unless Cornerstone’s directors determine that indemnification is not permissible, Cornerstone shall make advances and reimbursement for expenses incurred by any of the persons or entities named above upon receipt of an undertaking from him or it to repay the same if it is ultimately determined that such individual or entity is not entitled to indemnification.

Notwithstanding the above, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys’ fees, arising from or out of a violation of federal or state securities laws associated with the public offering of Cornerstone’s common shares unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Cornerstone pursuant to the foregoing provisions, Cornerstone has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENTS.

(a)	The following exhibits are filed as part of this registration statement or incorporated herein by reference:

EXHIBIT NO.	DESCRIPTION

2.1

Agreement and Plan of Merger, dated as of February 19, 2003, between Cornerstone Realty Income Trust, Inc., Cornerstone Merger Sub, Inc. and Merry Land Properties, Inc. (included as Annex A to the Proxy Statement/Prospectus contained in this registration statement).

3.1

Amended and Restated Articles of Incorporation of Cornerstone Realty Income Trust, Inc., as amended (Incorporated by reference to Exhibit 3.1 to Cornerstone’s Current Report on Form 8-K dated May 12, 1998; SEC File No. 1-12875).

3.2

Articles of Amendment to the Amended and Restated Articles of Incorporation of Cornerstone Realty Income Trust, Inc. (Incorporated by reference to Exhibit 3.2 to Cornerstone’s Current Report on Form 8-K dated July 23, 1999; SEC File No. 1-12875).

3.3

Bylaws of Cornerstone Realty Income Trust, Inc. (Amended through February 13, 2003). (Incorporated by reference to Exhibit 3.3 to Cornerstone’s Annual Report on Form 10-K filed with the SEC on March 28, 2003; SEC File No. 1-12875).

4	Articles of Amendment Designating Cornerstone Series B Convertible Preferred Shares (included as Appendix B to the Proxy Statement/Prospectus contained in this registration statement).

5	Opinion of McGuireWoods LLP as to the legality of the securities being registered.*

8.1	Opinion of McGuireWoods LLP as to certain tax matters relating to the merger.*

8.2	Opinion of Piper Rudnick LLP as to certain tax matters relating to the merger.*

23.1	Consent of McGuireWoods LLP (included in Exhibit 5 and Exhibit 8.1).*

23.2	Consent of Piper Rudnick LLP (included in Exhibit 8.2).*

23.3	Consent of Ernst & Young LLP.*

23.4	Consent of Deloitte & Touche LLP.*

24.1	Power of Attorney of Glenn W. Bunting, Jr.*

24.2	Power of Attorney of Kent W. Colton*

24.3	Power of Attorney of Leslie A. Grandis*

24.4	Power of Attorney of Glade M. Knight*

24.5	Power of Attorney of Penelope W. Kyle*

24.6	Power of Attorney of Stanley J. Olander, Jr.*

24.7	Power of Attorney of Harry S. Taubenfeld*

24.8	Power of Attorney of Martin Zuckerbrod*

99.1	Consent of Legg Mason Wood Walker, Incorporated.*

99.2	Form of Proxy for Merry Land Properties, Inc.—filed herewith.

*	Previously filed.

ITEM 22.    UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	The undersigned registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c)	The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cornerstone Realty Income Trust, Inc. certifies that it has duly caused this amendment no. 1 to the registration statement (the “Amended Registration Statement”) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Virginia, on this 18th day of April, 2003.

Cornerstone Realty Income Trust, Inc.

By:	/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr.
President of Capital Markets, Chief Financial Officer and Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ * Glade M. Knight	Chairman of the Board, Chief Executive Officer and President	April 18, 2003

/s/ Stanley J. Olander, Jr. Stanley J. Olander, Jr.	Director, President of Capital Markets, Chief Financial Officer and Executive Vice President (Chief Accounting Officer)	April 18, 2003

/s/ * Harry S. Taubenfeld	Director	April 18, 2003

/s/ * Martin Zuckerbrod	Director	April 18, 2003

/s/ * Glen W. Bunting, Jr.	Director	April 18, 2003

/s/ * Penelope W. Kyle	Director	April 18, 2003

/s/ * Kent W. Colton	Director	April 18, 2003

/s/ * Leslie A. Grandis	Director	April 18, 2003

*By:	/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr.
Attorney-in-Fact

II-4